Exhibit 99.1
Brookfield Infrastructure Partners L.P.
Interim Report Q3 2018
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017 AND
FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017

Brookfield Infrastructure Partners L.P. (our “partnership” and together with its subsidiary and operating entities “Brookfield Infrastructure”) owns and operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Our current operations consist of utilities, transport, energy and data infrastructure businesses in North and South America, Asia Pacific and Europe.
Brookfield Asset Management Inc. (together with its affiliates other than Brookfield Infrastructure, “Brookfield”) has an approximate 30% interest in Brookfield Infrastructure. Brookfield Infrastructure has appointed Brookfield as its Service Provider to provide certain management, administrative and advisory services, for a fee, under the Master Services Agreement.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As of
US$ MILLIONS, UNAUDITED	Notes	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	6	$1,144	$374
Financial assets	6	334	192
Accounts receivable and other	6	965	838
Inventory		128	108
Current assets		2,571	1,512
Property, plant and equipment	7	10,155	9,937
Intangible assets	8	9,084	9,894
Investments in associates and joint ventures	9	4,305	5,572
Investment properties		185	192
Goodwill	5	1,954	1,301
Financial assets	6	793	730
Other assets		217	273
Deferred income tax asset		68	66
Total assets		$29,332	$29,477

Liabilities and Partnership Capital
Liabilities
Accounts payable and other	6	$1,113	$864
Corporate borrowings	6,10	97	99
Non-recourse borrowings	6,10	316	364
Financial liabilities	6	114	237
Current liabilities		1,640	1,564
Corporate borrowings	6,10	1,567	2,002
Non-recourse borrowings	6,10	9,544	7,699
Financial liabilities	6	1,074	1,076
Other liabilities		708	793
Deferred income tax liability		2,657	2,849
Preferred shares	6	20	20
Total liabilities		17,210	16,003

Partnership capital
Limited partners	14	4,294	4,967
General partner	14	21	25
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield	14	1,726	2,012
Interest of others in operating subsidiaries		5,144	5,875
Preferred unitholders	14	937	595
Total partnership capital		12,122	13,474
Total liabilities and partnership capital		$29,332	$29,477

The accompanying notes are an integral part of the financial statements.

2 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATING RESULTS

		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, UNAUDITED	Notes	2018	2017	2018	2017
Revenues	13	$1,167	$961	$3,224	$2,551
Direct operating costs		(603)	(394)	(1,479)	(1,110)
General and administrative expenses		(57)	(63)	(169)	(173)
Depreciation and amortization expense	7,8	(188)	(215)	(569)	(541)
		319	289	1,007	727
Interest expense		(140)	(114)	(379)	(315)
Share of (losses) earnings from investments in associates and joint ventures	9	(32)	24	(36)	83
Mark-to-market on hedging items	6	31	(18)	58	(84)
Gain on sale of associate	4	—	—	338	—
Other (expense) income		(26)	—	(33)	19
Income before income tax		152	181	955	430
Income tax expense
Current	4	(53)	(17)	(269)	(67)
Deferred		(12)	(13)	(53)	(31)
Net income		$87	$151	$633	$332

Attributable to:
Limited partners		$(20)	$(5)	$166	$(19)
General partner		34	28	103	84
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield		(9)	(4)	70	(11)
Interest of others in operating subsidiaries		82	132	294	278
Basic and diluted (loss) earnings per limited partner unit:	14	$(0.10)	$(0.04)	$0.53	$(0.13)
The accompanying notes are an integral part of the financial statements.

Q3 2018 INTERIM REPORT 3

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, UNAUDITED	Notes	2018	2017	2018	2017
Net income		$87	$151	$633	$332
Other comprehensive (loss) income:
Items that will not be reclassified subsequently to profit or loss:
Marketable securities, net of tax	6	(2)	4	(14)	6
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation		(300)	417	(1,362)	365
Cash flow hedge	6	25	43	(33)	71
Net investment hedge	6	14	(72)	61	(269)
Taxes on the above items		—	(1)	5	1
Investment in associates and joint ventures	9	12	(21)	75	(73)
		(249)	366	(1,254)	95
Total other comprehensive (loss) income		(251)	370	(1,268)	101
Comprehensive (loss) income		$(164)	$521	$(635)	$433

Attributable to:
Limited partners		$(118)	$109	$(279)	$(24)
General partner		34	28	101	83
Non-controlling interest attributable to:
Redeemable Partnership Units held by Brookfield		(49)	45	(117)	(12)
Interest of others in operating subsidiaries		(31)	339	(340)	386
The accompanying notes are an integral part of the financial statements.

4 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF PARTNERSHIP CAPITAL

	Limited Partners					General Partner				Non-Controlling Interest – Redeemable Partnership Units held by Brookfield
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Limited partners’ capital	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Limited partners	General partner capital	Retained earnings	Accumulated other comprehensive income (loss)(1)	General partner	Redeemable units held by Brookfield	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Non-controlling interest – Redeemable Partnership Units held by Brookfield	Non-controlling interest – in operating subsidiaries	Preferred Unitholders Capital	Total partners’ capital

Balance as at June 30, 2018	$4,915	$(586)	$149	$67	$4,545	$19	$2	$1	$22	$2,078	$(258)	$(40)	$52	$1,832	$5,125	$752	$12,276
Net (loss) income	—	(20)	—	—	(20)	—	34	—	34	—	(9)	—	—	(9)	82	—	87
Other comprehensive loss	—	—	—	(98)	(98)	—	—		—	—	—	—	(40)	(40)	(113)	—	(251)
Comprehensive (loss) income	—	(20)	—	(98)	(118)	—	34	—	34	—	(9)	—	(40)	(49)	(31)	—	(164)
Unit issuance(2)	4	—	—	—	4	—	—	—	—	—	—	—	—	—	—	—	4
Partnership distributions(3)	—	(130)	—	—	(130)	—	(35)	—	(35)	—	(54)	—	—	(54)	—	—	(219)
Partnership preferred distributions(3)	—	(7)	—	—	(7)	—	—	—	—	—	(3)	—	—	(3)	—	—	(10)
Acquisition of subsidiaries(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	145	—	145
Subsidiary distributions to non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(95)	—	(95)
Preferred units issued(2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	185	185
Balance as at September 30, 2018	$4,919	$(743)	$149	$(31)	$4,294	$19	$1	$1	$21	$2,078	$(324)	$(40)	$12	$1,726	$5,144	$937	$12,122

1.	Refer to Note 16 Accumulated Other Comprehensive Income. 2. Refer to Note 14 Partnership Capital. 3. Refer to Note 15 Distributions.

4.	Refer to Note 5 Acquisition of Businesses.

	Limited Partners					General Partner				Non-Controlling Interest – Redeemable Partnership Units held by Brookfield
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Limited partners’ capital	(Deficit)	Ownership changes	Accumulated other comprehensive income(1)	Limited partners	General partner capital	Retained earnings	Accumulated other comprehensive income(1)	General partner	Redeemable units held by Brookfield	(Deficit)	Ownership changes	Accumulated other comprehensive income(1)	Non-controlling interest – Redeemable Partnership Units held by Brookfield	Non-controlling interest – in operating subsidiaries	Preferred Unitholders Capital	Total partners’ capital

Balance as at June 30, 2017	$4,226	$(733)	$143	$617	$4,253	$19	$1	$6	$26	$1,778	$(320)	$(34)	$281	$1,705	$6,045	$595	$12,624
Net (loss) income(2)	—	(5)	—	—	(5)	—	28	—	28	—	(4)	—	—	(4)	132	—	151
Other comprehensive income	—	—	—	114	114	—	—	—	—	—	—	—	49	49	207	—	370
Comprehensive (loss) income	—	(5)	—	114	109	—	28	—	28	—	(4)	—	49	45	339	—	521
Unit issuance(3)	677	—	—	—	677	—	—	—	—	300	—	—	—	300	—	—	977
Partnership distributions(4)	—	(113)	—	—	(113)	—	(28)	—	(28)	—	(47)	—	—	(47)	—	—	(188)
Partnership preferred distributions(4)	—	(6)	—	—	(6)	—	—	—	—	—	(2)	—	—	(2)	—	—	(8)
Disposition of interest(5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(188)	—	(188)
Subsidiary distributions to non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(243)	—	(243)
Other items	—	—	6	—	6	—	—	—	—	—	—	(6)	—	(6)	—	—	—
Balance as at September 30, 2017	$4,903	$(857)	$149	$731	$4,926	$19	$1	$6	$26	$2,078	$(373)	$(40)	$330	$1,995	$5,953	$595	$13,495

1.
Refer to Note 16 Accumulated Other Comprehensive Income.    2.     Certain net income allocations have been reclassified to provide comparability with the current year Consolidated Statements of Partnership Capital.

3.	Refer to Note 14 Partnership Capital. 4. Refer to Note 15 Distributions. 5. Refer to Note 9 Investment in Associates and Joint Ventures.
The accompanying notes are an integral part of the financial statements

Q3 2018 INTERIM REPORT 5

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF PARTNERSHIP CAPITAL

	Limited Partners					General Partner				Non-Controlling Interest – Redeemable Partnership Units held by Brookfield
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Limited partners’ capital	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Limited partners	General partner capital	Retained earnings	Accumulated other comprehensive income (loss)(1)	General partner	Redeemable units held by Brookfield	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Non-controlling interest – Redeemable Partnership Units held by Brookfield	Non-controlling interest – in operating subsidiaries	Preferred Unitholders Capital	Total partners’ capital

Balance as at December 31, 2017	$4,907	$(953)	$149	$864	$4,967	$19	$—	$6	$25	$2,078	$(413)	$(40)	$387	$2,012	$5,875	$595	$13,474
Change in accounting policies(2)	—	4	—	—	4	—	—	—	—	—	2	—	—	2	10	—	16
Balance as at January 1, 2018	4,907	(949)	149	864	4,971	19	—	6	25	2,078	(411)	(40)	387	2,014	5,885	595	13,490
Net Income	—	166	—	—	166	—	103	—	103	—	70	—	—	70	294	—	633
Other comprehensive loss	—	—	—	(445)	(445)	—	—	(2)	(2)	—	—	—	(187)	(187)	(634)	—	(1,268)
Comprehensive income (loss)	—	166	—	(445)	(279)	—	103	(2)	101	—	70	—	(187)	(117)	(340)	—	(635)
Unit issuance(3)	12	—	—	—	12	—	—	—	—	—	—	—	—	—	—	—	12
Partnership distributions(4)	—	(390)	—	—	(390)	—	(105)	—	(105)	—	(162)	—	—	(162)	—	—	(657)
Partnership preferred distributions(4)	—	(20)	—	—	(20)	—	—	—	—	—	(9)	—	—	(9)	—	—	(29)
Acquisition of subsidiaries(5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	904	—	904
Subsidiary distributions to non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(428)	—	(428)
Capital provided to non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(877)	—	(877)
Preferred units issued(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	342	342
Other items(6)	—	450	—	(450)	—	—	3	(3)	—	—	188	—	(188)	—	—	—	—
Balance as at September 30, 2018	$4,919	$(743)	$149	$(31)	$4,294	$19	$1	$1	$21	$2,078	$(324)	$(40)	$12	$1,726	$5,144	$937	$12,122

1.	Refer to Note 16 Accumulated Other Comprehensive Income. 2. Refer to Note 2 Summary of Accounting Policies. 3. Refer to Note 14 Partnership Capital.

4.	Refer to Note 15 Distributions. 5. Refer to Note 5 Acquisition of Businesses. 6. Refer to Note 4 Disposition of Chilean Electricity Transmission Operation.

	Limited Partners					General Partner				Non-Controlling Interest – Redeemable Partnership Units held by Brookfield
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Limited partners’ capital	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Limited partners	General partner capital	Retained earnings	Accumulated other comprehensive income (loss)(1)	General partner	Redeemable units held by Brookfield	(Deficit)	Ownership changes	Accumulated other comprehensive income (loss)(1)	Non-controlling interest – Redeemable Partnership Units held by Brookfield	Non-controlling interest – in operating subsidiaries	Preferred Unitholders Capital	Total partners’ capital

Balance as at January 1, 2017	$4,215	$(483)	$143	$736	$4,611	$19	$1	$7	$27	$1,778	$(215)	$(34)	$331	$1,860	$2,771	$375	$9,644
Net (loss) income(2)	—	(19)	—	—	(19)	—	84	—	84	—	(11)	—	—	(11)	278	—	332
Other comprehensive loss	—	—	—	(5)	(5)	—	—	(1)	(1)	—	—	—	(1)	(1)	108	—	101
Comprehensive (loss) income	—	(19)	—	(5)	(24)	—	84	(1)	83	—	(11)	—	(1)	(12)	386	—	433
Unit issuance(3)	688	—	—	—	688	—	—	—	—	300	—	—	—	300	—	—	988
Partnership distributions(4)	—	(339)	—	—	(339)	—	(84)	—	(84)	—	(141)	—	—	(141)	—	—	(564)
Partnership preferred distributions(4)	—	(16)	—	—	(16)	—	—	—	—	—	(6)	—	—	(6)	—	—	(22)
Acquisition of subsidiaries(5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,429	—	3,429
Subsidiary distributions to non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(445)	—	(445)
Disposition of interest(6)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(188)	—	(188)
Preferred units issued(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	220	220
Other items	—	—	6	—	6	—	—	—	—	—	—	(6)	—	(6)	—	—	—
Balance as at September 30, 2017	$4,903	$(857)	$149	$731	$4,926	$19	$1	$6	$26	$2,078	$(373)	$(40)	$330	$1,995	$5,953	$595	$13,495

1.
Refer to Note 16 Accumulated Other Comprehensive Income.    2.     Certain net income allocations have been reclassified to provide comparability with the current year Consolidated Statements of Partnership Capital.

3.	Refer to Note 14 Partnership Capital. 4. Refer to Note 15 Distributions. 5. Refer to Note 5 Acquisition of Businesses.

6.	Refer to Note 9 Investment in Associates and Joint Ventures.
The accompanying notes are an integral part of the financial statements.

6 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
UNAUDITED INTERIM CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, UNAUDITED	Notes	2018	2017	2018	2017
Operating Activities
Net income		$87	$151	$633	$332
Adjusted for the following items:
Loss (earnings) from investments in associates and joint ventures, net of distributions received	9	40	(20)	64	(41)
Depreciation and amortization expense	7,8	188	215	569	541
Mark-to-market on hedging items, provisions and other	6	28	27	57	102
Gain on sale of associate	4	—	—	(338)	—
Deferred income tax expense		12	13	53	31
Changes in non-cash working capital, net		(18)	(11)	(52)	7
Cash from operating activities		337	375	986	972

Investing Activities
Acquisition of subsidiaries, net of cash acquired	5	(181)	—	(579)	(4,203)
Investments in associates and joint ventures	9	(8)	(33)	(63)	(351)
Disposal of investments in associates and joint ventures	4	—	—	1,289	—
Purchase of long-lived assets	7,8	(204)	(164)	(562)	(515)
Disposal of long-lived assets	7,8	8	—	13	41
Purchase of financial assets		(24)	(99)	(164)	(318)
Sale of financial assets		49	35	101	230
Settlement of foreign exchange hedging items	6	(5)	(3)	(77)	(43)
Cash used by investing activities		(365)	(264)	(42)	(5,159)

Financing Activities
Distributions to general partner	15	(35)	(28)	(105)	(84)
Distributions to other unitholders	15	(194)	(168)	(581)	(502)
Subsidiary distributions to non-controlling interest		(95)	(243)	(428)	(445)
Capital provided by non-controlling interest	5	145	—	291	2,817
Capital provided to non-controlling interest	10	—	—	(877)	—
Proceeds from corporate borrowings	10	377	—	377	537
Proceeds from corporate credit facility	10	—	272	669	1,525
Repayment of corporate credit facility	10	—	(975)	(1,458)	(1,454)
Proceeds from subsidiary borrowings	10	76	138	2,760	479
Repayment of subsidiary borrowings	10	(61)	(73)	(1,131)	(205)
Preferred units issued	14	185	—	342	220
Partnership units issued, net of issuance costs	14	4	977	12	988
Cash from (used by) financing activities		402	(100)	(129)	3,876

Cash and cash equivalents
Change during the period		374	11	815	(311)
Impact of foreign exchange on cash		(12)	13	(45)	17
Balance, beginning of period		782	468	374	786
Balance, end of period		$1,144	$492	$1,144	$492

The accompanying notes are an integral part of the financial statements.

Q3 2018 INTERIM REPORT 7

NOTES TO THE UNAUDITED INTERIM CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017 AND
FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017
1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS
Brookfield Infrastructure Partners L.P. (our “partnership” and, together with its subsidiaries and operating entities, “Brookfield Infrastructure”) owns and operates utilities, transport, energy and data infrastructure businesses in North and South America, Europe and the Asia Pacific region. Our partnership was formed as a limited partnership established under the laws of Bermuda, pursuant to a limited partnership agreement dated May 17, 2007, as amended and restated. Our partnership is a subsidiary of Brookfield Asset Management Inc. (“Brookfield”). Our partnership’s units are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbols “BIP” and “BIP.UN”, respectively. Our cumulative Class A preferred limited partnership units, Series 1, Series 3, Series 5, Series 7, Series 9, and Series 11 are listed on the Toronto Stock Exchange under the symbols “BIP.PR.A”, “BIP.PR.B”, “BIP.PR.C”, “BIP.PR.D”, “BIP.PR.E”, and “BIP.PR.F” respectively. Our partnership’s registered office is 73 Front Street, Hamilton, HM12, Bermuda.
In these notes to the interim condensed and consolidated financial statements, references to “units” are to the limited partnership units in our partnership other than the preferred units, references to our “preferred units” are to preferred limited partnership units in our partnership and references to our “unitholders” and “preferred unitholders” are to the holders of our units and preferred units, respectively. References to “Series 5 Preferred Units”, “Series 7 Preferred Units”, “Series 9 Preferred Units”, and “Series 11 Preferred Units” are to cumulative Class A preferred limited partnership units, Series 5, cumulative Class A preferred limited partnership units, Series 7, cumulative Class A preferred limited partnership units, Series 9, and cumulative Class A preferred limited partnership units, Series 11, in our partnership, respectively.
2. SUMMARY OF ACCOUNTING POLICIES
a) Statement of compliance
These interim condensed and consolidated financial statements of our partnership and its subsidiaries (together “Brookfield Infrastructure”) have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies Brookfield Infrastructure applied in its consolidated financial statements as of and for the year ended December 31, 2017, amended by the recently adopted accounting standards described in the section below. The accounting policies that our partnership applied in its annual consolidated financial statements as of and for the year ended December 31, 2017 are disclosed in Note 3 of such financial statements, with which reference should be made in reading these interim condensed and consolidated financial statements.
These interim condensed and consolidated financial statements were authorized for issuance by the Board of Directors of our partnership on November 14, 2018.
b) Recently adopted accounting standards
Brookfield Infrastructure applied, for the first time, certain new standards applicable to our partnership that became effective January 1, 2018. The impact of adopting these new standards on our partnership’s accounting policies are as follows:
IFRS 15 Revenue from Contracts with Customers (“IFRS 15”)
IFRS 15 specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. This standard also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. IFRS 15 supersedes IAS 18, Revenue, IAS 11, Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. Our partnership adopted the standard on January 1, 2018, on a modified retrospective basis. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Apart from additional disclosure requirements, the adoption did not have a significant impact on the partnership’s condensed and consolidated financial statements and therefore has not been included in the “Cumulative effect of changes” section below.

8 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Utilities
Revenue from utilities infrastructure is derived from the transmission of energy and natural gas, the distribution of energy and from Brookfield Infrastructure’s Australian regulated terminal operation. Distribution and transmission revenue each contain a single performance obligation that is recognized over time. The connection revenue relating to Brookfield Infrastructure’s regulated distribution operation contains a distinct performance obligation that is recognized over the period that the connection is constructed, based on an input method of progress recognition on the basis that this methodology is most reflective of the underlying transfer of control. Terminal infrastructure revenue contains both a capacity charge and a handling charge associated with operating the terminal. The terminal infrastructure service contracts contain a performance obligation recognized over time pertaining to capacity for the period the services are provided and for handling services based on tons of coal shipped through the terminal when service is provided. The payment terms for all of our businesses in the utilities segment require payment upon completion, except for connections income whereby payment is typically collected up-front prior to the completion of any services.
Transport
Revenue from transport infrastructure consists primarily of freight, toll road operations and transportation services revenue. These services consist of a single performance obligation and revenue is recognized over time when services are rendered, based primarily on usage or volume during the period. The payment terms for all of our businesses in the transport segment require payment upon completion of the underlying transportation service.
Energy
Revenue from energy infrastructure consists primarily of energy transmission and storage as well as district energy services. Energy transmission services revenue consists of a single performance obligation and is recognized over time as services are rendered, based primarily on usage or volume throughput. Performance obligations relating to district energy contracts are satisfied over time as the services are rendered. Gas storage revenues contain both a capacity charge and a variable charge, however the associated services are highly interdependent and represent a single performance obligation that is satisfied over time as the services are provided. The payment terms for all of our businesses in the energy segment require payment upon completion of the underlying service within a given period.
Data Infrastructure
Revenue from data infrastructure is derived from contracts with media broadcasting and telecom customers to access infrastructure. These contracts consist of performance obligations that are satisfied over time in accordance with the underlying agreements. The payment terms for our businesses in the data infrastructure segment require upfront and recurring payments to lease space on towers to host the customers’ equipment. The differing payment terms do not constitute separate performance obligations as revenue is recognized over time for the period the services are provided.
IFRS 9 Financial Instruments (“IFRS 9”)
This standard establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows. The standard includes changes regarding the classification of certain financial instruments as discussed below. These changes have not had a material impact on our partnership’s consolidated financial statements. The standard also includes a new general hedge accounting standard which aligns hedge accounting more closely with an entity’s risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it allows more hedging strategies that are used for risk management purposes to qualify for hedge accounting and introduces more judgment to assess the effectiveness of a hedging relationship. Our partnership has adopted the standards as of January 1, 2018 retrospectively with no restatement of comparative periods. Certain hedge accounting relationships relating to aggregated foreign currency exposures now qualify for hedge accounting under this new standard. Consequently, the partnership has applied hedge accounting to these relationships prospectively commencing on January 1, 2018. In addition, our partnership has elected certain gas storage contracts to be measured at fair value through profit or loss. A cumulative catch-up adjustment has been recorded through equity upon initial adoption as described in the cumulative effect of changes section.
Financial Instrument Classification
Our partnership classifies cash and cash equivalents and accounts receivable and other as amortized cost. Additionally, our partnership maintains a portfolio of marketable securities comprised of liquid equity and debt securities. The marketable securities are classified either as fair value through other comprehensive income (“FVTOCI”) or fair value through profit or loss (“FVTPL”). Derivative assets are classified as FVTPL, except for derivatives in certain hedging relationships. Other financial assets are classified as either amortized cost or FVTOCI.

Q3 2018 INTERIM REPORT 9

Financial assets classified as FVTPL or FVTOCI are subsequently measured at fair value at each reporting date. For financial assets classified as FVTPL, the change in fair value is recorded through profit or loss. For financial assets classified as FVTOCI, the change in fair value is recorded in other comprehensive income. The cumulative gains or losses related to FVTOCI equity instruments are not reclassified to profit or loss on disposal, whereas the cumulative gains or losses on all other FVTOCI assets are reclassified to profit or loss on disposal. For financial instruments at amortized cost or debt instruments at FVTOCI, the partnership assesses if there have been significant increases in credit risk since initial recognition to determine whether lifetime or 12-month expected credit losses should be recognized. Any related loss allowances are recorded through profit or loss.
Borrowings, accounts payable and other, and preferred shares are classified as amortized cost, except for derivatives embedded in related financial instruments. Embedded derivatives and any other derivative liabilities are classified as FVTPL and are subsequently measured at fair value, except for derivatives in certain hedging relationships. Other financial liabilities are classified as either FVTPL or amortized cost.
Financial instruments classified as amortized cost upon adoption of IFRS 9 were previously classified as loans and receivables. Financial assets classified as FVTOCI and certain marketable securities classified as FVTPL were previously classified as available-for-sale securities. The changes in classification had no impact on the carrying values and there were no changes to the classification of the remainder of financial assets classified as FVTPL.
Hedge Accounting
Brookfield Infrastructure selectively utilizes derivative financial instruments primarily to manage financial risks, including interest rate and foreign exchange risks. Derivative financial instruments are recorded at fair value. Hedge accounting is applied when the derivative is designated as a hedge of a specific exposure and that the hedging relationship meets all of the hedge effectiveness requirements. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as a hedge or the hedging relationship is terminated. Once discontinued, the cumulative change in fair value of a derivative that was previously recorded in other comprehensive income by the application of hedge accounting is recognized in profit or loss over the remaining term of the original hedging relationship as amounts related to the hedged item are recognized in profit or loss. The assets or liabilities relating to unrealized mark-to-market gains and losses on derivative financial instruments are recorded in financial assets and financial liabilities, respectively.
Realized and unrealized gains and losses on foreign exchange contracts, designated as hedges of currency risks relating to a net investment in a subsidiary with a functional currency other than the U.S. dollar are included in equity and are included in net income in the period in which the subsidiary is disposed of or to the extent partially disposed and control is not retained. Derivative financial instruments that are designated as hedges to offset corresponding changes in the fair value of assets and liabilities and cash flows are measured at estimated fair value with changes in fair value recorded in profit or loss or as a component of equity as applicable.
Unrealized gains and losses on interest rate contracts designated as hedges of future variable interest payments are included in equity as a cash flow hedge when the interest rate risk relates to an anticipated variable interest payment. The periodic exchanges of payments on interest rate swap contracts designated as hedges of debt are recorded on an accrual basis as an adjustment to interest expense.
IFRIC 22 Foreign Currency Transactions (“IFRIC 22”)
In December 2016, the IASB issued IFRIC 22, effective for annual periods beginning on or after January 1, 2018. The interpretation clarifies that the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income (or part of it) is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. The partnership has adopted the standard as of January 1, 2018 prospectively. The adoption did not have a significant impact on the partnership’s condensed and consolidated financial statements.
c) Cumulative effect of changes
The changes made to our January 1, 2018 condensed and consolidated statement of financial position for the adoption of IFRS 9 was driven by our North American gas storage business, which elected to account for certain physical commodity contracts as financial instruments under IFRS 9. This election resulted in the recognition of the fair values of the contracts as financial assets or financial liabilities and the cumulative mark-to-market gains directly in partnership capital. The impacts of this election were increases of $25 million, $9 million and $16 million in total assets, total liabilities and total partnership capital, respectively.
The adoption of all other accounting standards did not have an impact to our January 1, 2018 assets, liabilities or partnership capital.

10 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

d) Standards issued but not yet adopted
IFRS 16 Leases (“IFRS 16”)
In January 2016, the IASB published a new standard, IFRS 16. The new standard brings most leases on balance sheet, eliminating the distinction between operating and finance leases. Lessor accounting, however, remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 supersedes IAS 17, Leases and related interpretations and is effective for periods beginning on or after January 1, 2019.
Our partnership is adopting the standard using a modified retrospective approach, whereby any transitional impact is recorded in equity as at January 1, 2019, and comparative periods are not restated. We will complete the transition using the current definition of a lease and expect to apply certain transition reliefs, practical expedients and policy choice options on adoption of the new standard.
After leading strategic planning sessions with its subsidiaries and associates, our partnership implemented an adoption project plan. Using the population of existing contractual arrangements, we have substantially completed the identification of leases that are required to be capitalized under the new standard. Our partnership is currently quantifying the present value of the identified lease contracts to determine the impact on the opening equity balance and is assessing the expected impact to other financial statement line items once the standard has been adopted. We are progressing as planned in our adoption project plan.
Next steps include assessing the impact to IT system requirements and internal controls, reviewing additional disclosures required by the new standard, and completing the analysis on the transitional adjustment. Our partnership continues to evaluate the overall impact of IFRS on its consolidated financial statements.
e) Interpretations and amendments issued but not yet adopted
IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)
In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. Brookfield Infrastructure is currently evaluating the impact of IFRIC 23 on its consolidated financial statements.
IFRS 3 Business Combinations (“IFRS 3”)
In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020. The amendment clarifies the definition of a business and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets. The amendment emphasizes that the output of a business is to provide goods and services to customers and also provides supplementary guidance. Our partnership will adopt the standard prospectively and is currently evaluating the impact of this amendment on its consolidated financial statements.

Q3 2018 INTERIM REPORT 11

3. SEGMENT INFORMATION
IFRS 8, Operating Segments, requires operating segments to be determined based on information that is regularly reviewed by the Executive Management and the Board of Directors for the purpose of allocating resources to the segment and to assess its performance. Key measures used by the Chief Operating Decision Maker (“CODM”) in assessing performance and in making resource allocation decisions are Funds from Operations (“FFO”) and earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”), which enable the determination of return on the equity deployed. FFO is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Adjusted EBITDA is calculated as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses.

	Total attributable to Brookfield Infrastructure
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	As per IFRS financials(2)

Revenues	$270	$385	$144	$40	$—	$839	$(359)	$687	$1,167
Costs attributed to revenues	(98)	(227)	(71)	(17)	—	(413)	200	(390)	(603)
General and administrative costs	—	—	—	—	(57)	(57)	—	—	(57)
Adjusted EBITDA	172	158	73	23	(57)	369	(159)	297
Other (expense) income	(9)	1	5	(1)	20	16	5	(30)	(9)
Interest expense	(33)	(40)	(19)	(3)	(12)	(107)	29	(62)	(140)
FFO	130	119	59	19	(49)	278	(125)	205
Depreciation and amortization	(42)	(81)	(39)	(18)	—	(180)	87	(95)	(188)
Deferred taxes	(11)	28	(2)	1	1	17	(23)	(6)	(12)
Mark-to-market on hedging items and other	(10)	(112)	(13)	1	24	(110)	93	(22)	(39)
Share of losses from associates	—	—	—	—	—	—	(32)	—	(32)
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(82)	(82)
Net income (loss) attributable to partnership(3)	$67	$(46)	$5	$3	$(24)	$5	$—	$—	$5

	Total attributable to Brookfield Infrastructure
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non-controlling interest	As per IFRS financials(2)

Revenues	$261	$411	$133	$42	$—	$847	$(403)	$517	$961
Costs attributed to revenues	(61)	(232)	(71)	(19)	—	(383)	213	(224)	(394)
General and administrative costs	—	—	—	—	(63)	(63)	—	—	(63)
Adjusted EBITDA	200	179	62	23	(63)	401	(190)	293
Other (expense) income	(2)	(2)	5	(1)	8	8	1	(10)	(1)
Interest expense	(28)	(41)	(19)	(3)	(17)	(108)	39	(45)	(114)
FFO	170	136	48	19	(72)	301	(150)	238
Depreciation and amortization	(58)	(82)	(36)	(19)	—	(195)	94	(114)	(215)
Deferred taxes	(15)	3	(1)	3	4	(6)	—	(7)	(13)
Mark-to-market on hedging items and other	(5)	(28)	(7)	(1)	(40)	(81)	32	15	(34)
Share of earnings from associates	—	—	—	—	—	—	24	—	24
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(132)	(132)
Net income (loss) attributable to partnership(3)	$92	$29	$4	$2	$(108)	$19	$—	$—	$19

12 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

	Total attributable to Brookfield Infrastructure
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non-controlling interest	As per IFRS financials(2)

Revenues	$787	$1,219	$434	$128	$—	$2,568	$(1,150)	$1,806	$3,224
Costs attributed to revenues	(235)	(710)	(213)	(59)	—	(1,217)	631	(893)	(1,479)
General and administrative costs	—	—	—	—	(169)	(169)	—	—	(169)
Adjusted EBITDA	552	509	221	69	(169)	1,182	(519)	913
Other (expense) income	(20)	3	13	(3)	53	46	9	(81)	(26)
Interest expense	(94)	(123)	(55)	(9)	(42)	(323)	101	(157)	(379)
FFO	438	389	179	57	(158)	905	(409)	675
Depreciation and amortization	(143)	(265)	(110)	(55)	—	(573)	289	(285)	(569)
Deferred taxes	(38)	40	(5)	3	2	2	(35)	(20)	(53)
Mark-to-market on hedging items and other	(67)	(174)	(51)	2	(43)	(333)	191	(76)	(218)
Gain on sale of associates	—	—	—	—	338	338	—	—	338
Share of losses from associates	—	—	—	—	—	—	(36)	—	(36)
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(294)	(294)
Net income (loss) attributable to partnership(3)	$190	$(10)	$13	$7	$139	$339	$—	$—	$339

	Total attributable to Brookfield Infrastructure
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non-controlling interest	As per IFRS financials(2)

Revenues	$715	$1,181	$398	$122	$—	$2,416	$(1,191)	$1,326	$2,551
Costs attributed to revenues	(182)	(666)	(187)	(54)	—	(1,089)	624	(645)	(1,110)
General and administrative costs	—	—	—	—	(173)	(173)	—	—	(173)
Adjusted EBITDA	533	515	211	68	(173)	1,154	(567)	681
Other (expense) income	(9)	(4)	11	(2)	35	31	8	(26)	13
Interest expense	(86)	(118)	(69)	(9)	(46)	(328)	132	(119)	(315)
FFO	438	393	153	57	(184)	857	(427)	536
Depreciation and amortization	(147)	(233)	(104)	(55)	—	(539)	273	(275)	(541)
Deferred taxes	(33)	10	(1)	8	2	(14)	(1)	(16)	(31)
Mark-to-market on hedging items and other	(33)	(67)	(26)	(3)	(121)	(250)	72	33	(145)
Share of earnings from associates	—	—	—	—	—	—	83	—	83
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(278)	(278)
Net income (loss) attributable to partnership(3)	$225	$103	$22	$7	$(303)	$54	$—	$—	$54

1.	During the second quarter of 2018, our Communications Infrastructure segment was renamed to Data Infrastructure. There was no concurrent change in the operations which comprise the segment.

2.
The above table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance. Each segment is presented on a proportionate basis, taking into account Brookfield Infrastructure’s ownership in operations accounted for using the consolidation and equity methods under IFRS. The above table reconciles Brookfield Infrastructure’s proportionate results to our partnership’s Consolidated Statements of Operating Results on a line by line basis by aggregating the components comprising the earnings from our partnership’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests.

3.	Includes net income (loss) attributable to non-controlling interests—Redeemable Partnership Units held by Brookfield, general partner and limited partners.

Q3 2018 INTERIM REPORT 13

Segment assets
For the purpose of monitoring segment performance and allocating resources between segments, the CODM monitors the assets, including investments accounted for using the equity method, attributable to each segment.
The following is an analysis of Brookfield Infrastructure’s assets by reportable operating segment for the periods under review:

	Total Attributable to Brookfield Infrastructure
AS OF SEPTEMBER 30, 2018	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	Working capital adjustment and other	As per IFRS financials(1)
US$ MILLIONS
Total assets	$4,729	$6,336	$3,118	$1,064	$(767)	$14,480	$(2,390)	$12,365	$4,877	$29,332

	Total Attributable to Brookfield Infrastructure
AS OF DECEMBER 31, 2017	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	Working capital adjustment and other	As per IFRS financials(1)
US$ MILLIONS
Total assets	$6,542	$6,990	$3,134	$1,049	$(1,083)	$16,632	$(3,134)	$11,668	$4,311	$29,477

1.
The above table provides each segment’s assets in the format that management organizes its segments to make operating decisions and assess performance. Each segment is presented on a proportionate basis, taking into account Brookfield Infrastructure’s ownership in operations using consolidation and the equity method whereby our partnership either controls or exercises significant influence over the investment respectively. The above table reconciles Brookfield Infrastructure’s proportionate assets to total assets presented on our partnership’s Consolidated Statements of Financial Position by removing net liabilities contained within investments in associates and joint ventures and reflecting the assets attributable to non-controlling interests, and adjusting for working capital assets which are netted against working capital liabilities.

4. DISPOSITION OF CHILEAN ELECTRICITY TRANSMISSION OPERATION
On March 15, 2018, Brookfield Infrastructure sold its 27.8% interest in a Chilean electricity transmission operation, ETC Transmission Holdings, S.L. (ETC Holdings), the parent company of Transelec S.A. The Chilean electricity transmission operation was previously included in the utilities operating segment and was sold to a third party for proceeds of $1.3 billion. After recognizing our share of earnings and foreign currency translation until March 15, 2018, the partnership’s carrying value of ETC Holdings was $951 million. On disposition of the business, the partnership recognized a gain of $338 million in the Consolidated Statement of Operating Results, net of transaction costs of $11 million, along with the associated income tax expense of $129 million. As a result of the disposition, accumulated revaluation surplus of $641 million (net of tax) was reclassified from accumulated other comprehensive income directly to retained earnings and recorded within Other items on the Consolidated Statements of Partnership Capital. Accumulated other comprehensive losses of $35 million were reclassified to share of earnings (losses) from associates and joint ventures on the Consolidated Statement of Operating Results.
5. ACQUISITION OF BUSINESSES
a) Acquisition of Indian toll road business
On September 7, 2018, Brookfield Infrastructure, along with institutional partners (the Indian toll road “consortium”), expanded its toll road operations through the acquisition of an effective 29% interest in an Indian toll road business (Simhapuri Expressway Ltd), for total consideration by Brookfield Infrastructure of $53 million (consortium total of $182 million). Concurrently, Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure consolidated the entity effective September 7, 2018. Acquisition costs of $1 million were recorded as Other (expense) income within the Consolidated Statements of Operating Results in 2018.

14 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Consideration transferred

US$ MILLIONS
Cash	$53
Total Consideration	$53
Fair values of assets and liabilities acquired as of September 7, 2018 (provisional)(1):

US$ MILLIONS
Cash and cash equivalents	$1
Accounts receivable and other	33
Intangible assets	488
Goodwill	37
Accounts payable and other liabilities	(61)
Deferred income tax liabilities	(37)
Non-recourse borrowings	(279)
Net assets acquired before non-controlling interest	182
Non-controlling interest(2)	(129)
Net assets acquired	$53

1.
The fair values of all acquired assets and liabilities for this operation have been determined on a provisional basis given the proximity of the acquisition to the reporting date, pending finalization of the determination of the fair values of the acquired assets and liabilities. Our partnership is in the process of obtaining additional information in order to assess the fair value of intangible assets and provisions as at the date of acquisition.

2.	Non-controlling interest represents the consideration paid for the interest not acquired by Brookfield Infrastructure, measured at fair value at the acquisition date.
Upon consolidation of Simhapuri Expressway Ltd, a deferred tax liability of $37 million was recorded. The deferred income tax liability arose as the tax bases of the net assets acquired were lower than their fair values. The inclusion of this liability in the net book value of the acquired business gave rise to goodwill of $37 million, which is recoverable so long as the tax circumstances that gave rise to the goodwill do not change. To date, no such changes have occurred. None of the goodwill recognized is deductible for income tax purposes.
b) Acquisition of Colombian natural gas distribution business
On June 1, 2018, Brookfield Infrastructure, alongside institutional partners (the “GN consortium”), acquired an effective 16% interest in Gas Natural, S.A. ESP (“GN”), a Colombian natural gas distribution business, for total consideration of $150 million (GN consortium total of $522 million). The acquisition was funded through equity of $88 million (GN consortium total of $309 million) and the remainder with asset level debt raised concurrently on closing. Concurrently, Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure consolidated the entity effective June 1, 2018. Acquisition costs of $2 million were recorded as Other expenses within the Consolidated Statements of Operating Results in 2018.

Q3 2018 INTERIM REPORT 15

Consideration transferred

US$ MILLIONS
Cash	$118
Pre-existing interest of GN(1)	32
Total Consideration	$150

1.	Brookfield Infrastructure acquired a 3% interest in GN in December 2017, which had a fair market value of $32 million as at the date of acquisition. No gain or loss resulted from this acquisition.
Fair values of assets and liabilities acquired as of June 1, 2018 (provisional)(1):

US$ MILLIONS
Cash and cash equivalents	$21
Accounts receivable and other	275
Property, plant and equipment	487
Intangible assets	17
Goodwill	770
Accounts payable and other liabilities	(238)
Deferred income tax liabilities	(83)
Non-recourse borrowings	(185)
Net assets acquired before non-controlling interest	1,064
Non-controlling interest(2)	(914)
Net assets acquired	$150

1.
The fair values of all acquired assets and liabilities for this operation have been determined on a provisional basis given the proximity of the acquisition to the reporting date, pending finalization of the determination of the fair values of the acquired net assets. Our partnership is in the process of obtaining additional information in order to assess the fair value of property, plant and equipment, intangible assets and provisions as at the date of acquisition. Our partnership has engaged a third-party valuation company to support management’s assessment of fair value of these elements.

2.
Non-controlling interest represents the interest not acquired by Brookfield Infrastructure, measured at fair value at the acquisition date based on the enterprise value of the business as per the underwriting model.

The goodwill recorded on acquisition is largely reflective of potential customer growth and growth under existing contracts arising from the business’ position as a key distributor of natural gas in various markets of Colombia. None of the goodwill recognized is deductible for income tax purposes.
c) Acquisition of Brazilian regulated gas transmission business
On April 4, 2017, Brookfield Infrastructure, alongside institutional partners (the “consortium”), acquired an effective 28% interest in Nova Transportadora do Sudeste S.A. (“NTS”), a Brazilian regulated gas transmission business, for total consideration by Brookfield Infrastructure of $1.6 billion (consortium total of $5.1 billion). Brookfield Infrastructure’s consideration consists of $1.3 billion in cash (consortium total of $4.2 billion) and deferred consideration of $0.3 billion (consortium total of $0.9 billion) payable five years from the close of the transaction. Concurrently, Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure consolidated the entity effective April 4, 2017. Acquisition costs of $8 million were recorded as Other expenses within the Consolidated Statements of Operating Results in 2017.

Consideration transferred

US$ MILLIONS
Cash	$1,306
Consideration payable(1)	262
Total Consideration	$1,568

1.
The deferred consideration is payable on the fifth anniversary of the date of acquisition and has therefore been initially recorded at fair value within non-current financial liabilities on the consolidated statements of financial position. The deferred consideration is denominated in U.S. dollars and accrues interest at 3.35% compounded annually. The financial liability will be subsequently measured at amortized cost.

16 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Fair values of assets and liabilities acquired as of April 4, 2017:

US$ MILLIONS
Cash and cash equivalents	$89
Accounts receivable and other	317
Intangible assets(1)	5,515
Goodwill	804
Accounts payable and other liabilities	(202)
Deferred income tax liabilities	(946)
Net assets acquired before non-controlling interest	5,577
Non-controlling interest(2)	(4,009)
Net assets acquired	$1,568
1.    Represents authorizations that expire between 2039 and 2041.
2.    Non-controlling interest represents the interest not acquired by Brookfield Infrastructure, measured at fair value at the acquisition date.

Upon consolidation of NTS, an additional deferred tax liability of $893 million was recorded. The deferred income tax liability arose as the tax bases of the net assets acquired were lower than their fair values. The inclusion of this liability in the net book value of the acquired business gave rise to goodwill of $804 million, which is recoverable so long as the tax circumstances that gave rise to the goodwill do not change. To date, no such changes have occurred. None of the goodwill recognized is deductible for income tax purposes.
d) Individually insignificant business combinations
The following table summarizes the purchase price allocation of individually insignificant business combinations that were completed in 2017.

US$ MILLIONS
Cash	$9
Consideration payable	21
Total consideration	$30

Fair values of assets and liabilities acquired:

US$ MILLIONS
Accounts receivable and other	$28
Goodwill	14
Property, plant and equipment	104
Deferred income tax and other liabilities	(30)
Non-recourse borrowings	(30)
Net assets acquired before non-controlling interest	86
Non-controlling interest(1)	(56)
Net assets acquired	$30
1.    Non-controlling interest represents the interest not acquired by Brookfield Infrastructure, measured at fair value at the acquisition date.
e) Supplemental information
Had the acquisitions of the Indian toll road business and Colombian natural gas distribution business been effective January 1, 2018, the revenue and net income of Brookfield Infrastructure would have been $3.7 billion and $642 million, respectively, for the nine-month period ended September 30, 2018.
In determining the pro-forma revenue and net income attributable to the partnership, management has:

•
Calculated depreciation of property, plant and equipment and intangible assets acquired on the basis of the fair values at the time of the business combination rather than the carrying amounts recognized in the pre-acquisition financial statements and;

•	Based borrowing costs on the funding levels, credit ratings and debt and equity position of Brookfield Infrastructure after the business combination.

Q3 2018 INTERIM REPORT 17

6. FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values are determined by reference to quoted bid or ask prices, as appropriate. Where bid and ask prices are unavailable, the closing price of the most recent transaction of that instrument is used. In the absence of an active market, fair values are determined based on prevailing market rates such as bid and ask prices, as appropriate for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analyses, using observable market inputs.
Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, Brookfield Infrastructure looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, and price and rate volatilities as applicable. The fair value of interest rate swap contracts which form part of financing arrangements is calculated by way of discounted cash flows using market interest rates and applicable credit spreads.
Classification of Financial Instruments
Financial instruments classified as fair value through profit or loss are carried at fair value on the Interim Condensed and Consolidated Statements of Financial Position. Changes in the fair values of financial instruments classified as fair value through profit or loss are recognized in profit or loss. Mark-to-market adjustments on hedging items for those in an effective hedging relationship and changes in the fair value of securities designated as fair value through other comprehensive income are recognized in other comprehensive income.
Carrying Value and Fair Value of Financial Instruments
The following table provides the allocation of financial instruments and their associated classifications as at September 30, 2018:

US$ MILLIONS Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Fair value through OCI	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$—	$1,144	$1,144
Accounts receivable and other	—	—	965	965
Financial assets (current and non-current)(1)	765	34	171	970
Marketable securities	109	48	—	157
Total	$874	$82	$2,280	$3,236

Financial liabilities
Corporate borrowings	$—	$—	$1,664	$1,664
Non-recourse borrowings (current and non-current)	—	—	9,860	9,860
Accounts payable and other	—	—	1,113	1,113
Preferred shares(2)	—	—	20	20
Financial liabilities (current and non-current)(1)	283	—	905	1,188
Total	$283	$—	$13,562	$13,845

1.	Derivative instruments which are elected for hedge accounting totaling $595 million are included in financial assets and $36 million of derivative instruments are included in financial liabilities.

2.	$20 million of preferred shares issued to wholly-owned subsidiaries of Brookfield.

18 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table provides the allocation of financial instruments and their associated classifications as at December 31, 2017:

US$ MILLIONS Financial Instrument Classification
MEASUREMENT BASIS	Fair value through profit or loss	Fair value through OCI	Amortized Cost	Total
Financial assets
Cash and cash equivalents	$—	$—	$374	$374
Accounts receivable and other	—	—	838	838
Financial assets (current and non-current)(1)	608	57	172	837
Marketable securities	—	85	—	85
Total	$608	$142	$1,384	$2,134

Financial liabilities
Corporate borrowings	$—	$—	$2,101	$2,101
Non-recourse borrowings (current and non-current)	—	—	8,063	8,063
Accounts payable and other	—	—	864	864
Preferred shares(2)	—	—	20	20
Financial liabilities (current and non-current)(1)	440	—	873	1,313
Total	$440	$—	$11,921	$12,361

1.	Derivative instruments which are elected for hedge accounting totaling $464 million are included in financial assets and $146 million of derivative instruments are included in financial liabilities.

2.	$20 million of preferred shares issued to wholly-owned subsidiaries of Brookfield.
The following table provides the carrying values and fair values of financial instruments as at September 30, 2018 and December 31, 2017:

	September 30, 2018		December 31, 2017
US$ MILLIONS	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash and cash equivalents	$1,144	$1,144	$374	$374
Accounts receivable and other	965	965	838	838
Financial assets (current and non-current)	970	970	837	837
Marketable securities	157	157	85	85
Total	$3,236	$3,236	$2,134	$2,134

Financial liabilities
Corporate borrowings(1)	$1,664	$1,653	$2,101	$2,113
Non-recourse borrowings(2)	9,860	10,154	8,063	8,392
Accounts payable and other (current and non-current)	1,113	1,113	864	864
Preferred shares(3)	20	20	20	20
Financial liabilities (current and non-current)	1,188	1,188	1,313	1,313
Total	$13,845	$14,128	$12,361	$12,702

1.	Corporate borrowings are classified under level 1 of the fair value hierarchy; quoted prices in an active market are available.

2.
Non-recourse borrowings are classified under level 2 of the fair value hierarchy with the exception of certain borrowings at the U.K. port operation which are classified under level 1. For level 2 fair values, future cash flows are estimated based on observable forward interest rates at the end of the reporting period.

3.	$20 million of preferred shares issued to wholly-owned subsidiaries of Brookfield.

Q3 2018 INTERIM REPORT 19

Hedging Activities
Brookfield Infrastructure uses derivatives and non-derivative financial instruments to manage or maintain exposures to interest and currency risks. For certain derivatives which are used to manage exposures, Brookfield Infrastructure determines whether hedge accounting can be applied. When hedge accounting can be applied, a hedge relationship can be designated as a fair value hedge, cash flow hedge or a hedge of foreign currency exposure of a net investment in a foreign operation with a functional currency other than the U.S. dollar. To qualify for hedge accounting, the derivative must be designated as a hedge of a specific exposure and the hedging relationship must meet all of the hedge effectiveness requirements in accomplishing the objective of offsetting changes in the fair value or cash flows attributable to the hedged risk both at inception and over the life of the hedge. If it is determined that the hedging relationship does not meet all of the hedge effectiveness requirements, hedge accounting is discontinued prospectively.
Cash Flow Hedges
Brookfield Infrastructure uses interest rate swaps to hedge the variability in cash flows related to a variable rate asset or liability and highly probable forecasted issuances of debt. The settlement dates coincide with the dates on which the interest is payable on the underlying debt, and the amount accumulated in equity is reclassified to profit or loss over the period that the floating rate interest payments on debt affect profit or loss. For the three and nine-month periods ended September 30, 2018, pre-tax net unrealized gains of $25 million and losses of $33 million, respectively, (2017: gains of $43 million and $71 million) were recorded in other comprehensive income for the effective portion of the cash flow hedges. As of September 30, 2018, there was a net derivative asset balance of $498 million relating to derivative contracts designated as cash flow hedges (December 31, 2017: $447 million).
Net Investment Hedges
Brookfield Infrastructure uses foreign exchange contracts and foreign currency denominated debt instruments to manage its foreign currency exposures arising from net investments in foreign operations having a functional currency other than the U.S. dollar. For the three and nine-month periods ended September 30, 2018, gains of $14 million and $61 million, respectively, (2017: losses of $72 million and $269 million) were recorded in other comprehensive income relating to the effective portion of hedges of net investments in foreign operations. Further, for the three and nine-month periods ended September 30, 2018, Brookfield Infrastructure paid $5 million and $77 million, respectively, (2017: $3 million and $43 million) relating to the settlement of foreign exchange contracts in the period. Consistent with our risk management objectives, these contracts are replaced at expiration; therefore, no reclassification to profit or loss has been recorded during the period. As of September 30, 2018, there was a net unrealized derivative asset balance of $61 million relating to derivative contracts designated as net investment hedges (December 31, 2017: net unrealized derivative liability balance of $129 million).
Fair Value Hierarchical Levels—Financial Instruments
Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation inputs of these assets and liabilities, and are as follows:

•	Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Inputs other than quoted prices included in Level 1 are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Fair valued assets and liabilities that are included in this category are primarily certain derivative contracts and other financial assets carried at fair value in an inactive market.

•
Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to determining the estimate. Fair valued assets and liabilities that are included in this category are interest rate swap contracts, derivative contracts, certain equity securities carried at fair value which are not traded in an active market and the non-controlling interest’s share of net assets of limited life funds.

20 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The fair value of our partnership’s financial assets and financial liabilities are measured at fair value on a recurring basis. The following table summarizes the valuation techniques and significant inputs for Brookfield Infrastructure’s financial assets and financial liabilities:

US$ MILLIONS	Fair value hierarchy	September 30, 2018	December 31, 2017
Marketable securities	Level 1(1)	$157	$85
Foreign currency forward contracts	Level 2(2)
Financial asset		$396	$236
Financial liability		26	196
Interest rate swaps & other	Level 2(2)
Financial asset		$357	$381
Financial liability		155	155
Other contracts	Level 3(3)
Financial asset		$46	$48
Financial liability		102	89

1.	Valuation technique: Quoted bid prices in an active market.

2.
Valuation technique: Discounted cash flow. Future cash flows are estimated based on forward exchange rates (from observable forward exchange rates at the end of the reporting period) and contract forward rates, discounted at a rate that reflects our credit risk and the credit risk of various counterparties.

3.	Valuation technique: Discounted cash flow. Future cash flows primarily driven by assumptions concerning the amount and timing of estimated future cash flows and discount rates.
Assets and liabilities measured at fair value on a recurring basis include $956 million (2017: $750 million) of financial assets and $283 million (2017: $440 million) of financial liabilities which are measured at fair value using valuation inputs based on management’s best estimates.
During the three-month period ended September 30, 2018, no transfers were made between level 1 and 2 or level 2 and 3. The following table categorizes financial assets and liabilities, which are carried at fair value, based upon the level of input.

	September 30, 2018			December 31, 2017
US$ MILLIONS	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial assets
Marketable securities	$157	$—	$—	$85	$—	$—
Financial assets (current and non-current)	—	753	46	—	617	48
Financial liabilities
Financial liabilities (current and non-current)	$—	$181	$102	$—	$351	$89

Q3 2018 INTERIM REPORT 21

7. PROPERTY, PLANT AND EQUIPMENT

US$ MILLIONS	Utilities Assets	Transport Assets	Energy Assets	Total Assets
Gross Carrying Amount:
Balance at January 1, 2017	$2,895	$2,362	$2,380	$7,637
Additions, net of disposals	349	104	95	548
Non-cash (disposals), net of additions	—	—	(14)	(14)
Acquisitions through business combinations(1)	—	—	100	100
Net foreign currency exchange differences	227	191	68	486
Balance at December 31, 2017	$3,471	$2,657	$2,629	$8,757
Additions, net of disposals	340	43	65	448
Acquisitions through business combinations(1)	487	—	—	487
Non-cash (disposals), net of additions	(22)	(6)	(2)	(30)
Net foreign currency exchange differences	(140)	(189)	(44)	(373)
Balance at September 30, 2018	$4,136	$2,505	$2,648	$9,289
Accumulated depreciation:
Balance at January 1, 2017	$(383)	$(517)	$(258)	$(1,158)
Depreciation expense	(118)	(147)	(117)	(382)
Non-cash disposals	19	21	—	40
Disposals	—	—	5	5
Net foreign currency exchange differences	(28)	(44)	(13)	(85)
Balance at December 31, 2017	$(510)	$(687)	$(383)	$(1,580)
Depreciation expense	(108)	(109)	(97)	(314)
Disposals	3	15	—	18
Net foreign currency exchange differences	13	51	6	70
Balance at September 30, 2018	$(602)	$(730)	$(474)	$(1,806)
Accumulated fair value adjustments:
Balance at January 1, 2017	$1,043	$782	$352	$2,177
Fair value adjustments	137	24	257	418
Net foreign currency exchange differences	78	67	20	165
Balance at December 31, 2017	$1,258	$873	$629	$2,760
Net foreign currency exchange differences	(18)	(62)	(8)	(88)
Balance at September 30, 2018	$1,240	$811	$621	$2,672
Net book value:
December 31, 2017	4,219	2,843	2,875	9,937
Balance at September 30, 2018	$4,774	$2,586	$2,795	$10,155

1.	Refer to Note 5 Acquisition of Businesses.

22 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

8. INTANGIBLE ASSETS

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Cost	$9,835	$10,470
Accumulated amortization	(751)	(576)
Total	$9,084	$9,894
Intangible assets are allocated to the following cash generating units:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Brazilian regulated gas transmission operation	$4,118	$5,134
Australian regulated terminal	1,807	1,957
Peruvian toll roads	1,135	1,144
Chilean toll roads	994	1,100
U.K. port operation	280	289
Indian toll roads(1)	588	130
Other(2)	162	140
Total	$9,084	$9,894

1.	Indian toll roads include $484 million of intangible assets at our investment in Simhapuri Expressway Ltd and $104 million at BIF India Holdings Pte Ltd.

2.	Other intangibles are comprised of customer contracts at our Australian port operation and contracted order book at our U.K. regulated distribution operation.
The following table presents the change in the cost balance of intangible assets:

	For the nine-month period ended September 30
US$ MILLIONS	2018	2017
Cost at beginning of the period	$10,470	$4,732
Additions through business combinations	505	5,539
Additions, net of disposals	83	61
Foreign currency translation	(1,223)	302
Ending Balance	$9,835	$10,634
The following table presents the accumulated amortization for Brookfield Infrastructure’s intangible assets:

	For the nine-month period ended September 30
US$ MILLIONS	2018	2017
Accumulated amortization at beginning of the period	$(576)	$(267)
Disposals	—	1
Amortization	(255)	(256)
Foreign currency translation	80	(21)
Ending Balance	$(751)	$(543)

Q3 2018 INTERIM REPORT 23

9. INVESTMENT IN ASSOCIATES AND JOINT VENTURES
The following table represents the change in the balance of investments in associates and joint ventures:

US$ MILLIONS	For the nine-month period ended September 30, 2018	For the 12 month period ended December 31, 2017
Balance at beginning of period	$5,572	$4,727
Share of (losses) earnings for the period(1)	(36)	118
Foreign currency translation and other	(407)	167
Share of other reserves for the period—OCI	75	183
Distributions	(28)	(66)
Disposition of interest(1),(2)	(951)	(177)
Acquisitions(3),(4)	80	620
Ending Balance	$4,305	$5,572

1.
In March 2018, Brookfield Infrastructure sold its ownership in ETC Transmission Holdings, a Chilean electricity transmission operation, for $1.3 billion. On disposition, Brookfield Infrastructure recognized a gain on sale of $338 million ($209 million, net of taxes) presented within gain on sale of associate on the Consolidated Statements of Operating Results. In association with the gain, $35 million of accumulated other comprehensive losses were reclassified to share of losses from associates and joint ventures on the Consolidated Statements of Operating Results. Please refer to Note 4 Disposition of Chilean Electricity Transmission Operation for additional details.

2.
In August 2017, Brookfield Infrastructure and its institutional partners reorganized the holding entities of its investment in the Brazilian toll road operation. This transaction resulted in no gain or loss being recorded within the Consolidated Statements of Operating Results. The reorganization resulted in Brookfield Infrastructure no longer consolidating a portion of the investment attributable to an institutional partner representing approximately an 8% stake. The reorganization concurrently reduced the investments in associates and joint venture and non-controlling interest partnership capital balances by $177 million during the third quarter of 2017.

3.	In May 2017, Brookfield Infrastructure and its partner in its North American natural gas transmission operation each injected $200 million into the business to pay down operating level debt.

4.
Throughout 2017, Brookfield Infrastructure, alongside an institutional partner, injected $349 million into the Brazilian toll road operation for growth capital expenditure requirements increasing our partnership’s ownership to 45%. No injection was made during the nine-month period ended September 30, 2018.

The following table represents the carrying value of our partnership’s investments in associates and joint ventures:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Brazilian toll road operation	$1,370	$1,715
North American natural gas transmission operation	1,045	1,013
European telecommunications infrastructure operation	641	614
Brazilian rail operation	363	436
Australian ports operation	171	191
Chilean electricity transmission operation	—	930
Other associates(1)	715	673
Ending Balance	$4,305	$5,572

1.
Other includes our partnership’s Texas electricity transmission project, Brazilian electricity transmission operation, European port operation, North American west coast container terminal, U.S. gas storage operation and other investments in associates and joint ventures held by consolidated subsidiaries.

24 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following tables summarize the aggregate balances of investments in associates on a 100% basis:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Financial position:
Total assets	$31,078	$40,375
Total liabilities	(16,018)	(20,575)
Net assets	$15,060	$19,800

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Financial performance:
Total revenue	$1,415	$1,796	$4,388	$4,870
Total (loss) income for the period	(47)	93	49	274
Brookfield Infrastructure’s share of net (loss) income before reclassification	(32)	24	(1)	83
Reclassification of previously recognized foreign currency movements(1)	—	—	(35)	—
Brookfield Infrastructure’s share of net (loss) income	$(32)	$24	$(36)	$83

1.
In March 2018, Brookfield Infrastructure sold its ownership in ETC Transmission Holdings. In conjunction with the sale, $35 million of accumulated other comprehensive losses were reclassified to the Consolidated Statement of Operating Results and recorded within share of losses from associates and joint ventures.

10. BORROWINGS
a) Corporate Borrowings
Brookfield Infrastructure has a $1.975 billion senior unsecured revolving credit facility used for general working capital purposes including acquisitions. The $1.975 billion is available on a revolving basis for the full term of the facility. All amounts outstanding under this facility will be repayable on June 30, 2023. All obligations of Brookfield Infrastructure under the facility are guaranteed by our partnership. Loans under this facility accrue interest at a floating rate based on LIBOR plus 1.2%. Brookfield Infrastructure is required to pay an unused commitment fee under the facility of 18 basis points per annum. As at September 30, 2018, draws on the credit facility were $nil (2017: $789 million) and $52 million of letters of credit were issued (2017: $106 million).

	Maturity	Annual Rate	Currency	As of
				September 30, 2018	December 31, 2017
Corporate revolving credit facility	June 30, 2023	LIBOR plus 1.2%	US$	$—	$789
Medium-term notes(1):
Current:
Public - Canadian	October 30, 2018	3.0%	C$	97	99
Non-current:
Public - Canadian	October 30, 2020	3.5%	C$	290	298
Public - Canadian	March 11, 2022	3.5%	C$	348	358
Public - Canadian	February 22, 2024	3.3%	C$	232	239
Public - Canadian	February 22, 2024	3.3%	C$	310	318
Public - Canadian	September 11, 2028	4.2%	C$	387	—
Total				$1,664	$2,101

1.	See Note 12 Subsidiary Public Issuers for further details.
On October 30, 2018, Brookfield Infrastructure Finance ULC repaid C$125 million of maturing medium-term notes.
On September 10, 2018, Brookfield Infrastructure Finance ULC issued C$500 million of medium-term notes maturing September 11, 2028 with a coupon of 4.2%. The proceeds were swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.7%.
On April 17, 2017, Brookfield Infrastructure Finance ULC issued C$400 million of medium-term notes maturing February 22, 2024 with a coupon of 3.3%. The notes were issued at a premium with an effective interest rate of 3.1% per annum, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.0%.

Q3 2018 INTERIM REPORT 25

On February 22, 2017, Brookfield Infrastructure Finance ULC issued C$300 million of medium-term notes maturing February 22, 2024 with a coupon of 3.3%, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.1%.
Brookfield Infrastructure has entered into a $500 million revolving credit facility with Brookfield to provide additional liquidity for general corporate purposes and capital expenditures, if required. The revolving credit facility automatically renews for four consecutive one-year terms, which would result in the facility ultimately maturing on February 8, 2023. Brookfield has the option to terminate the agreement prior to February 8 each year by providing Brookfield Infrastructure with written notice. Loans under this facility accrued interest on LIBOR plus 2.0% and no commitment fees were incurred for any undrawn balance. As of September 30, 2018, there were $nil (2017: $nil) borrowings outstanding.
The decrease in corporate borrowings of $437 million during the nine-month period ended September 30, 2018 is due to the repayment of the corporate revolving credit facility, partially offset by the September 2018 medium-term note issuance of $377 million and by the weakening of the Canadian dollar against the U.S. dollar.
b) Non-Recourse Borrowings

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Current	$316	$364
Non-current	9,544	7,699
Total	$9,860	$8,063
Non-recourse borrowings have increased by $1.8 billion since year-end. The increase is primarily attributable to the issuance of $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business at a local rate of approximately 7.1% at the time of issuance, which was used to fund a return of capital to shareholders. The remaining increase is due to $677 million of borrowings associated with our recent acquisitions, partially offset by $85 million of net repayments and a decrease in foreign denominated debt as currencies we operate in depreciated relative to the U.S. dollar during the nine-month period ended September 30, 2018.
11. CAPITAL MANAGEMENT
Our partnership’s approach to capital management is focused on maximizing returns to unitholders and ensuring capital is deployed in a manner consistent with achieving our investment return objectives.
Invested Capital, which tracks the amount of capital that has been contributed to our partnership, is a measure we utilize to assess returns on capital deployed, relative to targeted returns. Investment decisions are based on, amongst other measures and factors, targeted returns on Invested Capital of 12% to 15% annually over the long-term. We measure return on Invested Capital as Adjusted Funds from Operations (“AFFO”), less estimated returns of capital on operations that are not perpetual in life, divided by the weighted average Invested Capital for the period.
We define Invested Capital as partnership capital removing the impact of the following items: non-controlling interest in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes.

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Partnership Capital	$12,122	$13,474
Remove impact of the following items since inception:
Non-controlling interest - in operating subsidiaries	(5,144)	(5,875)
Deficit	1,066	1,366
Accumulated other comprehensive income	18	(1,257)
Ownership changes	(109)	(109)
Invested Capital	$7,953	$7,599

26 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table presents the change in Invested Capital during the three and nine-month periods ended September 30, 2018:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Opening balance	$7,764	$6,618	$7,599	$6,387
Issuance of preferred units	185	—	342	220
Issuance of limited partnership units and redeemable partnership units	4	977	12	988
Ending balance	$7,953	$7,595	$7,953	$7,595
Weighted Average Invested Capital	$7,801	$6,778	$7,760	$6,646
12. SUBSIDIARY PUBLIC ISSUERS
An indenture dated as of October 10, 2012 between certain wholly-owned subsidiaries of our partnership, Brookfield Infrastructure Finance ULC, Brookfield Infrastructure Finance LLC, Brookfield Infrastructure Finance Pty Ltd and Brookfield Infrastructure Finance Limited (collectively, the “Debt Issuers” together with Brookfield Infrastructure Preferred Equity Inc. the “Issuers”), and Computershare Trust Company of Canada, as supplemented and amended from time to time (“Indenture”) provides for the distribution of one or more series of unsecured debentures or notes of the Debt Issuers.
On September 10, 2018, the Debt Issuers issued C$500 million of medium-term notes under the Indenture maturing September 11, 2028 in the Canadian bond market with a coupon of 4.2%, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.7%.
On April 17, 2017, the Debt Issuers issued C$400 million of medium-term notes under the Indenture maturing February 22, 2024 in the Canadian bond market with a coupon of 3.3%, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.0%.
On February 22, 2017, the Debt Issuers issued C$300 million of medium-term notes under the Indenture maturing February 22, 2024 in the Canadian bond market with a coupon of 3.3%, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 4.1%.
On October 30, 2015, the Debt Issuers issued C$500 million of medium-term notes under the Indenture in the Canadian bond market in two tranches: C$125 million of three-year notes maturing October 30, 2018 with a coupon of 3.0%; and C$375 million of five-year notes maturing October 30, 2020 with a coupon of 3.5%. The three-year and five-year bonds were swapped into U.S. dollars on a matched maturity basis at an all-in rate of 3.8%.
On March 11, 2015, the Debt Issuers issued C$450 million of medium-term notes under the Indenture maturing March 11, 2022 in the Canadian bond market with a coupon of 3.5%, which was swapped into U.S. dollars on a matched maturity basis at an all-in rate of 3.9%.
These notes are unconditionally guaranteed by our partnership and its subsidiaries, Brookfield Infrastructure L.P. (the “Holding LP”), Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure US Holdings I Corporation and BIP Bermuda Holdings I Limited.

Q3 2018 INTERIM REPORT 27

The following tables set forth consolidated summary financial information for our partnership and the Issuers:

FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Our partnership(2)	The Issuers	Subsidiaries of our partnership other than the Issuers(3)	Consolidating adjustments(4)	Our partnership consolidated

Revenues	$—	$—	$—	$1,167	$1,167
Net (loss) income attributable to partnership(1)	(20)	—	5	20	5

FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2017
Revenues	$—	$—	$—	$961	$961
Net (loss) income attributable to partnership(1)	(5)	—	19	5	19

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2018
Revenues	$—	$—	$—	$3,224	$3,224
Net income (loss) attributable to partnership(1)	166	—	339	(166)	339

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2017
Revenues	$—	$—	$—	$2,551	$2,551
Net (loss) income attributable to partnership(1)	(19)	—	54	19	54

AS OF SEPTEMBER 30, 2018
Current assets	$—	$—	$—	$2,571	$2,571
Non-current assets	5,180	—	6,712	14,869	26,761
Current liabilities	—	—	—	1,640	1,640
Non-current liabilities	—	1,664	—	13,906	15,570
Non-controlling interests – Redeemable Partnership Units held by Brookfield	—	—	—	1,726	1,726
Non-controlling interests – in operating subsidiaries	—	—	—	5,144	5,144
Preferred unitholders	—	—	—	937	937

AS OF DECEMBER 31, 2017
Current assets	$—	$—	$—	$1,512	$1,512
Non-current assets	5,514	—	5,987	16,464	27,965
Current liabilities	—	—	—	1,564	1,564
Non-current liabilities	—	1,313	—	13,126	14,439
Non-controlling interests – Redeemable Partnership Units held by Brookfield	—	—	—	2,012	2,012
Non-controlling interests – in operating subsidiaries	—	—	—	5,875	5,875
Preferred unitholders	—	—	—	595	595

1.	Includes net income attributable to non-controlling interest Redeemable Partnership Units held by Brookfield, general partner and limited partners.

2.	Includes investments in all subsidiaries of our partnership under the equity method.

3.
Includes investments in all subsidiaries of the Holding LP, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure US Holdings I Corporation and BIP Bermuda Holdings I Limited under the equity method.

4.	Includes elimination of intercompany transactions and balances necessary to present our partnership on a consolidated basis.

28 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

13. REVENUE
The following table disaggregates revenues by segment:

US$ MILLIONS	For the three-month period ended September 30, 2018	For the nine-month period ended September 30, 2018
Utilities	$734	$1,858
Transport	307	987
Energy	126	379
Total	$1,167	$3,224
Substantially all of our partnership’s revenues are recognized over time as services are rendered.
The following table disaggregates revenues by geographical region:

US$ MILLIONS	For the three-month period ended September 30, 2018	For the nine-month period ended September 30, 2018
Colombia	$281	$452
Australia	275	847
Brazil	260	843
United Kingdom	159	484
United States of America	52	135
Canada	50	174
Chile	40	128
Other(1)	50	161
Total	$1,167	$3,224

1.	Includes revenues earned in India, New Zealand, and Peru.
14. PARTNERSHIP CAPITAL
As at September 30, 2018, our partnership’s capital structure was comprised of three classes of partnership units: limited partnership units, preferred units and general partnership units. Limited partnership units entitle the holder to their proportionate share of distributions. Preferred units entitle the holder to cumulative preferential cash distributions in accordance with their terms. General partnership units entitle the holder to the right to govern the financial and operating policies of our partnership. The Holding LP’s capital structure is composed of four classes of partnership units: special general partner units, Holding LP Class A preferred units, managing general partner units and redeemable partnership units held by Brookfield.
(a) Special General and Limited Partnership Capital

	Special General Partner Units		Limited Partnership Units		Total
UNITS MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	1.6	1.6	276.6	259.4	278.2	261.0
Issued for cash	—	—	0.3	17.2	0.3	17.2
Ending balance	1.6	1.6	276.9	276.6	278.5	278.2
The weighted average number of special general partner units outstanding for the three and nine-month periods ended September 30, 2018 was 1.6 million (2017: 1.6 million). The weighted average number of limited partnership units outstanding for the three and nine-month periods ended September 30, 2018 was 276.8 million and 276.7 million, respectively (2017: 262.6 million and 260.6 million).

Q3 2018 INTERIM REPORT 29

	Special General Partner		Limited Partners		Total
US$ MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	$19	$19	$4,907	$4,215	$4,926	$4,234
Unit issuance	—	—	12	692	12	692
Ending balance	$19	$19	$4,919	$4,907	$4,938	$4,926
In September 2017, our partnership issued 16.6 million units at $42 per unit under shelf registrations in the U.S. and Canada. In total, $700 million of gross proceeds were raised through the issuance and $28 million in equity issuance costs were incurred.
In June 2010, we implemented a distribution reinvestment plan (the “Plan”) that allows eligible holders of our partnership to purchase additional units by reinvesting their cash distributions. Under the Plan, units are acquired at a price per unit calculated by reference to the volume weighted average of the trading price for our units on the New York Stock Exchange for the five trading days immediately preceding the relevant distribution date. During the nine-month period ending September 30, 2018, our partnership issued 0.3 million units for proceeds of $12 million (2017: 0.4 million units for proceeds of $16 million).
(b) Non-controlling interest – Redeemable Partnership Units held by Brookfield

	Non-controlling interest – Redeemable Partnership Units held by Brookfield
UNITS MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	115.8	108.4
Issued for cash	—	7.4
Ending balance	115.8	115.8
The weighted average number of Redeemable Partnership Units outstanding for the three and nine-month periods ended September 30, 2018 was 115.8 million (2017: 109.7 million and 108.8 million).

	Non-controlling interest – Redeemable Partnership Units held by Brookfield
US$ MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	$2,078	$1,778
Unit issuance	—	300
Ending balance	$2,078	$2,078
In September 2017, Brookfield Infrastructure issued 7.4 million Redeemable Partnership Units to Brookfield for proceeds of $300 million.

30 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

c) Preferred Unitholders’ Capital

	Preferred Units
UNITS MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	32.0	20.0
Issued for cash	18.0	12.0
Ending balance	50.0	32.0

	Preferred Units
US$ MILLIONS	As of and for the nine-month period ended Sept. 30, 2018	As of and for the 12 month period ended Dec. 31, 2017
Opening balance	$595	$375
Unit issuance	342	220
Ending balance	$937	$595
In September 2018, our partnership issued 10 million Series 11 Preferred Units, at C$25 per unit with a quarterly fixed distribution at a rate of 5.10% annually for the initial period ending December 31, 2023. In total, $190 million or C$250 million of gross proceeds were raised and $5 million in underwriting and issuance costs were incurred.
In January 2018, our partnership issued 8 million Series 9 Preferred Units, at C$25 per unit with a quarterly fixed distribution at a rate of 5.00% annually for the initial period ending March 31, 2023. In total, $161 million or C$200 million of gross proceeds were raised and $4 million in underwriting and issuance costs were incurred.
In January 2017, our partnership issued 12 million Series 7 Preferred Units, at C$25 per unit with a quarterly fixed distribution at a rate of 5.00% annually for the initial period ending March 31, 2022. In total, $225 million or C$300 million of gross proceeds were raised and $5 million in underwriting and issuance costs were incurred.
15. DISTRIBUTIONS
For the three and nine-month periods ended September 30, 2018, distributions to partnership unitholders were $185 million and $555 million, respectively (2017: $160 million and $480 million). This represents a quarterly distribution of $0.47 per partnership unit (2017: $0.435 per partnership unit), an 8% increase from December 31, 2017.
Additionally, incentive distributions were made to the special general partner of $34 million and $102 million for the three and nine-month periods ended September 30, 2018, respectively (2017: $28 million and $84 million).
For the three and nine-month periods ended September 30, 2018, our partnership declared preferred unit distributions of $10 million and $29 million, respectively (2017: $8 million and $22 million). This represented a distribution of $0.23 and $0.71, respectively, per preferred unit on a prorated basis (2017: $0.26 and $0.75 per preferred unit).

Q3 2018 INTERIM REPORT 31

16. ACCUMULATED OTHER COMPREHENSIVE INCOME
a) Attributable to Limited Partners

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2018	$976	$(835)	$28	$(26)	$—	$(27)	$748	$864
Other comprehensive (loss) income(1)	—	(514)	44	(19)	(10)	—	54	(445)
Other items(1)	(450)	—	—	—	—	—	—	(450)
Balance at September 30, 2018	$526	$(1,349)	$72	$(45)	$(10)	$(27)	$802	$(31)

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2017	$957	$(891)	$215	$(130)	$(4)	$(30)	$619	$736
Other comprehensive income (loss)	—	178	(188)	53	4	—	(52)	(5)
Balance at September 30, 2017	$957	$(713)	$27	$(77)	$—	$(30)	$567	$731
b) Attributable to General Partner

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2018	$7	$(6)	$1	$—	$—	$—	$4	$6
Other comprehensive loss(1)	—	(2)	—	—	—	—	—	(2)
Other items(1)	(3)	—	—	—	—	—	—	(3)
Balance at September 30, 2018	$4	$(8)	$1	$—	$—	$—	$4	$1

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2017	$7	$(5)	$3	$(1)	$—	$—	$3	$7
Other comprehensive income (loss)	—	1	(2)	—	—	—	—	(1)
Balance at September 30, 2017	$7	$(4)	$1	$(1)	$—	$—	$3	$6
c) Attributable to Non-controlling interest – Redeemable Partnership Units held by Brookfield

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2018	$425	$(339)	$11	$(14)	$(2)	$(8)	$314	$387
Other comprehensive (loss) income(1)	—	(212)	17	(9)	(4)	—	21	(187)
Other items(1)	(188)	—	—	—	—	—	—	(188)
Balance at September 30, 2018	$237	$(551)	$28	$(23)	$(6)	$(8)	$335	$12

US$ MILLIONS	Revaluation surplus	Foreign currency translation	Net investment hedges	Cash flow hedges	Marketable securities	Unrealized actuarial losses	Equity accounted investments	Accumulated other comprehensive income
Balance at January 1, 2017	$417	$(365)	$88	$(58)	$(3)	$(9)	$261	$331
Other comprehensive income (loss)	—	75	(79)	22	2	—	(21)	(1)
Balance at September 30, 2017	$417	$(290)	$9	$(36)	$(1)	$(9)	$240	$330

1.
In relation to the sale of our Chilean electricity transmission business, $641 million of revaluation surplus previously recognized within accumulated other comprehensive income was reclassified directly to retained earnings in the Consolidated Statements of Partnership Capital. Additionally, $127 million of deferred tax expense previously recognized within accumulated other comprehensive income was reclassified as current income tax expense within accumulated other comprehensive income.

32 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

17. RELATED PARTY TRANSACTIONS
In the normal course of operations, Brookfield Infrastructure entered into the transactions below with related parties. The immediate parent of Brookfield Infrastructure is our partnership. The ultimate parent of Brookfield Infrastructure is Brookfield. Other related parties of Brookfield Infrastructure represent its subsidiary and operating entities.
a) Transactions with the immediate parent
Throughout the year, the General Partner, in its capacity as our partnership’s general partner, incurs director fees, a portion of which are charged at cost to our partnership in accordance with the limited partnership agreement. Less than $1 million in director fees were incurred during the three and nine-month periods ended September 30, 2018 (2017: less than $1 million for the three and nine-month periods).
b) Transactions with other related parties
Since inception, Brookfield Infrastructure has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield.
Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Infrastructure pays a base management fee, referred to as the Base Management Fee, to the Service Provider equal to 0.3125% per quarter (1.25% annually) of the market value of our partnership. The Base Management Fee was $55 million and $163 million, respectively, for the three and nine-month periods ended September 30, 2018 (2017: $61 million and $166 million). As of September 30, 2018, $55 million was outstanding as payable to the Service Provider (December 31, 2017: $64 million).
For purposes of calculating the Base Management Fee, the market value of our partnership is equal to the aggregate value of all the outstanding units of our partnership (assuming full conversion of Brookfield’s Redeemable Partnership Units in the Holdings LP into units of our partnership), preferred units and securities of the other Service Recipients (as defined in Brookfield Infrastructure’s Master Services Agreement) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities.
As of September 30, 2018, less than $1 million is payable to the Service Provider relating to third party general and administrative and acquisition related expenses that were paid for by Brookfield on behalf of Brookfield Infrastructure (2017: $nil). These expenses were charged to Brookfield Infrastructure at cost.
As of September 30, 2018, Brookfield Infrastructure had a receivable balance of $20 million from subsidiaries of Brookfield (December 31, 2017: $20 million) and loans payable of $73 million to subsidiaries of Brookfield (December 31, 2017: $75 million). The loans are payable in full between 2018 and 2026 with interest rates ranging from 3.8% to 8.5% per annum.
Brookfield Infrastructure, from time to time, will place funds on deposit with Brookfield. As of September 30, 2018, Brookfield Infrastructure’s deposit balance with Brookfield was less than $1 million (December 31, 2017: less than $1 million) and earned interest of less than $1 million for the three and nine-month periods ended September 30, 2018 (2017: less than $1 million and $1 million for the three and nine-month periods).
Brookfield Infrastructure has entered into a $500 million revolving credit facility with Brookfield to provide additional liquidity for general corporate purposes and capital expenditures, if required. As of September 30, 2018, there were $nil (December 31, 2017: $nil) borrowings outstanding.
Brookfield Infrastructure’s subsidiaries provide heating, cooling and connection services in the normal course of operations on market terms to subsidiaries and associates of Brookfield Property Partners L.P. In addition, our subsidiaries lease office space and obtain construction, consulting and engineering services in the normal course of operations on market terms from subsidiaries and associates of Brookfield Property Partners L.P. For the three and nine-month periods ended September 30, 2018, revenues of $6 million and $10 million, respectively, were generated (2017: $2 million and $5 million for the three and nine-month periods) and expenses of $1 million and $3 million, respectively, were incurred (2017: $2 million and $3 million for the three and nine-month periods).
Brookfield Infrastructure utilizes a wholly-owned subsidiary of Brookfield to negotiate and purchase insurance and assess the adequacy of insurance on behalf of our partnership and certain subsidiaries. During the three and nine-month periods ended September 30, 2018, Brookfield Infrastructure paid less than $1 million for these services (2017: less than $1 million for the three and nine-month periods).

Q3 2018 INTERIM REPORT 33

Brookfield Infrastructure’s U.K. port operation provides port marine services on market terms to a subsidiary acquired by Brookfield Business Partners L.P. For the three and nine-month periods ended September 30, 2018, revenues of $1 million and $3 million, respectively, were generated (2017: $nil for the three and nine-month periods). In addition, Brookfield Infrastructure’s Australian ports business provides transportation services on market terms to a subsidiary of Brookfield Business Partners L.P. in the normal course of its operations. For the three and nine-month periods ended September 30, 2018, revenues of less than $1 million were generated (2017: $nil for the three and nine-month periods).
Brookfield Infrastructure’s subsidiaries purchase electricity from, and distribute electricity on behalf of, a subsidiary of Brookfield Renewable Partners L.P. in the normal course of operations on market terms. For the three and nine-month periods ended September 30, 2018, revenues of less than $1 million were generated (2017: $nil for the three and nine-month periods) and expenses of $3 million and $9 million, respectively, were incurred (2017: $nil for the three and nine-month periods).

18. SUBSEQUENT EVENTS
a) Acquisition of Western Canadian natural gas gathering and processing business
On October 1, 2018, Brookfield Infrastructure, alongside institutional partners (the “NorthRiver consortium”), acquired an effective 29% interest in the provincially regulated portion of Enbridge Inc.’s Canadian natural gas gathering and processing business in the Montney, Peace River Arch, Horn River and Liard basins in British Columbia and Alberta (“G&P Business”), for total consideration of $556 million (NorthRiver consortium total of $1.9 billion). Under Brookfield’s ownership, the G&P business will be named NorthRiver Midstream Inc. (“NorthRiver”). The acquisition was funded through equity of $278 million (NorthRiver consortium total of $972 million) and $278 million (NorthRiver consortium total of $974 million) of asset level debt raised on closing.
On closing, Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure will consolidate the entity effective October 1, 2018. At the date of the acquisition, Brookfield Infrastructure recognized $2.1 billion of total assets, primarily related to property, plant and equipment, contract-related intangible assets and goodwill, and $0.2 billion of total liabilities. Non-controlling interest, reflecting the fair value of the portion of the business not acquired by Brookfield Infrastructure, of $1.3 billion was also recognized.
Due to the recent closing of the acquisition, the initial purchase price accounting for the business combination is not available as at the date of issuance of these interim condensed and consolidated financial statements. As a result, the partnership has not provided amounts recognized as at the acquisition date for certain classes of assets acquired and liabilities assumed and has not disclosed the pro-forma revenue and net income attributable to the partnership as if the acquisition had been effective January 1, 2018.
b) Acquisition of Enercare Inc.
On October 16, 2018, Brookfield Infrastructure, alongside institutional partners (the “Enercare consortium”), acquired an effective 30% interest in Enercare Inc. (“Enercare”), a North American residential energy infrastructure business, for total consideration of $723 million (Enercare consortium total of $2.4 billion). As part of the transaction, certain Enercare shareholders were given the right to elect to receive, in lieu of cash consideration, 0.5509 exchangeable units (“Exchangeable Units”) to be issued by a subsidiary of the partnership (“Exchange LP”). The Exchangeable Units provide holders with economic terms that are substantially equivalent to those of limited partnership units (“BIP Units”) of the partnership and are exchangeable, on a one-for-one basis, for BIP Units. The total consideration consists of $427 million in cash (Enercare consortium total of $2.0 billion), $232 million of Exchangeable Units (5.7 million units issued by Exchange LP), and $64 million (Enercare consortium total of $216 million) of asset level debt raised on closing.
On closing, Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure will consolidate the entity effective October 16, 2018. At the date of the acquisition, Brookfield Infrastructure recognized $3.5 billion of total assets, primarily related to property, plant and equipment and customer related intangible assets and goodwill, and $1.1 billion of total liabilities. Non-controlling interest, reflecting the fair value of the portion of the business not acquired by Brookfield Infrastructure, of $1.7 billion was also recognized.
Due to the recent closing of the acquisition, the initial purchase price accounting for the business combination is not available as at the date of issuance of these interim condensed and consolidated financial statements. As a result, the partnership has not provided amounts recognized as at the acquisition date for certain classes of assets acquired and liabilities assumed and has not disclosed the pro-forma revenue and net income attributable to the partnership as if the acquisition had been effective January 1, 2018.

34 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

c) Acquisition of Indian toll road business
On November 5, 2018, Brookfield Infrastructure, alongside institutional partners (the “Indian toll road consortium”), expanded its toll road operations through the acquisition of an effective 26% interest in another Indian toll road business (Rayalseema Expressway Private Limited) for total consideration of $5 million (Indian toll road consortium total of $16 million). The consideration consists of $3 million in cash (consortium total of $10 million) and contingent consideration of $2 million (consortium total of $6 million), measured at fair value based on a probability-weighted average.
Brookfield Infrastructure entered into a voting agreement with an affiliate of Brookfield, providing Brookfield Infrastructure the right to direct the relevant activities of the entity, thereby providing Brookfield Infrastructure with control. Accordingly, Brookfield Infrastructure will consolidate the entity effective November 5, 2018. At the date of the acquisition, Brookfield Infrastructure recognized $0.2 billion of total assets, primarily related to intangible assets, and $0.2 billion of total liabilities. Non-controlling interest, reflecting the fair value of the portion of the business not acquired by Brookfield Infrastructure, of $13 million was also recognized.
Due to the recent closing of the acquisition, the initial purchase price accounting for the business combination is not available as at the date of issuance of these interim condensed and consolidated financial statements. As a result, the partnership has not provided amounts recognized as at the acquisition date for certain classes of assets acquired and liabilities assumed and has not disclosed the pro-forma revenue and net income attributable to the partnership as if the acquisition had been effective January 1, 2018.

Q3 2018 INTERIM REPORT 35

MANAGEMENT’S DISCUSSION AND ANALYSIS
AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017 AND
FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2018 AND 2017
INTRODUCTION
The following Management’s Discussion and Analysis (“MD&A”) is the responsibility of management of Brookfield Infrastructure Partners L.P. (our “partnership” collectively with its subsidiary and operating entities “Brookfield Infrastructure”). This MD&A is dated November 14, 2018 and has been approved by the Board of Directors of the general partner of our partnership for issuance as of that date. The Board of Directors carries out its responsibility for review of this document principally through its audit committee, comprised exclusively of independent directors. The audit committee reviews and, prior to its publication, approves this document, pursuant to the authority delegated to it by the Board of Directors. The terms “Brookfield Infrastructure,” “we,” “us” and “our” refer to Brookfield Infrastructure Partners L.P., and our partnership’s direct and indirect subsidiaries and operating entities as a group. This MD&A should be read in conjunction with Brookfield Infrastructure Partners L.P.’s most recently issued annual and interim financial statements. Additional information, including Brookfield Infrastructure’s Form 20-F, is available on its website at www.brookfieldinfrastructure.com, on SEDAR’s website at www.sedar.com and on EDGAR’s website at www.sec.gov/edgar.shtml.
Business Overview
Brookfield Infrastructure owns and operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry and other characteristics, tend to appreciate in value over time. Our current operations consist of utilities, transport, energy and data infrastructure businesses in North and South America, Asia Pacific and Europe. Our mission is to own and operate a globally diversified portfolio of high-quality infrastructure assets that will generate sustainable and growing distributions over the long term for our unitholders. To accomplish this objective, we will seek to leverage our operating segments to acquire infrastructure assets and actively manage them to extract additional value following our initial investment. An integral part of our strategy is to participate with institutional investors in Brookfield Asset Management Inc. (together with its affiliated entities other than us, “Brookfield”) sponsored partnerships that target acquisitions that suit our profile. We will focus on partnerships in which Brookfield has sufficient influence or control to deploy an operations-oriented approach.
Performance Targets and Key Measures
We target a total return of 12% to 15% per annum on the infrastructure assets that we own, measured over the long term. We intend to generate this return from the in-place cash flows from our operations plus growth through investments in upgrades and expansions of our asset base, as well as acquisitions. We determine our distributions to unitholders based primarily on an assessment of our operating performance. FFO is used to assess our operating performance and can be used on a per unit basis as a proxy for future distribution growth over the long-term. In addition, we have performance measures that track the key value drivers for each of our operating segments. See “Segmented Disclosures” on page 47 for more detail.
Distribution Policy
Our distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis. The partnership has set its target payout ratio target at 60-70% of Funds from Operations. In sizing what we believe to be a conservative payout ratio, we typically retain approximately 15-20% of AFFO that we utilize to fund some or all of our internally funded growth capital expenditures.
In light of the current prospects for our business, the Board of Directors of our General Partner approved an 8% increase in our annual distribution to $1.88 per unit, or $0.47 per unit quarterly, starting with the distribution paid in March 2018. This increase reflects the forecasted contribution from our recently commissioned capital projects, as well as the expected cash yield on acquisitions that we closed in the past year. Since the spin-off, we have increased our quarterly distribution from $0.18 per unit to $0.47 per unit, a compound annual growth rate of 11%. We target 5% to 9% annual distribution growth in light of the per unit growth we foresee in our operations.

36 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Basis of Presentation
Our unaudited interim condensed and consolidated financial statements are prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies Brookfield Infrastructure applied in its consolidated financial statements as of and for the year ended December 31, 2017, with the exception of newly adopted accounting standards described in Note 2, Summary of Accounting Policies. Our unaudited interim condensed and consolidated financial statements include the accounts of Brookfield Infrastructure and the entities over which it has control. Brookfield Infrastructure accounts for investments over which it exercises significant influence, but does not control, using the equity method.
Our partnership’s equity interests include units held by public unitholders and redeemable partnership units (“Redeemable Partnership Units”) held by Brookfield. Our units and the Redeemable Partnership Units have the same economic attributes in all respects, except that the Redeemable Partnership Units provide Brookfield the right to request that its units be redeemed for cash consideration. In the event that Brookfield exercises this right, our partnership has the right, at its sole discretion, to satisfy the redemption request with our units, rather than cash, on a one-for-one basis. As a result, Brookfield, as holder of Redeemable Partnership Units, participates in earnings and distributions on a per unit basis equivalent to the per unit participation of our partnership. However, given the redeemable feature referenced above, we present the Redeemable Partnership Units as a component of non-controlling interests.
When we discuss the results of our operating segments, we present Brookfield Infrastructure’s proportionate share of results for operations accounted for using consolidation and the equity method, in order to demonstrate the impact of key value drivers of each of these operating segments on our partnership’s overall performance. As a result, segment revenues, costs attributable to revenues, other income, interest expense, depreciation and amortization, deferred taxes, fair value adjustments and other items will differ from results presented in accordance with IFRS as they (1) include Brookfield Infrastructure’s proportionate share of earnings from investments in associates and joint ventures attributable to each of the above noted items, and (2) exclude the share of earnings (losses) of consolidated investments not held by Brookfield Infrastructure apportioned to each of the above noted items. However, net income for each segment is consistent with results presented in accordance with IFRS. See “Reconciliation of Operating Segment Measures” on page 72 for a reconciliation of segment results to our partnership’s statement of operating results in accordance with IFRS.
Our presentation currency and functional currency is the U.S. dollar. There were no changes in accounting policies that have had a material impact on the comparability of the results between financial years since the adoption of IFRS.

Q3 2018 INTERIM REPORT 37

OUR OPERATIONS
We own a portfolio of infrastructure assets that are diversified by sector and by geography. We have a stable cash flow profile with approximately 95% of our Adjusted EBITDA supported by regulated or contracted revenues. In order to assist our unitholders and preferred unitholders in evaluating our performance and assessing our value, we group our businesses into operating segments based on similarities in their underlying economic drivers.
Our operating segments are summarized below:

Operating Segment	Asset Type	Primary Location
Utilities
Regulated or contractual businesses which earn a return on their asset base	• Regulated Transmission	• North & South America
	• Regulated Distribution	• Europe & South America
	• Regulated Terminal	• Asia Pacific

Transport
Provide transportation for freight, bulk commodities and passengers	• Rail	• Asia Pacific & South America
	• Toll Roads	• South America & Asia Pacific
	• Ports	• Europe, North America & Asia Pacific

Energy
Systems that provide energy transmission and storage services	• Energy Transmission & Storage	• North America
	• District Energy	• North America & Asia Pacific

Data Infrastructure(1)
Provide essential services and critical infrastructure to transmit and store data globally	• Towers and Fibre	• Europe

1.	During the second quarter of 2018, our Communications Infrastructure segment was renamed to Data Infrastructure. There was no concurrent change in the operations which comprise the segment.

38 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

REVIEW OF CONSOLIDATED FINANCIAL RESULTS
In this section we review our consolidated performance and financial position as of September 30, 2018 and December 31, 2017 and for the three and nine-month periods ended September 30, 2018 and 2017. Further details on the key drivers of our operations and financial position are contained within the “Segmented Disclosures” section on page 47.

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, EXCEPT PER UNIT INFORMATION	2018	2017	2018	2017
Summary Statements of Operating Results
Revenues	$1,167	$961	$3,224	$2,551
Direct operating costs	(603)	(394)	(1,479)	(1,110)
General and administrative expenses	(57)	(63)	(169)	(173)
Depreciation and amortization expense	(188)	(215)	(569)	(541)
Interest expense	(140)	(114)	(379)	(315)
Share of (losses) earnings from investments in associates and joint ventures	(32)	24	(36)	83
Mark-to-market on hedging items	31	(18)	58	(84)
Gain on sale of associate	—	—	338	—
Income tax expense	(65)	(30)	(322)	(98)
Net income	87	151	633	332
Net income attributable to our partnership(1)	5	19	339	54
Net (loss) income per limited partnership unit	$(0.10)	$(0.04)	$0.53	$(0.13)
1.     Includes net income attributable to non-controlling interests—Redeemable Partnership Units held by Brookfield, general partner and limited partners.
Three-month periods ended September 30, 2018 and 2017
Net income for the three-month period ended September 30, 2018 was $87 million, of which $5 million was attributable to our partnership. This compares to net income of $151 million in the prior year, of which $19 million was attributable to our partnership. Net income for the period benefited from organic growth across the majority of our operations and contributions from new investments made in the past 12 months. These increases were more than offset by the loss of income after the sale of our Chilean transmission operation, and a one-time charge recorded in our transportation segment.
Revenues for the three-month period ended September 30, 2018 were $1,167 million, which represents an increase of $206 million compared to the same period in 2017. Our utilities segment contributed additional revenue of $275 million as a result of the recent acquisition of a Colombian natural gas distribution business, the benefit of inflation-indexation and various growth initiatives, primarily at our U.K. regulated distribution operation. Organic growth initiatives within our transport and energy businesses contributed additional revenue of $20 million and $18 million, respectively, compared to the prior year. These items were partially offset by $95 million of foreign exchange and a $12 million impact on our Australian rail operation caused by the curtailment of iron ore tasks by two customers.
Direct operating expenses for the three-month period ended September 30, 2018 were $603 million, an increase of $209 million compared to the three-month period ended September 30, 2017. The current period includes $194 million of incremental costs related to our newly acquired Colombian natural gas distribution business and $40 million of costs associated with the organic growth initiatives described above, partially offset by $25 million of foreign exchange.
General and administrative expenses totaled $57 million for the three-month period ended September 30, 2018, a decrease of $6 million compared to the same period in 2017. This line item primarily consists of the base management fee that is paid to Brookfield, which is equal to 1.25% of our partnership’s market value plus preferred units outstanding and net recourse debt. The base management fee decreased from the prior year due to a lower unit price, partially offset by the issuance of partnership and preferred units over the last 12 months.
Depreciation and amortization expense for the three-month period ended September 30, 2018 was $188 million, a decrease of $27 million compared to the prior year, predominantly as a result of the impact of foreign exchange.
Interest expense for the three-month period ended September 30, 2018 was $140 million, an increase of $26 million compared to the same period in 2017. Interest expense increased due to the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business in May of 2018, the issuance of $377 million medium term notes in September 2018, and additional borrowings used to fund new investments and organic growth opportunities.

Q3 2018 INTERIM REPORT 39

The partnership’s share of losses from investments in associates and joint ventures was $32 million for the three-month period ended September 30, 2018, representing a decrease of $56 million relative to the same period in 2017. The decline is primarily due to the impacts of the sale of our Chilean electricity transmission business in March 2018, a one-time charge in our transportation segment, and the depreciation of Brazilian real relative to prior year.
Mark-to-market gains on hedging items for the three-month period ended September 30, 2018 were $31 million, compared to losses of $18 million for the three-month period ended September 30, 2017. Amounts in both the current and comparative periods consist primarily of mark-to-market movements relating to foreign exchange hedging activities at the corporate level, relating to the Australian dollar, British pound and Euro.
Income tax expense for the three-month period ended September 30, 2018 was $65 million compared to $30 million for the same period in 2017. The increase is primarily due to acquisitions completed during the past year and higher taxable income generated by our operations.
Nine-month periods ended September 30, 2018 and 2017
Net income for the nine-month period ended September 30, 2018 was $633 million, of which $339 million was attributable to our partnership. This compares to net income of $332 million in the prior year, of which $54 million was attributable to our partnership. Net income increased primarily due to a $209 million gain (net of tax) on the sale of our investment in a Chilean electricity transmission business, organic growth across the majority of our operations, contributions from new investments made in the past 12 months and unrealized gains on our corporate hedging program. These increases were partially offset by the sale of our Chilean electricity transmission operation, a one-time charge recorded in our transportation segment, and foreign currency translation, primarily relating to the Brazilian real.
Revenues for the nine-month period ended September 30, 2018 were $3,224 million, which represents an increase of $673 million compared to the same period in 2017. Our utilities segment contributed additional revenue of $696 million as a result of the contribution from acquisitions completed in the past 12 months. Additionally, our other existing utilities businesses benefited from inflation-indexation and various organic growth initiatives, primarily at our U.K. regulated distribution operation. Organic growth initiatives within our energy and transport businesses contributed additional revenue of $53 million and $35 million, respectively. These items were partially offset by a $9 million decrease in revenues due to lower construction revenues from our Peruvian toll road business, a $15 million decrease at our North American gas storage operation due to a weaker spread environment, a $12 million reduction at our Australian rail operation caused by the curtailment of iron ore tasks by two customers, and the impact of foreign exchange of $75 million.
Direct operating expenses for the nine-month period ended September 30, 2018 were $1,479 million, an increase of $369 million compared to the nine-month period ended September 30, 2017. The current period includes $290 million of incremental costs related to acquisitions completed in the past 12 months and $90 million of costs associated with the organic growth initiatives described above. These increases were partially offset by a $9 million reduction in costs associated with lower construction activities at our Peruvian toll road business and $2 million of foreign exchange.
General and administrative expenses totaled $169 million for the nine-month period ended September 30, 2018, a decrease of $4 million compared to the same period in 2017. This line item primarily consists of the base management fee that is paid to Brookfield, which is equal to 1.25% of our partnership’s market value plus preferred units outstanding and net recourse debt. The base management fee decreased from the prior year due to a lower unit price, partially offset by the issuance of debt and preferred units over the last 12 months, the proceeds of which were used to fund new investments and organic growth initiatives.
Depreciation and amortization expense for the nine-month period ended September 30, 2018 was $569 million, an increase of $28 million compared to the prior year. The increase is primarily due to incremental charges associated with businesses acquired in the last year and higher asset values from our annual revaluation process and capital expenditures.
Interest expense for the nine-month period ended September 30, 2018 was $379 million, an increase of $64 million compared to the same period in 2017. Interest expense increased due to the issuance of $1.5 billion of five-year senior notes at our Brazilian regulated gas transmission business, and additional borrowings used to fund new investments and organic growth opportunities.
The partnership’s share of losses from investments in associates and joint ventures was $36 million for the nine-month period ended September 30, 2018, compared to $83 million of earnings during the same period in 2017. The current period has benefited from stronger underlying performance at our associates and joint ventures, most notably at our North American gas transmission business. These benefits were more than offset by a $35 million loss related to the reclassification of foreign exchange losses previously recognized in other comprehensive income related to the Chilean electricity transmission business we sold in March, and a truck driver strike which impacted traffic volumes at our Brazilian toll road operations.

40 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Mark-to-market gains on hedging items for the nine-month period ended September 30, 2018 were $58 million, compared to losses of $84 million for the nine-month period ended September 30, 2017. Amounts in both the current and comparative periods consist primarily of mark-to-market movements on foreign exchange hedging instruments at the corporate level, relating to the Australian dollar, British pound, and Euro.
Income tax expense for the nine-month period ended September 30, 2018 was $322 million compared to $98 million for the same period in 2017. The increase is primarily due to the taxes associated with the gain on sale of a 28% interest in our Chilean electricity transmission business in the current year, acquisitions completed during the past year and higher taxable income generated by our operations.

US$ MILLIONS Summary Statements of Financial Position Key Metrics	As of
	September 30, 2018	December 31, 2017
Cash and cash equivalents	$1,144	$374
Total assets	29,332	29,477
Corporate borrowings	1,664	2,101
Non-recourse borrowings	9,860	8,063
Total liabilities	17,210	16,003
Limited Partners’ capital	4,294	4,967
General Partner capital	21	25
Non-controlling interest – Redeemable Partnership Units held by Brookfield	1,726	2,012
Non-controlling interest – in operating subsidiaries	5,144	5,875
Preferred unitholders	937	595
Total assets were $29.3 billion at September 30, 2018, compared to $29.5 billion at December 31, 2017. The decrease was primarily due to the impact of foreign exchange which reduced total assets by $2.2 billion and depreciation and amortization charges of $0.6 billion. The decreases were partially offset by the impact of our newly acquired Colombian natural gas distribution business and Indian toll road business, and organic growth across our existing businesses.
Corporate borrowings decreased to $1.7 billion at September 30, 2018, compared to $2.1 billion at December 31, 2017. The decrease is due to net repayments of $0.8 billion on our corporate credit facility and foreign exchange as our debt is denominated in Canadian dollars and was partially offset by the $0.4 billion medium-term note issuance completed in September 2018.
Non-recourse borrowings increased by $1.8 billion to $9.9 billion at September 30, 2018. The increase is attributable to the issuance of $1.5 billion five-year senior notes at our Brazilian regulated gas transmission business and additional net borrowings of $0.4 billion associated with growth capital projects at our operating entities and acquisitions completed during the year. These items are partially offset by a decrease in foreign denominated debt as a majority of the currencies we operate in weakened relative to the U.S. dollar during the nine-month period ended September 30, 2018.
Partnership capital was $6.0 billion at September 30, 2018, compared to $7.0 billion at December 31, 2017, a decrease of $1.0 billion. The decrease was primarily due to a comprehensive loss attributable to the partnership of $0.3 billion, primarily from the impact of the foreign exchange, and distributions paid to our unitholders and preferred unitholders of $0.7 billion.
Preferred unitholders’ capital increased by $0.3 billion to $0.9 billion at September 30, 2018 reflecting the preferred unit issuances completed in January and September of this year.

Q3 2018 INTERIM REPORT 41

Foreign Currency Translation
Due to the nature of our global operations, current period financial results may be impacted by foreign currency movements. The most significant currency exchange rates that impact our business are shown in the following table:

	Period End Rate			Average Rate
	As of			For the three-month period ended September 30			For the nine-month period ended September 30
	September 30, 2018	December 31, 2017	Change	2018	2017	Change	2018	2017	Change
Brazilian real	0.2498	0.3023	(17)%	0.2531	0.3161	(20)%	0.2774	0.3150	(12)%
British pound	1.3031	1.3521	(4)%	1.3032	1.3086	—%	1.3516	1.2760	6%
Australian dollar	0.7222	0.7809	(8)%	0.7315	0.7897	(7)%	0.7579	0.7662	(1)%
As at September 30, 2018, our consolidated partnership capital of $12.1 billion was invested in the following currencies: Brazilian reais - 32%; Australian dollars - 13%; British pounds - 13%; United States dollars - 13%; and other currencies - 29%. Currency exchange rates relative to the U.S. dollar at the end of the third quarter of 2018 were lower than December 31, 2017 for most of our significant non-U.S. dollar investments, which decreased the carrying values of the assets and liabilities from our subsidiaries or investments in these regions.
The following table disaggregates the impact of foreign currency translation on our partnership capital by the most significant non-U.S. currencies:

	For the three-month period ended September 30		For the nine-month period ended September 30
	2018	2017	2018	2017
Brazilian real	$(182)	$312	$(1,128)	$14
British pound	(21)	40	(57)	112
Australian dollar	(42)	30	(137)	129
Other	(55)	35	(40)	110
	(300)	417	(1,362)	365
Currency hedges	39	(29)	28	(198)
	$(261)	$388	$(1,334)	$167
Attributable to:
Unitholders	$(149)	$181	$(696)	$58
Non-controlling interests	(112)	207	(638)	109
	$(261)	$388	$(1,334)	$167
The impact of foreign currency translation on partnership capital, including those attributable to non-controlling interests for the three and nine-month periods ended September 30, 2018 was a reduction to partnership capital of $0.3 billion and $1.3 billion, respectively. The reduction of partnership capital in the current quarter was primarily the result of the Brazilian real weakening relative to the U.S. dollar by 4% in the quarter.
We use financial contracts and locally denominated debt to reduce most foreign currency exposures. Accordingly, changes in currency hedging valuations include changes in the value of these instruments. We are largely hedged against the Australian, British and European currencies and as a result, the losses in the quarter were partially offset by the appreciation of the currency hedges. We have also entered into hedges to reduce foreign currency exposures to Canadian, Chilean, and Colombian currencies.
Average currency exchange rates impact the U.S. dollar equivalents of revenues and net income from non-U.S. operations on a comparative basis. During the three and nine-month periods ended September 30, 2018, the Brazilian real, Australian dollar and British pound have weakened relative to the U.S. dollar, decreasing the U.S. dollar equivalents of revenue and net income in these currencies in the current period.

42 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Summary of Quarterly Results
Quarterly results for the eight most recent quarters are as follows:

US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	2018			2017				2016
Three-month period ended	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Revenues	$1,167	$1,044	$1,013	$984	$961	$934	$656	$677
Direct operating costs	(603)	(467)	(409)	(399)	(394)	(373)	(343)	(396)
(Losses) earnings from investment in associates and joint ventures	(32)	1	(5)	35	24	36	23	106
Expenses
Interest	(140)	(125)	(114)	(113)	(114)	(107)	(94)	(98)
General and administrative expenses	(57)	(54)	(58)	(66)	(63)	(59)	(51)	(44)
Valuation items
Fair value changes and other	5	80	(60)	6	(18)	(34)	(13)	76
Depreciation and amortization	(188)	(188)	(193)	(130)	(215)	(206)	(120)	(113)
Gain on sale of associates	—	—	338	—	—	—	—	—
Income tax (expense) recovery	(65)	(72)	(185)	(75)	(30)	(56)	(12)	(30)
Net income	87	219	327	242	151	135	46	178
Net income attributable to others	107	155	205	212	156	145	50	75
Net (loss) income attributable to limited partners	(20)	64	122	30	(5)	(10)	(4)	103
Net (loss) income per limited partnership unit	$(0.10)	$0.21	$0.42	$0.09	$(0.04)	$(0.06)	$(0.03)	$0.41
A significant driver of our results continues to be organic growth driven by inflation, volume growth and reinvested capital, which add to the ongoing earnings profile of our current businesses, as well as new investments. On a constant currency basis, these items contributed to increases in our revenues, operating and interest costs, as well as depreciation expense. In addition to the aforementioned items, net income is impacted by fair value adjustments, other income and expenses, and the gain relating to the sale of our Chilean electricity transmission operation.
We do not consider the effects of seasonality to be significant to the business overall. This is primarily due to the diversification of our business from a geographic and a segment perspective.

Q3 2018 INTERIM REPORT 43

SELECTED STATEMENTS OF OPERATING RESULTS AND FINANCIAL POSITION INFORMATION
To measure performance, we focus on net income, an IFRS measure, as well as certain non-IFRS measures, including but not limited to FFO, AFFO, Adjusted EBITDA, Adjusted Earnings and Invested Capital. We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). We define Adjusted EBITDA as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. We define Adjusted Earnings as net income attributable to our partnership, excluding the impact of depreciation and amortization expense from revaluing property, plant and equipment and the effects of purchase price accounting, mark-to-market on hedging items and disposition gains or losses. We define Invested Capital as partnership capital removing the following items: non-controlling interest - in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes.
Along with net income and other IFRS measures, FFO, Adjusted EBITDA, Adjusted Earnings and Invested Capital are key measures of our financial performance that we use to assess the results and performance of our operations on a segmented basis. AFFO is also a measure of operating performance and represents the ability of our businesses to generate sustainable earnings. Adjusted Earnings is a measure of operating performance used to assess the ability of our businesses to generate recurring earnings which allows users to better understand and evaluate the underlying financial performance of our partnership. Invested Capital, which tracks the amount of capital that has been contributed to our partnership, is a measure we utilize to assess returns on capital deployed, relative to targeted returns.
Since they are not calculated in accordance with, and do not have any standardized meanings prescribed by IFRS, FFO, AFFO, Adjusted EBITDA, Adjusted Earnings and Invested Capital are unlikely to be comparable to similar measures presented by other issuers and have limitations as analytical tools. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the Real Property Association of Canada (“REALPAC”) and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.
For further details regarding our use of FFO, AFFO, Adjusted EBITDA, Adjusted Earnings and Invested Capital, as well as a reconciliation of the most directly comparable IFRS measures to these measures, see the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A.

44 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

US$ MILLIONS, EXCEPT PER UNIT INFORMATION	For the three-month period ended September 30		For the nine-month period ended September 30
Key Metrics	2018	2017	2018	2017
Net income (loss)(1)	$5	$19	$339	$54
Net (loss) income per limited partnership unit(2)	(0.10)	(0.04)	0.53	(0.13)
Funds from Operations (FFO)(3)	278	301	905	857
Per unit FFO(4)	0.71	0.81	2.31	2.32
Adjusted Funds from Operations (AFFO)(5)	209	236	729	692
Return on invested capital(6)	10%	13%	11%	13%
Adjusted EBITDA(7)	369	401	1,182	1,154
Adjusted earnings(8)	101	138	395	427
Adjusted earnings per unit(4)	0.26	0.37	1.01	1.16
Distributions per unit	0.470	0.435	1.408	1.305
Payout ratio(9)	82%	65%	76%	68%

1.	Net income (loss) attributable to limited partners, non-controlling interest attributable to redeemable partnership units and the general partner.

2.
Average number of limited partnership units outstanding on a time weighted average basis for the three and nine-month periods was 276.8 million and 276.7 million, respectively (2017: 262.6 million and 260.6 million).

3.
FFO is defined as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A for reconciliation from net income to FFO.

4.	Average units outstanding during the three and nine-month periods were 394.2 million and 394.1 million, respectively (2017: 373.9 million and 371.0 million).

5.	AFFO is defined as FFO less maintenance capital expenditures. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A for reconciliation from net income to AFFO.

6.
Return on invested capital is calculated as AFFO adjusted for an estimate of the portion of earnings that represent a return of capital on concession-based businesses, divided by Invested Capital. The return of capital estimate for the three and nine-month periods ended September 30, 2018 was $21 million and $68 million, respectively (2017: $23 million and $56 million). Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A for reconciliation from partnership capital to Invested Capital.

7.
Adjusted EBITDA is defined as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A for reconciliation from net income to Adjusted EBITDA.

8.
Adjusted Earnings is defined as net income attributable to our partnership, excluding the impact of depreciation and amortization expense from revaluing property, plant and equipment and the effects of purchase price accounting, mark-to-market on hedging items and disposition gains or losses. Refer to the “Reconciliation of Non-IFRS Financial Measures” section of this MD&A for reconciliation from net income to Adjusted Earnings.

9.	Payout ratio is defined as distributions paid per unit (inclusive of GP incentive and preferred unit distributions) divided by FFO.
For the three months ended September 30, 2018, FFO totaled $278 million ($0.71 per unit) compared to FFO of $301 million ($0.81 per unit) for the same quarter in 2017. FFO decreased by 12% on a per unit basis compared to 2017, as 8% organic growth and incremental earnings on capital deployed over the past 12 months were more than offset by the impacts of foreign exchange, the timing of capital deployment following the September 2017 unit issuance and the sale of our electricity transmission business in Chile. The partnership paid distributions of $0.47 per unit, an increase of 8% compared to the prior year, which represents a payout ratio of 82%. Holding foreign currencies constant over the period would lower our partnership’s payout ratio to 72%, slightly above the target range.

Q3 2018 INTERIM REPORT 45

The following tables present selected statement of operating results and financial position information by operating segment on a proportionate basis:

US$ MILLIONS	For the three-month period ended September 30		For the nine-month period ended September 30
Statements of Operating Results	2018	2017	2018	2017
Net income (loss) by segment
Utilities	$67	$92	$190	$225
Transport	(46)	29	(10)	103
Energy	5	4	13	22
Data Infrastructure	3	2	7	7
Corporate	(24)	(108)	139	(303)
Net income	$5	$19	$339	$54
Adjusted EBITDA by segment
Utilities	$172	$200	$552	$533
Transport	158	179	509	515
Energy	73	62	221	211
Data Infrastructure	23	23	69	68
Corporate	(57)	(63)	(169)	(173)
Adjusted EBITDA	$369	$401	$1,182	$1,154
FFO by segment
Utilities	$130	$170	$438	$438
Transport	119	136	389	393
Energy	59	48	179	153
Data Infrastructure	19	19	57	57
Corporate	(49)	(72)	(158)	(184)
FFO	$278	$301	$905	$857

US$ MILLIONS	As of
Statements of Financial Position	September 30, 2018	December 31, 2017
Total assets by segment
Utilities	$4,729	$6,542
Transport	6,336	6,990
Energy	3,118	3,134
Data Infrastructure	1,064	1,049
Corporate	(767)	(1,083)
Total assets	$14,480	$16,632
Net debt by segment
Utilities	$3,026	$3,252
Transport	2,753	2,874
Energy	1,317	1,328
Data Infrastructure	413	435
Corporate	930	1,739
Net debt	$8,439	$9,628
Partnership capital by segment
Utilities	$1,703	$3,290
Transport	3,583	4,116
Energy	1,801	1,806
Data Infrastructure	651	614
Corporate	(1,697)	(2,822)
Partnership capital	$6,041	$7,004

46 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

SEGMENTED DISCLOSURES
In this section, we review the results of our principal operating segments: utilities, transport, energy and data infrastructure. Each segment is presented on a proportionate basis, taking into account Brookfield Infrastructure’s ownership in operations accounted for using the consolidation and equity methods, whereby our partnership either controls or exercises significant influence or joint control over its investments. See “Discussion of Segment Reconciling Items” on page 74 for a reconciliation of segment results to our partnership’s statement of operating results in accordance with IFRS.
Our utilities segment is comprised of regulated utilities businesses, including transmission (natural gas and electricity), distribution (electricity and natural gas connections), and a regulated terminal (coal export terminal). These businesses earn a return on a regulated or notionally stipulated asset base, which we refer to as rate base, or from revenues in accordance with long-term concession agreements or price control frameworks. Our rate base increases with capital that we invest to upgrade and expand our systems. Depending on the jurisdiction, our rate base may also increase by inflation and maintenance capital expenditures and decrease by regulatory depreciation. The return that we earn is typically determined by a regulator for prescribed periods of time. Thereafter, it may be subject to customary reviews based upon established criteria. Our diversified portfolio of assets allows us to mitigate exposure to any single regulatory regime. In addition, due to the franchise frameworks and economies of scale of our businesses, we often have significant competitive advantages in competing for projects to expand our rate base and earn incremental revenues. Accordingly, we expect this segment to produce stable revenue and margins overtime that should increase with investment of additional capital and inflation. Nearly all of our utilities segment’s Adjusted EBITDA is supported by regulated or contractual revenues.
Our objectives for our utilities segment are to invest capital in the expansion of our rate base, as well as to provide safe and reliable service for our customers on a cost-efficient basis. If we do so, we will be in a position to earn an appropriate return on our rate base. Our performance can be measured by the growth in our rate base, the return on our rate base, and the growth in our AFFO.
Our utilities segment is comprised of the following:
Regulated Transmission

•	Approximately 2,000 kilometers of natural gas pipelines in Brazil

•
Approximately 2,200 kilometers of operating transmission lines in North and South America along with an additional 2,600 kilometers of greenfield electricity transmission under development in South America

Regulated Distribution

•	Approximately 6.5 million connections, predominantly electricity and natural gas, and approximately 1.1 million acquired smart meters
Regulated Terminal

•	One of the world’s largest metallurgical coal export terminals, with 85 million tons per annum (“mtpa”) of capacity

Q3 2018 INTERIM REPORT 47

Results of Operations
The following table presents our proportionate share of the key metrics of our utilities segment:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Rate base	$4,505	$5,624	$4,505	$5,624
Funds from Operations (FFO)(1)	130	170	438	438
Maintenance capital expenditures	(4)	(4)	(13)	(10)
Adjusted Funds from Operations (AFFO)(1)	$126	$166	$425	$428
Return on rate base(2),(3)	11%	11%	11%	11%

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.

2.	Return on rate base is Adjusted EBITDA divided by time weighted average rate base.

3.	Return on rate base excludes impact of connections revenues at our U.K. regulated distribution operation.
For the three-month period ended September 30, 2018, our utilities segment generated FFO of $130 million, compared with $170 million for the same period in the prior year. FFO reflects organic growth of 4%, primarily associated with the benefits from strong connection activity at our U.K. regulated distribution business, inflation-indexation and capital commissioned into the rate base across our operations. These increases were more than offset by the impact of the sale of our Chilean electricity transmission operation, higher borrowing costs from the recently completed financing at our Brazilian regulated gas transmission business and the impact of foreign exchange.
The following table presents our proportionate Adjusted EBITDA and FFO for the businesses in this operating segment:

	Adjusted EBITDA(1)				FFO(1)
	For the three-month period ended September 30		For the nine-month period ended September 30		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017	2018	2017	2018	2017
Regulated Transmission	$69	$105	$251	$246	$53	$97	$210	$213
Regulated Distribution	77	70	222	210	60	57	177	175
Regulated Terminal	26	25	79	77	17	16	51	50
Total	$172	$200	$552	$533	$130	$170	$438	$438

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, our regulated transmission operations generated Adjusted EBITDA of $69 million and FFO of $53 million, compared to $105 million and $97 million, respectively, in the prior year. Adjusted EBITDA and FFO benefited from organic growth associated with inflation indexation and additions to our rate base. These increases were more than offset by the impact of the sale of our Chilean electricity transmission operation, the recently completed financing at our Brazilian regulated gas transmission business and the impact of foreign exchange.
For the three-month period ended September 30, 2018, our regulated distribution operations generated Adjusted EBITDA of $77 million and FFO of $60 million, compared to $70 million and $57 million, respectively, in the 2017 period. Adjusted EBITDA and FFO benefited from additions to rate base, higher connections income and inflation-indexation at our U.K. regulated distribution business, and the initial contribution from our Colombian regulated gas distribution business acquired in June. These positive results were partially offset by the impact of foreign exchange as a result of lower contracted rates on our pound sterling hedges.
For the three-month period ended September 30, 2018, our regulated terminal reported Adjusted EBITDA of $26 million and FFO of $17 million, compared to $25 million and $16 million, respectively, in the same period of 2017. Adjusted EBITDA and FFO increased compared with the prior year due to the benefits of inflation indexation and additions to our rate base.

48 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table presents the roll-forward of our proportionate rate base:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Rate base, start of period	$4,583	$5,553	$5,638	$3,788
Acquisitions	—	—	63	1,498
Dispositions	—	—	(969)	—
Capital expenditures commissioned	78	119	326	223
Inflation and other indexation	39	14	64	34
Regulatory depreciation	(47)	(11)	(67)	(36)
Foreign exchange and other	(148)	(51)	(550)	117
Rate base, end of period	$4,505	$5,624	$4,505	$5,624
Our rate base has decreased from the prior year as the benefit from the acquisition of a Colombian regulated gas distribution business, new connections at our U.K. regulated distribution business and the commissioning of 1,600 kilometers of transmission lines in Brazil were more than offset by the disposition of our Chilean electricity transmission business and the impact of foreign exchange.
The following table presents the roll-forward of our proportionate share of capital backlog and capital to be commissioned:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Capital backlog, start of period	$877	$910	$1,140	$761
Impact of asset sales	—	—	(124)	—
Additional capital project mandates	88	111	260	397
Less: capital expenditures	(102)	(148)	(301)	(344)
Foreign exchange and other	(32)	(19)	(144)	40
Capital backlog, end of period	831	854	831	854
Construction work in progress	175	301	175	301
Total capital to be commissioned	$1,006	$1,155	$1,006	$1,155
As of September 30, 2018, capital backlog was $831 million compared to $1,140 million as of December 31, 2017. Capital backlog relates to projects that have been awarded or filed with regulators with anticipated commissioning into rate base in the next two to three years. Total capital backlog decreased as a result of successful commissioning of connections and smart meters at our U.K. regulated distribution business in addition to the impact of foreign exchange. Our U.K. regulated distribution business and Brazil electricity transmission system are the largest contributors to our capital expected to be commissioned to rate base; comprised of $720 million and $230 million of total projects, respectively.

Q3 2018 INTERIM REPORT 49

Our transport segment is comprised of open access systems that provide transportation, storage and handling services for freight, bulk commodities and passengers, for which we are paid an access fee or for services provided. Profitability is based on the volume and price achieved for the provision of these services. This operating segment is comprised of businesses with price ceilings as a result of regulation, such as our rail and toll road operations, as well as unregulated businesses, such as our ports. Transport businesses typically have high barriers to entry and, in many instances, have very few substitutes in their local markets. While these businesses have greater sensitivity to market prices and volume than our utilities segment, revenues are generally stable and, in many cases, are supported by contracts or customer relationships. The diversification within our transport segment mitigates the impact of fluctuations in demand from any particular sector, commodity or customer. Approximately 85% of our transport segment’s Adjusted EBITDA is supported by contractual or regulated revenues.
Our objectives for our transport segment are to provide safe and reliable service to our customers and to satisfy their growth requirements by increasing the utilization of our assets and expanding our capacity in a capital efficient manner. If we do so, we will be able to charge an appropriate price for our services and earn an attractive return on the capital deployed. Our performance can be measured by our revenue growth and our Adjusted EBITDA margin.
Our transport segment is comprised of the following:
Rail

•	Sole provider of rail network in southern half of Western Australia with approximately 5,500 kilometers of track and operator of approximately 4,800 kilometers of rail in South America
Toll Roads

•	Approximately 3,900 kilometers of motorways in Brazil, Chile, Peru and India
Ports

•	37 terminals in North America, U.K., Australia and across Europe
Results of Operations
The following table presents our proportionate share of the key metrics of our transport segment:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Growth capital expenditures	$73	$86	$158	$259
Adjusted EBITDA margin(1)	41%	43%	42%	44%
Funds from Operations (FFO)(2)	119	136	389	393
Maintenance capital expenditures	(35)	(32)	(107)	(95)
Adjusted Funds from Operations (AFFO)(2)	$84	$104	$282	$298

1.
Adjusted EBITDA margin is Adjusted EBITDA divided by revenues. It is calculated net of construction revenues and costs which are incurred at our Peruvian toll road operation during the construction of our toll roads. Adjusted EBITDA margin is a non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income to Adjusted EBITDA.

2.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, our transport segment generated FFO of $119 million compared to $136 million for the same period in the prior year. On a constant currency basis, FFO increased by 6% relative to the prior year as underlying results benefited from inflationary tariff increases at a majority of our operations and higher agricultural volumes at our rail operations in Australia and Brazil. Offsetting these positive factors were the impacts of lower volumes from our mineral customers in Australia, the expiry of a concession related to one of our state roads in Brazil, and the impact of a 20% decline in the Brazilian real.

50 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table presents proportionate Adjusted EBITDA and FFO for each business in this operating segment:

	Adjusted EBITDA(1)				FFO(1)
	For the three-month period ended September 30		For the nine-month period ended September 30		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017	2018	2017	2018	2017
Rail	$60	$67	$199	$200	$45	$47	$152	$147
Toll Roads	76	85	241	243	56	68	178	185
Ports	22	27	69	72	18	21	59	61
Total	$158	$179	$509	$515	$119	$136	$389	$393

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, our rail business generated Adjusted EBITDA of $60 million and FFO of $45 million compared to $67 million and $47 million, respectively, in the prior year. Adjusted EBITDA and FFO decreased compared to prior year as the benefits from higher agricultural volumes at our Brazilian and Australian operations were more than offset by the impacts of lower mineral volumes at our Australian operation and foreign exchange on conversion of our Brazilian operations into U.S. dollars.
For the three-month period ended September 30, 2018, our toll roads contributed Adjusted EBITDA of $76 million and FFO of $56 million compared to $85 million and $68 million, respectively, in the prior year. Adjusted EBITDA and FFO decreased compared to prior year as the benefits of inflationary tariff increases at our Chilean and Brazilian toll road business were more than offset by the hand back of one of our state concessions at our Brazilian operation and the strengthening of the U.S. dollar relative to the Brazilian real.
For the three-month period ended September 30, 2018, our port operations reported Adjusted EBITDA of $22 million and FFO of $18 million compared to $27 million and $21 million, respectively, in 2017. Adjusted EBTIDA and FFO decreased compared to prior year as the benefit of higher volumes at our Australian container terminal were more than offset by lower volumes at our North American and European operations.
The following table presents the roll-forward of our proportionate share of capital backlog and capital to be commissioned:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Capital backlog, start of period	$599	$670	$637	$721
Additional capital project mandates	57	45	171	181
Less: capital expenditures	(73)	(86)	(158)	(259)
Foreign exchange and other	(29)	(50)	(96)	(64)
Capital backlog, end of period	554	579	554	579
Construction work in progress	152	275	152	275
Total capital to be commissioned	$706	$854	$706	$854
As of September 30, 2018, capital backlog was $554 million compared to $637 million as of December 31, 2017. Capital to be commissioned includes projects such as upgrading and expanding our rail networks, increasing and widening lanes on certain routes to support traffic growth, and deepening berths and enhancing and modernizing existing infrastructure at our ports. Capital backlog decreased as capital project mandates awarded during 2018 were more than offset by capital expenditures made during the period and the impact of foreign exchange. Our South American toll road businesses and Brazilian rail operation are the largest contributors to capital to be commissioned at approximately $600 million and $75 million, respectively.

Q3 2018 INTERIM REPORT 51

Our energy segment is comprised of systems that provide transportation, storage and distribution services. Profitability is based on the volume and price achieved for the provision of these services. This operating segment is comprised of businesses that are subject to regulation, such as our natural gas transmission business whose services are subject to price ceilings, and businesses that are essentially unregulated like our district energy business. Energy businesses typically have high barriers to entry as a result of significant fixed costs combined with economies of scale or unique positions in their local markets. Our energy segment is expected to benefit from forecasted increases in demand for energy. Although these businesses have greater sensitivity to market prices and volume than our utilities segment, revenues are typically contracted with varying durations and are relatively stable.
Our objectives for our energy segment are to provide safe and reliable service to our customers and to satisfy their growth requirements by increasing the utilization of our assets and expanding our capacity in a capital efficient manner. If we do so, we will be able to charge an appropriate price for our services and earn an attractive return on the capital deployed. Our performance can be measured by our revenue growth, our Adjusted EBITDA margin and our growth in AFFO.
Our energy segment is comprised of the following:
Transmission and Storage Operations

•	Approximately 15,000 kilometers of natural gas transmission pipelines

•	Approximately 600 billion cubic feet (“bcf”) of natural gas storage in the U.S. and Canada
District Energy Operations

•
Delivers heating and cooling to customers from centralized systems including heating plants capable of delivering 3,215,000 pounds per hour of steam heating capacity, centralized gas distribution and cogeneration for heating, cooling and energy, 295,000 tons of contracted cooling capacity, as well as servicing approximately 23,100 natural gas, water and wastewater connections

Results of Operations
The following table presents our proportionate share of the key metrics of our energy segment:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Growth capital expenditures	$22	$17	$71	$63
Adjusted EBITDA margin(1)	50%	47%	51%	53%
Funds from Operations (FFO)(2)	59	48	179	153
Maintenance capital expenditures	(27)	(26)	(47)	(51)
Adjusted Funds from Operations (AFFO)(2)	$32	$22	$132	$102

1.
Adjusted EBITDA margin is Adjusted EBITDA divided by revenues. Adjusted EBITDA margin is a non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income to Adjusted EBITDA.

2.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, our energy segment generated FFO of $59 million compared with $48 million in the same period of the prior year. FFO benefited from the incremental contribution from higher volumes at our North American natural gas transmission business and new customer connections at our North American district energy operations.

52 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table presents proportionate Adjusted EBITDA and FFO for each business in this operating segment:

	Adjusted EBITDA(1)				FFO(1)
	For the three-month period ended September 30		For the nine-month period ended September 30		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017	2018	2017	2018	2017
Energy Transmission & Storage	$57	$46	$179	$170	$45	$35	$142	$119
District Energy	16	16	42	41	14	13	37	34
Total	$73	$62	$221	$211	$59	$48	$179	$153

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, our energy transmission and storage operations generated Adjusted EBITDA of $57 million and FFO of $45 million compared to $46 million and $35 million, respectively, during the same period of 2017. Adjusted EBITDA increased relative to the prior year due to higher transportation volumes resulting from increased activity in the Permian basin and lower interest costs following a 2017 refinancing at our North American natural gas transmission operation.
For the three-month period ended September 30, 2018, our district energy business generated Adjusted EBITDA of $16 million and FFO of $14 million, compared to $16 million and $13 million during the comparative period. Adjusted EBITDA and FFO increased compared to the prior year due to six new customer connections in North America increasing cooling volumes 16% relative to the prior year.
The following table presents the roll-forward of our proportionate share of capital backlog and capital to be commissioned:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Capital backlog, start of period	$219	$125	$143	$147
Additional capital project mandates	35	—	169	24
Less: capital expenditures	(22)	(17)	(71)	(63)
Foreign exchange and other	(12)	(3)	(21)	(3)
Capital backlog, end of period	220	105	220	105
Construction work in progress	120	59	120	59
Total capital to be commissioned	$340	$164	$340	$164
As of September 30, 2018, capital backlog was $220 million compared to $143 million as of December 31, 2017. Capital backlog increased due to the addition of the second phase of the Gulf Coast Reversal project. The first and second phases of this expansion project are anchored by two 20-year, 300,000-385,000 dekatherms per day contract with a large LNG operator. We completed the first phase of the Gulf Coast expansion project on-time and on budget. The project will contribute to $48 million of annual EBITDA ($24 million net to BIP). Total capital to be commissioned includes $265 million within our Energy Transmission and Storage operation and $75 million in our district energy segment.
Recent Developments
Brookfield Infrastructure is in advanced bilateral discussions to acquire a 1,500km gas pipeline in India. This well-located pipeline draws from a prolific basin and spans the country from east to west. It will also provide secure cash flows generated under a 20-year take-or-pay contract. If successfully concluded, total equity invested by Brookfield Infrastructure and its institutional partners will be approximately $1 billion (partnership’s share of equity, approximately $200 million).

Q3 2018 INTERIM REPORT 53

Our data infrastructure segment provides essential services and critical infrastructure to the media broadcasting and telecom sectors. These services and access to infrastructure are contracted on a long-term basis with tariff escalation mechanisms. Our telecommunications business can be divided into two segments: (i) telecom site hosting and (ii) wholesale fibre-to-the-home (“FTTH”) networks. In both segments, our customers pay upfront and/or recurring fees to lease space on our towers to host their equipment or lease capacity on our fibre network to deliver ultra-fast broadband solutions to customers. Our broadcasting customers pay us fees for transmitting television and radio content to end users.
The key objective for this segment is to capture the benefit associated with increased demand for densification from mobile network operators and to acquire towers and other infrastructure that are non-core to such operators. Our performance can be measured by the growth in our Adjusted EBITDA.
The segment is comprised of approximately 7,000 multi-purpose towers and active rooftop sites and 5,000 kilometers of fibre backbone located in France.
These operations generate stable, inflation-linked cash flows supported by long-term contracts (typically 10 years in telecommunications and five years in broadcasting) with large, prominent customers in France.
Results of Operations
The following table presents our proportionate share of the key metrics of our data infrastructure segment:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Growth capital expenditures	$9	$11	$32	$28
Adjusted EBITDA margin(1)	55%	56%	56%	56%
Funds from Operations (FFO)(2)	19	19	57	57
Maintenance capital expenditures	(3)	(3)	(9)	(9)
Adjusted Funds from Operations (AFFO)(2)	$16	$16	$48	$48

1.
Adjusted EBITDA margin is Adjusted EBITDA divided by revenues. Adjusted EBITDA margin is a non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income to Adjusted EBITDA.

2.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
The following table presents our data infrastructure segment’s proportionate share of financial results:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Adjusted EBITDA(1)	$23	$23	$69	$68
Funds from Operations (FFO)(1)	19	19	57	57

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
Adjusted EBITDA and FFO from the data infrastructure segment remained consistent with the comparative period as the benefit from new points-of-presence (PoP) added to our existing tower portfolio was offset by the impact of foreign exchange.
As of September 30, 2018, total capital to be commissioned was approximately $220 million compared to approximately $220 million as of December 31, 2017. The increase is primarily due to contracts secured for the deployment of fibre-to-the-home across north-east France.

54 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Recent Developments
In June 2018, Brookfield, along with its institutional partners, reached an agreement to acquire an effective 29% of the retail colocation data center business of AT&T for $1.1 billion (partnership’s share of equity, approximately $160 million). The portfolio includes 31 retail colocation data centers in 25 markets globally, which serve a diversified customer base of approximately 1,100 companies across a variety of sectors worldwide. Completion of this transaction is expected to occur during 2018 and remains subject to certain closing conditions and customary regulatory approvals.
In the third quarter of 2018, Brookfield Infrastructure reached an agreement with a strategic partner to acquire a co-controlling interest in Ascenty, the leading hyperscale data center operator in South America, for $2 billion. Brookfield Infrastructure and its institutional partners will be investing $750 million (partnership’s share of equity, approximately $200 million) and expects to close this transaction, along with the acquisition of our U.S. data center business, by the end of 2018.
The following table presents the components of the Corporate segment on a proportionate basis:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Adjusted EBITDA(1)	$(57)	$(63)	$(169)	$(173)
Funds from Operations (FFO)(1)	(49)	(72)	(158)	(184)

1.	Non-IFRS measure. Refer to the “Reconciliation of Non-IFRS Financial Measures” and “Reconciliation of Operating Segment Measures” sections of this MD&A for reconciliation from net income.
For the three-month period ended September 30, 2018, Adjusted EBITDA and FFO for our Corporate segment were losses of $57 million and $49 million, respectively, compared to losses of $63 million and $72 million, respectively, in the prior year. A lower management fee, higher income from our financial asset portfolio, due to excess cash invested following the sale of the interest in our Chilean transmission operation, and decreased financing costs due to lower average net debt balances were the main drivers of the increase to Adjusted EBITDA and FFO compared to the prior year.
Pursuant to our Master Services Agreement, we pay Brookfield an annual base management fee equal to 1.25% of our partnership’s market value plus preferred units outstanding and net recourse debt. The base management fee of $55 million has decreased from the year prior due to a lower trading price of our partnership’s units and the impact of additional liquidity provided by our capital recycling program.
CAPITAL RESOURCES AND LIQUIDITY
The nature of our asset base and the quality of our associated cash flows enable us to maintain a stable and low-cost capital structure. We attempt to maintain sufficient financial liquidity at all times so that we are able to participate in attractive opportunities as they arise, better withstand sudden adverse changes in economic circumstances and maintain our distribution to unitholders. Our principal sources of liquidity are cash flows from our operations, undrawn credit facilities and access to public and private capital markets. We also structure the ownership of our assets to enhance our ability to monetize them to provide additional liquidity, if necessary. In certain instances, subsidiaries may be subject to limitations on their ability to declare and pay dividends to our partnership. However, no significant limits existed at September 30, 2018 and December 31, 2017.

Q3 2018 INTERIM REPORT 55

Our group-wide liquidity at September 30, 2018 consisted of the following:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Corporate cash and financial assets	$734	$205
Committed corporate credit facility	1,975	1,975
Subordinate corporate credit facility	500	500
Draws under corporate credit facility	—	(789)
Commitments under corporate credit facility	(52)	(47)
Proportionate cash retained in businesses	428	392
Proportionate availability under subsidiary credit facilities	749	629
Group-wide liquidity	$4,334	$2,865
At September 30, 2018, we believe that group-wide liquidity is sufficient to meet Brookfield Infrastructure’s present requirements. We finished the quarter with group-wide liquidity of $4.3 billion, up from $2.9 billion at December 31, 2017. The increase is primarily a result of proceeds received from the sale of the partnership’s interest in our Chilean electricity transmission business, which were used to repay draws on the corporate credit facility, and the issuance of medium-term notes and preferred units during the year.

56 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

We finance our assets principally at the operating company level with debt that generally has long-term maturities, few restrictive covenants and no recourse to either Brookfield Infrastructure or our other operations. On a proportionate basis as of September 30, 2018, scheduled principal repayments over the next five years are as follows:

US$ MILLIONS	Average Term (years)	2018	2019	2020	2021	2022	Beyond	Total
Recourse borrowings
Corporate borrowings	5	$97	$—	$290	$—	$348	$929	$1,664
Total recourse borrowings	5	97	—	290	—	348	929	1,664
Non-recourse borrowings(1)
Utilities
Regulated Transmission	7	2	23	15	2	3	486	531
Regulated Distribution	11	3	20	8	22	35	1,514	1,602
Regulated Terminal	4	—	—	153	297	168	376	994
	8	5	43	176	321	206	2,376	3,127
Transport
Rail	5	3	35	104	115	165	645	1,067
Toll Roads	8	31	148	124	174	187	759	1,423
Ports	3	4	100	235	104	11	57	511
	7	38	283	463	393	363	1,461	3,001
Energy
Energy Transmission & Storage	9	4	—	6	—	350	737	1,097
District Energy	12	1	2	38	3	3	212	259
	9	5	2	44	3	353	949	1,356
Data Infrastructure
Telecommunications Infrastructure	5	—	—	109	—	147	197	453
	5	—	—	109	—	147	197	453
Total non-recourse borrowings(1)	8	48	328	792	717	1,069	4,983	7,937
Total borrowings(2)	7	$145	$328	$1,082	$717	$1,417	$5,912	$9,601
Cash retained in businesses
Utilities								$101
Transport								248
Energy								39
Data Infrastructure								40
Corporate								734
Total cash retained								$1,162
Net debt
Utilities								$3,026
Transport								2,753
Energy								1,317
Data Infrastructure								413
Corporate								930
								$8,439
Total net debt		2%	3%	11%	7%	15%	62%	100%

1.	Represents non-recourse debt to Brookfield Infrastructure as the holders have recourse only to the underlying operations.

2.
As of September 30, 2018, approximately 27% has been issued as floating rate debt. Brookfield Infrastructure and its subsidiaries have entered into interest rate swaps whereby the floating rate debt has been converted to fixed rate debt, effectively reducing floating rate debt maturities to approximately 24% of our total borrowings. Excluding working capital and capital expenditure facilities, floating rate debt maturities approximate 22% of our total borrowings, inclusive of the impact of interest rate swaps.

Our debt has an average term of seven years. On a proportionate basis, our net debt-to-capitalization ratio as of September 30, 2018 was 51%. The weighted average cash interest rate is 4.9% for the overall business (September 30, 2017: 4.6%), in which our utilities, transport, energy, data infrastructure and corporate segments were 4.3%, 6.6%, 5.4%, 2.7%, and 3.9%, respectively (September 30, 2017: 3.9%, 6.5%, 5.2%, 2.6% and 3.6%).

Q3 2018 INTERIM REPORT 57

Proportionate debt, a non-IFRS measure to assess liquidity, can be reconciled to consolidated debt as follows:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Consolidated debt	$11,524	$10,164
Add: proportionate share of debt of investments in associates:
Utilities	171	837
Transport	1,245	1,291
Energy	929	929
Data Infrastructure	451	467
Less: borrowings attributable to non-controlling interest	(4,298)	(3,028)
Premium on debt and cross currency swaps	(421)	(435)
Proportionate debt	$9,601	$10,225
CONTRACTUAL OBLIGATIONS
The table below outlines Brookfield Infrastructure’s contractual obligations as at September 30, 2018:

	Payments due by period
US$ MILLIONS	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Accounts payable and other liabilities	$892	$28	$16	$183	$1,119
Corporate borrowings	97	—	639	928	1,664
Non-recourse borrowings	320	459	4,257	4,899	9,935
Financial liabilities	114	12	59	1,003	1,188
Interest expense:
Corporate borrowings	54	53	137	10	254
Non-recourse borrowings	470	409	1,028	1,517	3,424
In addition, pursuant to the Master Services Agreement, on a quarterly basis we pay a base management fee to Brookfield equal to 0.3125% (1.25% annually) of the market value of our partnership plus net recourse debt. This fee is estimated to be approximately $220 million per year based on the September 30, 2018 market capitalization of our partnership plus preferred units and recourse corporate net debt.
An integral part of our partnership’s strategy is to participate with institutional investors in Brookfield-sponsored private infrastructure funds that target acquisitions that suit Brookfield Infrastructure’s profile. In the normal course of business, our partnership has made commitments to Brookfield-sponsored private infrastructure funds to participate in these target acquisitions in the future, if and when identified.
FINANCIAL INSTRUMENTS
Foreign Currency Hedging Strategy
To the extent that we believe it is economic to do so, our strategy is to hedge a portion of our equity investments and/or cash flows exposed to foreign currencies. The following key principles form the basis of our foreign currency hedging strategy:

•	We leverage any natural hedges that may exist within our operations

•	We utilize local currency debt financing to the extent possible

•	We may utilize derivative contracts to the extent that natural hedges are insufficient

58 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table presents our hedged position in foreign currencies as of September 30, 2018:

	Net Investment Hedges
US$ MILLIONS	USD		AUD	GBP	BRL	CLP	CAD		EUR	COP	PEN	INR
Equity Investment – US$	$823		$1,360	$1,157	$2,233	$63	$(846)		$906	$142	$119	$84
FX contracts – US$	3,684		(1,360)	(1,157)	—	(63)	(151)		(873)	(69)	(11)	—
Net unhedged – US$	$4,507		$—	$—	$2,233	$—	$(997)		$33	$73	$108	$84
% of equity investment hedged	N/A	%	100%	100%	—%	100%	N/A	%	96%	49%	9%	—%
At September 30, 2018, 75% of our net equity investment is U.S. dollar functional currency. For the three-month period ended September 30, 2018, we recorded gains in comprehensive income of $14 million (September 30, 2017: losses of $72 million) related to these contracts.
CAPITAL REINVESTMENT
We fund growth capital expenditures with cash flow generated from operations, supplemented by non-recourse debt sized to investment grade coverage and covenant thresholds. This is designed to ensure that our investments have stable capital structures supported by a substantial level of equity and that cash flows at the asset level can be remitted freely to the partnership. This strategy also underpins our investment grade profile.
To fund large scale development projects and acquisitions, we will evaluate a variety of capital sources including proceeds from selling mature businesses, in addition to raising money in the capital markets through equity, debt and preferred share issuances. Furthermore, the partnership has a $1.975 billion committed revolving credit facility available for investments and acquisitions, as well as funding the equity component of organic growth initiatives. The facility is intended, and has historically been used, as a bridge to a long-term financing strategy rather than a permanent source of capital.
The following table reconciles changes in our proportionate cash for the year:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Funds from Operations (FFO)	$278	$301	$905	$857
Maintenance capital	(69)	(65)	(176)	(165)
Funds available for distribution (AFFO)	209	236	729	692
Distributions paid	(229)	(196)	(686)	(586)
Funds available for reinvestment	(20)	40	43	106
Growth capital expenditures	(206)	(262)	(562)	(694)
Debt funding of growth capex	95	152	305	371
Non-recourse debt draws (repayments)	(68)	(33)	305	(110)
New investments, net of disposals	(60)	(25)	836	(1,675)
Draws (repayments) on corporate credit facility	—	(703)	(789)	71
Partnership unit issuances	4	977	12	988
Proceeds from debt issuance	377	—	377	537
Proceeds from preferred unit issuances	185	—	342	220
Impact of foreign currency movements	(44)	—	(180)	(40)
Changes in working capital and other	(37)	(2)	(124)	(55)
Change in proportionate cash	226	144	565	(281)
Opening, proportionate cash	936	407	597	832
Closing, proportionate cash	$1,162	$551	$1,162	$551

Q3 2018 INTERIM REPORT 59

We present cash flows generated by our businesses on a proportionate basis as over 40% of our FFO is generated by investments that are not consolidated in our financial statements. The partnership participates in arrangements such as joint ventures or consortiums which provide it with access to partners with local strategic expertise and substantial amounts of capital. When investing in such arrangements, which are not consolidated for financial statement purposes, the partnership nevertheless maintains joint control or significant influence over the business, and is therefore, not a passive investor. We structure governance arrangements to require each of our businesses to distribute all available cash (which is generally defined as cash on hand less any amounts reserved for committed growth projects as approved by the investment’s Board of Directors), ensuring that any decision to not distribute all available cash flow requires our express consent. Consequently, the partnership has access to operating cash flows generated by all of our businesses, including joint ventures and any non-consolidated investments.
The following table highlights the significance of operating cash flow generated from investments which are not consolidated in our financial statements and reconciles consolidated cash flow from operations to AFFO.

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Cash from operating activities	$337	$375	$986	$972
Add: FFO from associates and joint ventures	125	150	409	427
Remove:
Distributions received from associates and joint ventures	(8)	(4)	(28)	(42)
Cash from operating activities attributable to non-controlling interests(1)	(249)	(244)	(828)	(601)
	205	277	539	756
Less: Maintenance capital expenditures	(69)	(65)	(176)	(165)
Taxes paid on disposition of Chilean electricity transmission operation	—	—	256	—
Change in working capital and other items	73	24	110	101
AFFO(2)	$209	$236	$729	$692

1.
By removing cash from operating activities attributable to non-controlling interests, the partnership is able to present AFFO attributable to the partnership. We believe our proportionate financial information, when read in conjunction with the partnership’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of the limitations of proportional results as an analytical tool within the “Reconciliation of Non-IFRS Financial Measures” section on page 66.

2.
The most closely related IFRS measure to AFFO is net income. However, occasionally we believe the alternative reconciliation can be useful and have therefore provided this reconciliation of consolidate cash flow from operations to AFFO. Please see the “Reconciliation of Non-IFRS Financial Measures” section on page 66 for a reconciliation of AFFO to net income.

From a treasury management perspective, the partnership manages its cash reserves with a view to minimizing foreign exchange and administrative costs, as well as enhancing our ability to secure asset level debt financing. While capital is primarily raised at the corporate level to fund the equity component of organic growth capital expenditures, actual funding of projects may be executed by injecting cash into subsidiaries or utilizing operating cash flow generated and retained by the business. Importantly, the physical movement of cash has no relevance on Brookfield Infrastructure’s ability to fund capital expenditures or make distributions.
DISTRIBUTION POLICY

Our distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. The partnership’s objective is to pay a distribution that is sustainable on a long-term basis. The partnership has set its target payout ratio at 60-70% of Funds from Operations. In sizing what we believe to be a conservative payout ratio, we typically retain approximately 15-20% of AFFO that we utilize to fund some or all of our internally funded growth capital expenditures.

The following table presents the partnership’s payout ratios:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Funds from Operations (FFO)	$278	$301	$905	$857
Adjusted Funds from Operations (AFFO)	209	236	729	692
Distributions (Limited partner, preferred and incentive distributions)	229	196	686	586
FFO payout ratio	82%	65%	76%	68%

60 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The partnership’s annual distribution is reviewed with the Board of Directors in the first quarter of each year considering the following:

•	The results from the prior year as well as the budget for the upcoming year and the five-year business plan based on the partnership’s share of Funds from Operations generated by our assets

•	The partnership’s group-wide liquidity and its ability to fund committed capital investments
CAPITAL EXPENDITURES
Due to the capital-intensive nature of our partnership’s asset base, ongoing capital investment is required for additions and enhancements, life-cycle maintenance and repair of plant and equipment related to our operations. Our partnership reviews all capital expenditures and classifies them in one of the two following categories:

i)
Growth capital expenditures: capital outlays underpinned by incremental revenues that will enhance our partnerships’ returns. These projects are eligible for inclusion in the rate base of our utilities segment, or they are meant to add capacity to further expand our existing infrastructure networks in our transport, energy and data infrastructure operations;

ii)	Maintenance capital expenditures: required capital outlays to maintain the current operating state and reliability of the system while ensuring regulatory and safety requirements are upheld
We manage separate review and approval processes for each of the two categories of capital expenditures. Growth capital expenditures are underwritten in isolation and must meet our partnership’s target after-tax equity return threshold of 12-15%. Projects that meet these return targets are presented to the Capital Expenditure Committee which comprises senior personnel of the General Partner of our partnership. The committee reviews proposed project plans considering the target returns and funding plans, in addition to analyzing the various execution risks associated with these projects. Once a project receives approval from the Capital Expenditure Committee, it is generally added to the backlog.
Maintenance capital expenditures follow a different, though equally robust process, as failure to make necessary investment to maintain our operations could impair the ability of our businesses to serve our customer base or continue existing operations. Firstly, the operations teams involved with a particular business performs a detailed review of all planned and proposed maintenance capital expenditures during the annual budgeting process. These plans are reviewed in the context of the business’s maintenance capital approach that is agreed upon with the partnership at the time of acquisition and take into account drivers of performance that include public and worker health and safety, environmental and regulatory compliance, system reliability and integrity. Maintenance capital projects that receive approval at the asset level are then presented to the partnership’s corporate asset management teams that are responsible for overseeing the partnership’s operations, and have ample experience in managing utilities, transport, energy and data infrastructure assets. Through an iterative process with the companies’ senior operating executives, the plan is refined through a comprehensive review including prioritization of non-discretionary projects and comparisons to industry benchmarks. Once agreed, maintenance capital expenditure plans are approved and form part of the annual and five-year business plans that are presented to the partnership’s senior executive team. Once approved, these maintenance plans are executed on in the following year and performance relative to these plans is closely monitored by both the operations and asset management teams.
In addition to the various levels of internal reviews, our partnership engages a reputable, globally recognized engineering services firm annually to perform an independent review of its overall approach to maintenance capital expenditures and detailed capital program. Each year the engineering services firm will review a portion of the portfolio, covering all assets on a three-year rotating basis. For each asset under review in a given year, the engineering services firm will review the historical and forecasted spend against industry standards, regulatory requirements or other benchmarking data, and determine the reasonableness of the maintenance capex program based on the nature of the business and the age and condition of the assets. We have also engaged a Big 4 accounting firm to review the findings of the report provided by the engineering services firm and to assess the control activities around our process for compiling the annual sustaining maintenance capital expenditure ranges by segment.
In 2017, reviews were completed at a number of operations that together make up approximately 60% of our partnership’s FFO. The results from both engagements conducted by the firms confirm that our stated ranges of annual sustaining maintenance capital expenditures are reasonable and in-line with industry standard for assets of a similar nature. In 2018, the partnership intends to complete reviews at the remainder of its existing operations, and for newly acquired businesses it will endeavor to have reviews conducted within 2-3 years of acquisition.

Q3 2018 INTERIM REPORT 61

The following table presents the components of growth capital expenditures by operating segment:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Growth capital expenditures by segment
Utilities	$102	$148	$301	$344
Transport	73	86	158	259
Energy	22	17	71	63
Data Infrastructure	9	11	32	28
	$206	$262	$562	$694
Growth capital expenditures for the three-month period ended September 30, 2018 were $206 million, a decrease from $262 million in the same period in 2017. The decrease in growth capital expenditures is primarily due to the impact of the sale of our Chilean electricity transmission business and the completion of major projects at our South American rail and toll road businesses in the latter part of 2017.
The following table presents the components of maintenance capital expenditures by operating segment:

			Actual Capex
	Annual Ongoing Estimated Maintenance Capex		For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	Low	High	2018	2017	2018	2017
Maintenance capital expenditures by segment
Utilities	$15	$20	$4	$4	$13	$10
Transport	125	135	35	32	107	95
Energy	60	70	27	26	47	51
Data Infrastructure	10	15	3	3	9	9
	$210	$240	$69	$65	$176	$165
Maintenance capital expenditures for the three-month period ended September 30, 2018 were $69 million, an increase of $4 million relative to the same period in 2017. The increase in maintenance capital expenditures occurred primarily within our transport segment as a result of higher spending required with completed projects at our South American rail and toll road businesses. We estimate annual maintenance capital expenditures to be $15-20 million, $125-135 million, $60-70 million, and $10-15 million for our utilities, transport, energy, and data infrastructure segments, respectively, for a total range between $210-240 million. For the three and nine-month periods ended September 30, 2018, our maintenance capital expenditures were within our total quarterly estimated range. Our partnership leverages industry data and benchmarks provided by a global engineering services firm to determine the appropriate maintenance capital ranges as disclosed above.

REVIEW OF CONSOLIDATED STATEMENTS OF CASH FLOWS
The following table summarizes the consolidated statements of cash flows:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Cash from operating activities	$337	$375	$986	$972
Cash used by from investing activities	(365)	(264)	(42)	(5,159)
Cash from (used by) financing activities	402	(100)	(129)	3,876

This statement reflects activities within our consolidated operations and therefore excludes activities within non-consolidated entities.
Three-month periods ended September 30, 2018 and 2017

Cash from operating activities
Cash from operating activities totaled $0.3 billion for the three months ended September 30, 2018, which was consistent with the prior year.

62 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Cash used by investing activities
Cash used by investing activities increased by $0.1 billion to $0.4 billion in 2018, primarily due to the acquisition of an Indian toll road business during the current period, partially offset by reduced investments in financial assets.
Cash from financing activities
Cash from financing activities was $0.4 billion during 2018, as compared to cash used by financing activities of $0.1 billion in 2017. The increase was primarily due to additional net borrowings of $1.0 billion, the issuance of $0.2 billion preferred units in September 2018 and capital provided by non-controlling interests, net of distributions, of $0.3 billion. These increases were partially offset by additional equity issuances in the prior year of $1.0 billion.
PARTNERSHIP CAPITAL
The total number of partnership units in the Holding LP outstanding is comprised of the following:

	As of
	September 30, 2018	December 31, 2017
Redeemable Partnership Units, held by Brookfield	115,824,992	115,824,992
Special General Partner Units	1,600,410	1,600,410
Managing General Partner Units	276,878,576	276,572,900
Total	394,303,978	393,998,302
An affiliate of Brookfield in its capacity as the special general partner of the Holding LP is entitled to incentive distributions which are based on the amount by which quarterly distributions on the limited partnership units exceed specified target levels. To the extent distributions on limited partnership units exceed $0.203 per quarter, the incentive distribution rights entitle the special general partner to 15% of incremental distributions above this threshold to $0.22 per unit.
To the extent that distributions on limited partnership units exceed $0.22 per unit, the incentive distribution rights entitled the special general partner to 25% of incremental distributions above this threshold. During the three and nine-month periods ended September 30, 2018, an incentive distribution of $34 million and $102 million, respectively, was paid to the special general partner (2017: $28 million and $84 million).
CAPITAL MANAGEMENT
Our partnership’s approach to capital management is focused on maximizing returns to unitholders and ensuring capital is deployed in a manner consistent with achieving our investment return objectives.

Invested Capital, which tracks the amount of capital that has been contributed to our partnership, is a measure we utilize to assess returns on capital deployed, relative to targeted returns. Investment decisions are based on, amongst other measures and factors, targeted returns on Invested Capital of 12% to 15% annually over the long-term. We measure return on Invested Capital as Adjusted Funds from Operations (“AFFO”), less estimated returns of capital on operations that are not perpetual in life, divided by the weighted average Invested Capital for the period.
We define Invested Capital as partnership capital removing the impact of the following items: non-controlling interest in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes.
Weighted average Invested Capital for the three and nine-month periods ended September 30, 2018 were $7,801 million and $7,760 million, respectively. See “Reconciliation of Non-IFRS Financial Measures” on page 66 for more details.

Q3 2018 INTERIM REPORT 63

ENTERPRISE VALUE
The following section contains information to assist users in the calculation of the enterprise value of our partnership.
Enterprise Value
We define Enterprise Value as the market value of our partnership plus preferred units and proportionate debt, net of proportionate cash.
The following table presents Enterprise Value as of September 30, 2018 and December 31, 2017:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Partnership units outstanding, end of period(1)	394.3	394.0
Price(2)	$39.3949	$44.9200
Market capitalization	15,533	17,698
Preferred units(3)	937	595
Proportionate net debt(4)	8,439	9,628
Enterprise value	$24,909	$27,921

1.	Includes limited partner, general partner and redeemable partnership units held by Brookfield.

2.
Market value of our partnership is calculated based on the price per unit referencing the volume weighted average of the trading price of our units on the New York Stock Exchange for the last five trading days of a period.

3.	Preferred units on Brookfield Infrastructure’s Consolidated Statements of Financial Position.

4.
Please see “Capital Resources and Liquidity” for a detailed reconciliation of Brookfield Infrastructure’s proportionate net debt to our partnership’s consolidated debt on the Consolidated Statements of Financial Position.

RELATED PARTY TRANSACTIONS
In the normal course of operations, Brookfield Infrastructure entered into the transactions below with related parties. The immediate parent of Brookfield Infrastructure is our partnership. The ultimate parent of Brookfield Infrastructure is Brookfield. Other related parties of Brookfield Infrastructure represent its subsidiary and operating entities.
a) Transactions with the immediate parent
Throughout the year, the General Partner, in its capacity as our partnership’s general partner, incurs director fees, a portion of which are charged at cost to our partnership in accordance with the limited partnership agreement. Less than $1 million in director fees were incurred during the three and nine-month periods ended September 30, 2018 (2017: less than $1 million for the three and nine-month periods).
b) Transactions with other related parties
Since inception, Brookfield Infrastructure has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield.
Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Infrastructure pays a base management fee, referred to as the Base Management Fee, to the Service Provider equal to 0.3125% per quarter (1.25% annually) of the market value of our partnership. The Base Management Fee was $55 million and $163 million, respectively, for the three and nine-month periods ended September 30, 2018 (2017: $61 million and $166 million). As of September 30, 2018, $55 million was outstanding as payable to the Service Provider (December 31, 2017: $64 million).
For purposes of calculating the Base Management Fee, the market value of our partnership is equal to the aggregate value of all the outstanding units of our partnership (assuming full conversion of Brookfield’s Redeemable Partnership Units in the Holdings LP into units of our partnership), preferred units and securities of the other Service Recipients (as defined in Brookfield Infrastructure’s Master Services Agreement) that are not held by Brookfield Infrastructure, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities.
As of September 30, 2018, less than $1 million is payable to the Service Provider relating to third party general and administrative and acquisition related expenses that were paid for by Brookfield on behalf of Brookfield Infrastructure (2017: $nil). These expenses were charged to Brookfield Infrastructure at cost.

64 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

As of September 30, 2018, Brookfield Infrastructure had a receivable balance of $20 million from subsidiaries of Brookfield (December 31, 2017: $20 million) and loans payable of $73 million to subsidiaries of Brookfield (December 31, 2017: $75 million). The loans are payable in full between 2018 and 2026 with interest rates ranging from 3.8% to 8.5% per annum.
Brookfield Infrastructure, from time to time, will place funds on deposit with Brookfield. As of September 30, 2018, Brookfield Infrastructure’s deposit balance with Brookfield was less than $1 million (December 31, 2017: less than $1 million) and earned interest of less than $1 million for the three and nine-month periods ended September 30, 2018 (2017: less than $1 million and $1 million for the three and nine-month periods).
Brookfield Infrastructure has entered into a $500 million revolving credit facility with Brookfield to provide additional liquidity for general corporate purposes and capital expenditures, if required. As of September 30, 2018, there were $nil (December 31, 2017: $nil) borrowings outstanding.
Brookfield Infrastructure’s subsidiaries provide heating, cooling and connection services in the normal course of operations on market terms to subsidiaries and associates of Brookfield Property Partners L.P. In addition, our subsidiaries lease office space and obtain construction, consulting and engineering services in the normal course of operations on market terms from subsidiaries and associates of Brookfield Property Partners L.P. For the three and nine-month periods ended September 30, 2018, revenues of $6 million and $10 million, respectively, were generated (2017: $2 million and $5 million for the three and nine-month periods) and expenses of $1 million and $3 million, respectively, were incurred (2017: $2 million and $3 million for the three and nine-month periods).
Brookfield Infrastructure utilizes a wholly-owned subsidiary of Brookfield to negotiate and purchase insurance and assess the adequacy of insurance on behalf of our partnership and certain subsidiaries. During the three and nine-month periods ended September 30, 2018, Brookfield Infrastructure paid less than $1 million for these services (2017: less than $1 million for the three and nine-month periods).
Brookfield Infrastructure’s U.K. port operation provides port marine services on market terms to a subsidiary acquired by Brookfield Business Partners L.P. For the three and nine-month periods ended September 30, 2018, revenues of $1 million and $3 million, respectively, were generated (2017: $nil for the three and nine-month periods). In addition, Brookfield Infrastructure’s Australian ports business provides transportation services on market terms to a subsidiary of Brookfield Business Partners L.P. in the normal course of its operations. For the three and nine-month periods ended September 30, 2018, revenues of less than $1 million were generated (2017: $nil for the three and nine-month periods).
Brookfield Infrastructure’s subsidiaries purchase electricity from, and distribute electricity on behalf of, a subsidiary of Brookfield Renewable Partners L.P. in the normal course of operations on market terms. For the three and nine-month periods ended September 30, 2018, revenues of less than $1 million were generated (2017: $nil for the three and nine-month periods) and expenses of $3 million and $9 million, respectively, were incurred (2017: $nil for the three and nine-month periods).
OFF-BALANCE SHEET ARRANGEMENTS
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
We, on behalf of our subsidiaries, provide letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance. As at September 30, 2018, letters of credit issued by our subsidiaries amounted to $52 million (December 31, 2017: $106 million).
In the normal course of operations, we execute agreements that provide for indemnification and guarantees to third parties in transactions such as business dispositions and acquisitions, construction projects, capital projects, and sales and purchases of assets and services. We have also agreed to indemnify our directors and certain of our officers and employees. The nature of substantially all of the indemnification undertakings prevents us from making a reasonable estimate of the maximum potential amount that we could be required to pay third parties, as many of the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, we have made no significant payments under such indemnification agreements.

Q3 2018 INTERIM REPORT 65

RECONCILIATION OF NON-IFRS FINANCIAL MEASURES
We focus on FFO to measure operating performance, along with IFRS measures such as net income. In addition, we also assess AFFO, Adjusted EBITDA, Adjusted Earnings and Invested Capital.
Adjusted EBITDA, FFO, AFFO, Adjusted Earnings and Invested Capital are presented based on our proportionate share of results in operations accounted for using the consolidation and the equity method whereby we either control or exercise significant influence or joint control over the investment, respectively. Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Under IFRS, we are not considered to control those entities that have not been consolidated and as such, have been presented as investments in associates or joint ventures in Note 9 of the partnership’s financial statements. The presentation of the assets and liabilities and revenues and expenses do not represent our legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish the partnership’s legal claims or exposures to such items.
As a result, segment revenues, costs attributable to revenues, general and administrative costs, interest expense, other income, depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses are reconciling items that will differ from results presented in accordance with IFRS as these reconciling items include our proportionate share of earnings from investments in associates attributable to each of the above-noted items, and exclude the proportionate share of earnings (loss) of consolidated investments not held by the partnership apportioned to each of the above-noted items.
We provide proportionate financial results because we believe it assists investors and analysts in estimating our overall performance and understanding the partnership’s share of results from its underlying investments which have varying economic ownership interests and financial statement presentations when determined in accordance with IFRS. We believe our proportionate financial information, when read in conjunction with the partnership’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing and capital is being managed. The presentation of proportionate results has limitations as an analytical tool, including the following:

•
The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses;

•	Other companies may calculate proportionate results differently than we do.
Because of these limitations, our proportionate financial information should not be considered in isolation or as a substitute for our financial statements as reported under IFRS.
The following tables present each segment’s results in the format that management organizes its segments to make operating decisions and assess performance. These tables reconcile our proportionate results to our partnership’s consolidated statements of operating results on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interests.
See “Discussion of Segment Reconciling Items” beginning on page 74 for a reconciliation of segment results to our statement of operating results in accordance with IFRS along with a break-down of each of the reconciling items by type and by operating segment.
Net income is the most directly comparable IFRS measure to FFO, AFFO, Adjusted EBITDA and Adjusted Earnings. Partnership capital is the most directly comparable IFRS measure to Invested Capital. We urge you to review the IFRS financial measures within the MD&A and to not rely on any single financial measure to evaluate our partnership.
We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses.
FFO has limitations as an analytical tool:

•
FFO does not include depreciation and amortization expense; because we own capital assets with finite lives, depreciation and amortization expense recognizes the fact that we must maintain or replace our asset base in order to preserve our revenue generating capability;

•	FFO does not include deferred income taxes, which may become payable if we own our assets for a long period of time; and

•	FFO does not include certain non-recurring charges such as breakage and transaction costs or non-cash valuation gains, losses and impairment charges.
FFO is a key measure that we use to evaluate the performance of our operations and forms the basis for our partnership’s distribution policy.

66 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

We believe that FFO, when viewed in conjunction with our IFRS results, provides a more complete understanding of factors and trends affecting our underlying operations. FFO allows us to evaluate our businesses on the basis of cash return on invested capital by removing the effect of non-cash and other items.
We add back depreciation and amortization to remove the implication that our assets decline in value over time since we believe that the value of most of our assets will be sustained over time, provided we make all necessary maintenance expenditures. We add back deferred income taxes because we do not believe this item reflects the present value of the actual cash tax obligations we will be required to pay, particularly if our operations are held for a long period of time. We add back non-cash valuation gains or losses recorded in net income as they are non-cash and indicate a point-in-time approximation of value on items we consider long-term. We also add back breakage and transaction costs as they are capital in nature.
In addition, we focus on Adjusted Funds from Operations or AFFO, which is defined as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). While FFO provides a basis for assessing current operating performance, it does not take into consideration the cost to sustain the operating performance of our partnership’s asset base. In order to assess the long-term, sustainable operating performance of our businesses, we observe that in addition to FFO, investors use AFFO by taking into account the impact of maintenance capital expenditures.
We also focus on Adjusted EBITDA which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs and non-cash valuation gains or losses. Adjusted EBITDA provides a supplemental understanding of the performance of our business and enhanced comparability across periods and relative to our peers. Adjusted EBITDA excludes the impact of interest expense and current income taxes to remove the effect of the current capital structure and tax profile in assessing the operating performance of our businesses.
Adjusted Earnings is a measure that can be used to evaluate the performance of our operations, defined as net income attributable to our partnership, excluding any incremental depreciation and amortization expense associated with the revaluation of our property, plant and equipment and the impact of purchase price accounting, mark-to-market on hedging items and disposition gains or losses. While we believe that maintenance capital expenditures are the best measure of the cost to preserve our revenue generating capability, we acknowledge that investors may view historical depreciation as a more relevant proxy. Adjusted Earnings also excludes mark-to-market on hedging items recorded in net income or disposition gains or losses as we believe these items are not reflective of the ongoing performance of our underlying operations.
When viewed with our IFRS results, we believe that Adjusted Earnings provides a supplemental understanding of the performance of our underlying operations and also gives users enhanced comparability of our ongoing performance relative to peers in certain jurisdictions and across periods.
Invested Capital, which tracks the amount of capital that has been contributed to our partnership, is a measure we utilize to assess returns on capital deployed, relative to targeted returns. Investment decisions are based on, amongst other measures and factors, targeted returns on Invested Capital of 12% to 15% annually over the long-term. We define Invested Capital as partnership capital removing the following items: non-controlling interest - in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes. We measure return on Invested Capital as AFFO, less estimated returns of capital on operations that are not perpetual in life, divided by the weighted average Invested Capital for the period.

Q3 2018 INTERIM REPORT 67

FFO is a measure of operating performance that is not calculated in accordance with and does not have any standardized meaning prescribed by IFRS as issued by the IASB. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the REALPAC and the NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS. A reconciliation of the most closely-related IFRS measure, net income, to FFO and AFFO is as follows:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS(1)	2018	2017	2018	2017
Net income	$87	$151	$633	$332
Add back or deduct the following:
Depreciation and amortization	188	215	569	541
Share of losses (earnings) from investments in associates and joint ventures(2)	32	(24)	36	(83)
FFO contribution from investments in associates and joint ventures(2)	125	150	409	427
Income tax expense	65	30	322	98
Mark-to-market on hedging items and other	(5)	18	(25)	65
Gain on sale of associate	—	—	(338)	—
Other (expense) income	(9)	(1)	(26)	13
Consolidated Funds from Operations	483	539	1,580	1,393
FFO attributable to non-controlling interests(3)	(205)	(238)	(675)	(536)
FFO	278	301	905	857
Maintenance capital expenditures	(69)	(65)	(176)	(165)
AFFO	209	236	729	692
Return of capital	(21)	(23)	(68)	(56)
AFFO less return of capital	$188	$213	$661	$636

1.
Please see “Reconciliation of Operating Segment Measures” for a detailed reconciliation of Brookfield Infrastructure’s proportionate results to our partnership’s Consolidated Statements of Operating Results.

2.
These adjustments have the combined effect of excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses recorded within our investments in associates and joint ventures in accordance with our definition of FFO.

3.
By adjusting FFO attributable to non-controlling interests, the partnership is able to remove the portion of FFO earned at non-wholly owned subsidiaries that is not attributable to the partnership. We believe our proportionate financial information, when read in conjunction with the partnership’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of limitations of the proportional results as an analytical tool within the “Reconciliation of Non-IFRS Financial Measures” on page 66.

All reconciling amounts from net income to FFO presented above are taken directly from the partnership’s consolidated financial statements, and in the case of “Contribution from investments in associates and joint ventures” and “Attributable to non-controlling interests”, the partnership’s proportionate share of FFO relating thereto are derived using the accounting policies consistent with those applied in the partnership’s consolidated financial statements. FFO for these items is calculated on the same basis as consolidated entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the partnership’s share of equity accounted income and the corresponding elimination of non-controlling interests in accordance with IAS 28, Investments in Associates and Joint Ventures and IFRS 10, Consolidated Financial Statements, respectively.
For the three-month period ended September 30, 2018, the difference between net income and FFO is due to depreciation and amortization expenses of $188 million (2017: $215 million), our share of losses from investments in associates and joint ventures of $32 million (2017: earnings of $24 million), income tax expense of $65 million (2017: $30 million), mark-to-market gains on hedging and other items of $5 million (2017: losses of $18 million), and other expenses of $9 million (2017: $1 million), less FFO attributable to non-controlling interests of $205 million (2017: $238 million).
The difference between net income and AFFO is due to the aforementioned items, in addition to maintenance capital expenditures of $69 million (2017: $65 million).
For the nine-month period ended September 30, 2018, the difference between net income and FFO is due to depreciation and amortization expenses of $569 million (2017: $541 million), share of losses from investments in associates and joint ventures of $36 million (2017: earnings of $83 million), income tax expense of $322 million (2017: $98 million), mark-to-market gains on hedging and other items of $25 million (2017: losses of $65 million), gain on sale of associate of $338 million (2017: $nil) and other expenses of $26 million (2017: income of $13 million), less FFO attributable to non-controlling interests of $675 million (2017: $536 million).

68 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The difference between net income and AFFO is due to the aforementioned items in addition to maintenance capital expenditures of $176 million (2017: $165 million).
The following table reconciles net income, the most directly comparable IFRS measure, to Adjusted EBITDA, a non-IFRS measure. Adjusted EBITDA is presented based on our proportionate share of results in operations accounted for using the consolidation and the equity methods.

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS(1)	2018	2017	2018	2017
Net income	$87	$151	$633	$332
Add back or deduct the following:
Depreciation and amortization	188	215	569	541
Interest expense	140	114	379	315
Share of losses (earnings) from investments in associates and joint ventures(2)	32	(24)	36	(83)
Adjusted EBITDA contributions from investments in associates and joint ventures(2)	159	190	519	567
Income tax expense	65	30	322	98
Mark-to-market on hedging items and other	(5)	18	(25)	65
Gain on sale of associates	—	—	(338)	—
Consolidated Adjusted EBITDA	666	694	2,095	1,835
Adjusted EBITDA attributable to non-controlling interests(3)	(297)	(293)	(913)	(681)
Adjusted EBITDA	$369	$401	$1,182	$1,154

1.
Please see “Reconciliation of Operating Segment Measures” for a detailed reconciliation of Brookfield Infrastructure’s proportionate results to our partnership’s Consolidated Statements of Operating Results.

2.
These adjustments have the combined effect of excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses recorded within our investments in associates and joint ventures in accordance with our definition of FFO.

3.
By adjusting Adjusted EBITDA attributable to non-controlling interests, the partnership is able to remove the portion of Adjusted EBITDA earned at non-wholly owned subsidiaries that is not attributable to the partnership. We believe our proportionate financial information, when read in conjunction with the partnership’s reported results under IFRS, provides the most meaningful assessment of how our operations are performing. Please refer to the discussion of limitations of the proportional results as an analytical tool within the “Reconciliation of Non-IFRS Financial Measures” on page 66.

All reconciling amounts presented above are taken directly from the partnership’s consolidated financial statements, and in the case of “Contribution from investments in associates and joint ventures” and “Attributable to non-controlling interests”, the partnership’s proportionate share of Adjusted EBITDA relating thereto are derived using the accounting policies consistent with those applied in the partnership’s consolidated financial statements. Adjusted EBITDA for these items is calculated on the same basis as consolidated entities, as disclosed above, and is calculated by applying the same ownership percentages used in calculating the partnership’s share of equity accounted income and the corresponding elimination of non-controlling interests in accordance with IAS 28, Investments in Associates and Joint Ventures and IFRS 10, Consolidated Financial Statements, respectively.
For the three-month period ended September 30, 2018, the difference between net income and Adjusted EBITDA is primarily due to depreciation and amortization expenses of $188 million (2017: $215 million), and Adjusted EBITDA contributions from investment in associates of $159 million (2017: $190 million), and Adjusted EBITDA attributable to non-controlling interests of $297 million (2017: $293 million).
For the nine-month period ended September 30, 2018, the difference between net income and Adjusted EBITDA is primarily due to depreciation and amortization expenses of $569 million (2017: $541 million) and Adjusted EBITDA contributions from investment in associates of $519 million (2017: $567 million), and the gain on sale of associates of $338 million (2017: $nil), and Adjusted EBITDA attributable to non-controlling interests of $913 million (2017: $681 million).

Q3 2018 INTERIM REPORT 69

The following table reconciles net income attributable to our partnership, the most directly comparable IFRS measure, to Adjusted Earnings, a non-IFRS financial metric:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Net income attributable to partnership(1)	$5	$19	$339	$54
Add back or deduct the following:
Depreciation and amortization expense due to application of revaluation model and acquisition accounting	85	93	256	262
Mark-to-market on hedging items and other	11	26	138	111
Gain on sale of subsidiaries or ownership changes	—	—	(338)	—
Adjusted earnings	$101	$138	$395	$427

1.	Includes net income attributable to non-controlling interest—Redeemable Partnership Units held by Brookfield, general partner and limited partners.
For the three-month period ended September 30, 2018, the difference between net income attributable to partnership and Adjusted Earnings is due to depreciation and amortization expense attributable to the application of the revaluation model and acquisition accounting of $85 million (2017: $93 million), and mark-to-market gains on hedging items and other of $11 million (2017: losses of $26 million). Adjusted earnings for the period benefited from organic growth across the majority of our operations and acquisitions completed in the past 12 months. These increases were more than offset by the impact of the sale of our Chilean electricity transmission operation and foreign exchange.
For the nine-month period ended September 30, 2018, the difference between net income attributable to partnership and Adjusted Earnings is due to depreciation and amortization expense attributable to the application of the revaluation model and acquisition accounting of $256 million (2017: $262 million) and mark-to-market losses on hedging items and other of $138 million (2017: $111 million). The gain on sale of subsidiaries or ownership changes represents a one-time gain relating to the sale of our Chilean electricity transmission business. Adjusted earnings for the period benefited from organic growth across the majority of our operations and acquisitions completed in the past 12 months. These increases were more than offset by the impact of the sale of our Chilean electricity transmission operation and foreign exchange.
The following table reconciles net (loss) income per limited partnership unit, the most directly comparable IFRS measure, to FFO per unit, a non-IFRS financial metric:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, EXCEPT PER UNIT AMOUNTS(1)	2018	2017	2018	2017
Net (loss) income per limited partnership unit(2)	$(0.10)	$(0.04)	$0.53	$(0.13)
Add back or deduct the following:
Depreciation and amortization	0.46	0.52	1.45	1.45
Deferred income taxes	(0.04)	0.02	0.01	0.04
Mark-to-market on hedging items	(0.08)	0.07	(0.17)	0.30
Gain on sale of associate	—	—	(0.86)	—
Valuation losses and other	0.47	0.24	1.35	0.66
Per unit FFO(3)	$0.71	$0.81	$2.31	$2.32

1.
Please see “Reconciliation of Operating Segment Measures” for a detailed reconciliation of Brookfield Infrastructure’s proportionate results to our partnership’s Consolidated Statements of Operating Results.

2.
During the three and nine-month periods ended September 30, 2018, on average there were 276.8 million and 276.7 million limited partnership units outstanding, respectively (2017: 262.6 million and 260.6 million).

3.	During the three and nine-month periods ended September 30, 2018, on average there were 394.2 million and 394.1 million units outstanding, respectively (2017: 373.9 million and 371.0 million).

70 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

The following table reconciles net (loss) income per limited partnership unit, the most directly comparable IFRS measure, to Adjusted Earnings per unit, a non-IFRS financial metric:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	2018	2017	2018	2017
Net (loss) income per limited partnership unit(1)	$(0.10)	$(0.04)	$0.53	$(0.13)
Add back or deduct the following:
Depreciation and amortization expense due to application of revaluation model & acquisition accounting	0.22	0.25	0.66	0.70
Mark-to-market on hedging items and other	0.14	0.16	0.68	0.59
Gains on sale of subsidiaries or ownership changes	—	—	(0.86)	—
Adjusted earnings per unit(2)	$0.26	$0.37	$1.01	$1.16

1.
During the three and nine-month periods ended September 30, 2018, on average there were 276.8 million and 276.7 million limited partnership units outstanding, respectively (2017: 262.6 million and 260.6 million).

2.	During the three and nine-month periods ended September 30, 2018, on average there were 394.2 million and 394.1 million units outstanding, respectively (2017: 373.9 million and 371.0 million).
The following reconciles partnership capital, the most directly comparable IFRS measure, to Invested Capital, a non-IFRS financial metric:

	As of
US$ MILLIONS	September 30, 2018	December 31, 2017
Partnership Capital	$12,122	$13,474
Remove impact of the following items since inception:
Non-controlling interest - in operating subsidiaries	(5,144)	(5,875)
Deficit	1,066	1,366
Accumulated other comprehensive income	18	(1,257)
Ownership changes	(109)	(109)
Invested Capital	$7,953	$7,599
Invested capital has increased as a result of the issuance of $157 million of Series 9 preferred units in January 2018, the issuance of $185 million Series 11 preferred units in September 2018, and $12 million related to units issued in March, June, and September 2018 under our partnership’s distribution reinvestment plan.
The following table presents the change in Invested Capital during the three and nine-month periods ended September 30, 2018:

	For the three-month period ended September 30		For the nine-month period ended September 30
US$ MILLIONS	2018	2017	2018	2017
Opening balance	$7,764	$6,618	$7,599	$6,387
Issuance of preferred units	185	—	342	220
Issuance of limited partnership units and redeemable partnership units	4	977	12	988
Ending balance	$7,953	$7,595	$7,953	$7,595
Weighted Average Invested Capital	$7,801	$6,778	$7,760	$6,646
AFFO is defined as FFO (defined in Note 3, Segment Information) less maintenance capital expenditures. AFFO for the three and nine- month periods ended September 30, 2018 was $209 million and $729 million, respectively (2017: $236 million and $692 million). Estimated returns of capital for the three and nine-month periods ended September 30, 2018 were $21 million and $68 million, respectively (2017: $23 million and $56 million).
Our partnership has met its investment return objectives for the three and nine-month periods ended September 30, 2018 with returns on Invested Capital of 10% and 11%, respectively (2017: 13% and 13%).

Q3 2018 INTERIM REPORT 71

Reconciliation of Operating Segment Measures
Adjusted EBITDA, FFO and AFFO are presented based on our proportionate share of results in operations accounted for using consolidation and the equity method whereby we either control or exercise significant influence over the investment respectively, in order to demonstrate the impact of key value drivers of each of these operating segments on our overall performance. As a result, segment depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses are reconciling items that will differ from results presented in accordance with IFRS as these reconciling items (1) include our proportionate share of earnings from investments in associates attributable to each of the above-noted items, and (2) exclude the proportionate share of earnings (loss) of consolidated investments not held by us apportioned to each of the above-noted items.
The following tables present each segment’s results in the format that management organizes its segments to make operating decisions and assess performance. Each segment is presented on a proportionate basis, taking into account our ownership in operations accounted for using the consolidation and equity method whereby we either control or exercise significant influence over the investment, respectively. These tables reconcile our proportionate results to our partnership’s consolidated statements of operating results on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interests. See “Discussion of Segment Reconciling Items” on page 74 for a reconciliation of segment results to our statement of operating results in accordance with IFRS.

	Total attributable to Brookfield Infrastructure
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	As per IFRS financials(2)

Revenues	$270	$385	$144	$40	$—	$839	$(359)	$687	$1,167
Costs attributed to revenues	(98)	(227)	(71)	(17)	—	(413)	200	(390)	(603)
General and administrative costs	—	—	—	—	(57)	(57)	—	—	(57)
Adjusted EBITDA	172	158	73	23	(57)	369	(159)	297
Other (expense) income	(9)	1	5	(1)	20	16	5	(30)	(9)
Interest expense	(33)	(40)	(19)	(3)	(12)	(107)	29	(62)	(140)
FFO	130	119	59	19	(49)	278	(125)	205
Depreciation and amortization	(42)	(81)	(39)	(18)	—	(180)	87	(95)	(188)
Deferred taxes	(11)	28	(2)	1	1	17	(23)	(6)	(12)
Mark-to-market on hedging items and other	(10)	(112)	(13)	1	24	(110)	93	(22)	(39)
Share of losses from associates	—	—	—	—	—	—	(32)	—	(32)
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(82)	(82)
Net income (loss) attributable to partnership(3)	$67	$(46)	$5	$3	$(24)	$5	$—	$—	$5

	Total attributable to Brookfield Infrastructure
FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non-controlling interest	As per IFRS financials(2)

Revenues	$261	$411	$133	$42	$—	$847	$(403)	$517	$961
Costs attributed to revenues	(61)	(232)	(71)	(19)	—	(383)	213	(224)	(394)
General and administrative costs	—	—	—	—	(63)	(63)	—	—	(63)
Adjusted EBITDA	200	179	62	23	(63)	401	(190)	293
Other (expense) income	(2)	(2)	5	(1)	8	8	1	(10)	(1)
Interest expense	(28)	(41)	(19)	(3)	(17)	(108)	39	(45)	(114)
FFO	170	136	48	19	(72)	301	(150)	238
Depreciation and amortization	(58)	(82)	(36)	(19)	—	(195)	94	(114)	(215)
Deferred taxes	(15)	3	(1)	3	4	(6)	—	(7)	(13)
Mark-to-market on hedging items and other	(5)	(28)	(7)	(1)	(40)	(81)	32	15	(34)
Share of earnings from associates	—	—	—	—	—	—	24	—	24
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(132)	(132)
Net income (loss) attributable to partnership(3)	$92	$29	$4	$2	$(108)	$19	$—	$—	$19

72 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

	Total attributable to Brookfield Infrastructure
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	As per IFRS financials(2)

Revenues	$787	$1,219	$434	$128	$—	$2,568	$(1,150)	$1,806	$3,224
Costs attributed to revenues	(235)	(710)	(213)	(59)	—	(1,217)	631	(893)	(1,479)
General and administrative costs	—	—	—	—	(169)	(169)	—	—	(169)
Adjusted EBITDA	552	509	221	69	(169)	1,182	(519)	913
Other (expense) income	(20)	3	13	(3)	53	46	9	(81)	(26)
Interest expense	(94)	(123)	(55)	(9)	(42)	(323)	101	(157)	(379)
FFO	438	389	179	57	(158)	905	(409)	675
Depreciation and amortization	(143)	(265)	(110)	(55)	—	(573)	289	(285)	(569)
Deferred taxes	(38)	40	(5)	3	2	2	(35)	(20)	(53)
Mark-to-market on hedging items and other	(67)	(174)	(51)	2	(43)	(333)	191	(76)	(218)
Gain on sale of associate	—	—	—	—	338	338	—	—	338
Share of losses from associates	—	—	—	—	—	—	(36)	—	(36)
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(294)	(294)
Net income (loss) attributable to partnership(3)	$190	$(10)	$13	$7	$139	$339	$—	$—	$339

	Total attributable to Brookfield Infrastructure
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure(1)	Corporate	Total	Contribution from investments in associates	Attributable to non-controlling interest	As per IFRS financials(2)

Revenues	$715	$1,181	$398	$122	$—	$2,416	$(1,191)	$1,326	$2,551
Costs attributed to revenues	(182)	(666)	(187)	(54)	—	(1,089)	624	(645)	(1,110)
General and administrative costs	—	—	—	—	(173)	(173)	—	—	(173)
Adjusted EBITDA	533	515	211	68	(173)	1,154	(567)	681
Other income (expense)	(9)	(4)	11	(2)	35	31	8	(26)	13
Interest expense	(86)	(118)	(69)	(9)	(46)	(328)	132	(119)	(315)
FFO	438	393	153	57	(184)	857	(427)	536
Depreciation and amortization	(147)	(233)	(104)	(55)	—	(539)	273	(275)	(541)
Deferred taxes	(33)	10	(1)	8	2	(14)	(1)	(16)	(31)
Mark-to-market on hedging items and other	(33)	(67)	(26)	(3)	(121)	(250)	72	33	(145)
Share of earnings from associates	—	—	—	—	—	—	83	—	83
Net income attributable to non-controlling interest and preferred unitholders	—	—	—	—	—	—	—	(278)	(278)
Net income (loss) attributable to partnership(3)	$225	$103	$22	$7	$(303)	$54	$—	$—	$54

1.	During the second quarter of 2018, our Communications Infrastructure segment was renamed to Data Infrastructure. There was no concurrent change in the operations which comprise the segment.

2.
The above table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance. Each segment is presented on a proportionate basis, taking into account Brookfield Infrastructure’s ownership in operations accounted for using the consolidation and equity methods under IFRS. The above table reconciles Brookfield Infrastructure’s proportionate results to our partnership’s Consolidated Statements of Operating Results on a line by line basis by aggregating the components comprising the earnings from our partnership’s investments in associates and reflecting the portion of each line item attributable to non-controlling interests.

3.	Includes net income (loss) attributable to non-controlling interests - Redeemable Partnership Units held by Brookfield, general partners and limited partners.

Q3 2018 INTERIM REPORT 73

The following tables provide each segment’s assets in the format that management organizes its segments to make operating decisions and assess performance. Each segment is presented on a proportionate basis, taking into account our ownership in operations using consolidation and the equity method whereby we either control or exercise significant influence over the investment respectively. These tables reconcile our proportionate assets to total assets presented on our Consolidated Statements of Financial Position by removing net liabilities contained within investments in associates, reflecting the assets attributable to non-controlling interests, and adjusting for working capital assets which are netted against working capital liabilities.

	Total Attributable to Brookfield Infrastructure
AS OF SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	Working capital adjustment and other	As per IFRS financials
Total assets	$4,729	$6,336	$3,118	$1,064	$(767)	$14,480	$(2,390)	$12,365	$4,877	$29,332

	Total Attributable to Brookfield Infrastructure
AS OF DECEMBER 31, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total	Contribution from investments in associates	Attributable to non- controlling interest	Working capital adjustment and other	As per IFRS financials
Total assets	$6,542	$6,990	$3,134	$1,049	$(1,083)	$16,632	$(3,134)	$11,668	$4,311	$29,477
Discussion of Segment Reconciling Items
The following tables detail and provide discussion, where applicable, of material changes between reporting periods for each operating segment, the reconciliation of contributions from investments in associates and attribution of non-controlling interest in the determination of Adjusted EBITDA, FFO and net income attributable to our partnership in order to facilitate the understanding of the nature of and changes to reconciling items.

FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total
Adjustments to items comprising Adjusted EBITDA(1)
Contributions from investments in associates	$(5)	$(82)	$(52)	$(20)	$—	$(159)
Attribution to non-controlling interest	245	28	24	—	—	297
Adjusted EBITDA	240	(54)	(28)	(20)	—	138
Adjustments to items comprising FFO(2)
Contributions from investments in associates	2	19	12	1	—	34
Attribution to non-controlling interest	(69)	(17)	(6)	—	—	(92)
FFO	173	(52)	(22)	(19)	—	80
Adjustments to items comprising net income attributable to partnership(3)
Contributions from investment in associates	3	63	40	19	—	125
Attribution to non-controlling interest	(176)	(11)	(18)	—	—	(205)
Net income attributable to partnership	$—	$—	$—	$—	$—	$—

74 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total
Adjustments to items comprising Adjusted EBITDA(1)
Contributions from investment in associates	$(28)	$(94)	$(45)	$(23)	$—	$(190)
Attribution to non-controlling interest	232	39	23	—	(1)	293
Adjusted EBITDA	204	(55)	(22)	(23)	(1)	103
Adjustments to items comprising FFO(2)
Contributions from investments in associates	8	16	13	2	1	40
Attribution to non-controlling interest	(27)	(9)	(13)	—	(6)	(55)
FFO	185	(48)	(22)	(21)	(6)	88
Adjustments to items comprising net income attributable to partnership(3)
Contributions from investment in associates	20	78	32	21	(1)	150
Attribution to non-controlling interest	(205)	(30)	(10)	—	7	(238)
Net income attributable to partnership	$—	$—	$—	$—	$—	$—

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2018 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total
Adjustments to items comprising Adjusted EBITDA(1)
Contributions from investment in associates	$(43)	$(255)	$(156)	$(65)	$—	$(519)
Attribution to non-controlling interest	721	108	84	—	—	913
Adjusted EBITDA	678	(147)	(72)	(65)	—	394
Adjustments to items comprising FFO(2)
Contributions from investments in associates	10	58	35	7	—	110
Attribution to non-controlling interest	(157)	(54)	(28)	1	—	(238)
FFO	531	(143)	(65)	(57)	—	266
Adjustments to items comprising net income attributable to partnership(3)
Contributions from investment in associates	33	197	121	58	—	409
Attribution to non-controlling interest	(564)	(54)	(56)	(1)	—	(675)
Net income attributable to partnership	$—	$—	$—	$—	$—	$—

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2017 US$ MILLIONS	Utilities	Transport	Energy	Data Infrastructure	Corporate	Total
Adjustments to items comprising Adjusted EBITDA(1)
Contributions from investment in associates	$(91)	$(260)	$(146)	$(69)	$(1)	$(567)
Attribution to non-controlling interest	498	115	87	—	(19)	681
Adjusted EBITDA	407	(145)	(59)	(69)	(20)	114
Adjustments to items comprising FFO(2)
Contributions from investments in associates	27	50	54	9	—	140
Attribution to non-controlling interest	(71)	(30)	(30)	—	(14)	(145)
FFO	363	(125)	(35)	(60)	(34)	109
Adjustments to items comprising net income attributable to partnership(3)
Contributions from investment in associates	64	210	92	60	1	427
Attribution to non-controlling interest	(427)	(85)	(57)	—	33	(536)
Net income attributable to partnership	$—	$—	$—	$—	$—	$—

1.	Revenues, costs attributed to revenues, general and administrative costs.

2.	Other income, interest expense and cash taxes.

3.	Depreciation and amortization, deferred taxes, fair value adjustments, other expenses, share of earnings from associates, net income attributable to non-controlling interest.

Q3 2018 INTERIM REPORT 75

Contributions from investments in associates and joint ventures decreased compared to prior year predominantly due to the sale of our Chilean electricity transmission business and the impact of foreign exchange. These decreases were partially offset by additional income from organic growth initiatives, especially within our North American natural gas transmission operation.
Attribution to non-controlling interest decreased compared to the prior year primarily due to the impact of foreign exchange, partially offset by acquisitions completed over the past 12 months.
Critical Accounting Policies and Estimates
The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
Critical judgments made by management and utilized in the normal course of preparing Brookfield Infrastructure’s consolidated financial statements are outlined below.
Financial instruments
Critical judgments associated with our partnership’s financial instruments pertain to the assessment of the effectiveness of hedging relationships. Brookfield Infrastructure performs hedge effectiveness testing on an ongoing basis with a forward-looking evaluation of whether or not the hedging relationships are expected to meet all of the hedge effectiveness requirements. Conversely, our partnership performs a retrospective hedge effectiveness test evaluating whether the hedging relationship has met all of the hedge effectiveness requirements since the date of designation. Estimates and assumptions used in determining the fair value of financial instruments are equity and commodity prices; future interest rates; the credit worthiness of the company relative to its counterparties; the credit risk of the company’s counterparties relative to the company; estimated future cash flows; and discount rates.
Revaluation of property, plant and equipment
Property, plant and equipment is revalued on a regular basis. The critical estimates and assumptions underlying the valuation of property, plant and equipment are set out in Note 12, Property, Plant and Equipment in our December 31, 2017 audited consolidated financial statements. Our partnership’s property, plant, and equipment are measured at fair value on a recurring basis with an effective date of revaluation for all asset classes as of December 31, 2017. Brookfield Infrastructure determined fair value under the income method with due consideration to significant inputs such as the discount rate, terminal value multiple and overall investment horizon.
Impairment of goodwill, intangibles with indefinite lives and investment in associates and joint ventures
Our partnership assesses the impairment of goodwill and intangible assets with indefinite lives by reviewing the value-in-use or fair value less costs of disposal of the cash-generating units to which goodwill or the intangible asset has been allocated. Brookfield Infrastructure uses the following critical assumptions and estimates: the circumstances that gave rise to the goodwill, timing and amount of future cash flows expected from the cash-generating unit; discount rates; terminal capitalization rates; terminal valuation dates; useful lives and residual values.
The impairment assessment of investments in associates and joint ventures requires estimation of the recoverable amount of the asset.
Other estimates utilized in the preparation of our partnership’s financial statements are: depreciation and amortization rates and useful lives; recoverable amount of goodwill and intangible assets; ability to utilize tax losses and other tax measurements.

76 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Recently adopted accounting standards
Brookfield Infrastructure applied, for the first time, certain new standards applicable to our partnership that became effective January 1, 2018. The impact of adopting these new standards on our partnership’s accounting policies are as follows:
IFRS 15 Revenue from Contracts with Customers (“IFRS 15”)
IFRS 15 specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. This standard also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. IFRS 15 supersedes IAS 18, Revenue, IAS 11, Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. Our partnership adopted the standard on January 1, 2018, on a modified retrospective basis. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Apart from additional disclosure requirements, the adoption did not have a significant impact on the partnership’s condensed and consolidated financial statements and therefore has not been included in the “Cumulative effect of changes” section below.
Utilities
Revenue from utilities infrastructure is derived from the transmission of energy and natural gas, the distribution of energy and from Brookfield Infrastructure’s Australian regulated terminal operation. Distribution and transmission revenue each contain a single performance obligation that is recognized over time. The connection revenue relating to Brookfield Infrastructure’s regulated distribution operation contains a distinct performance obligation that is recognized over the period that the connection is constructed, based on an input method of progress recognition on the basis that this methodology is most reflective of the underlying transfer of control. Terminal infrastructure revenue contains both a capacity charge and a handling charge associated with operating the terminal. The terminal infrastructure service contracts contain a performance obligation recognized over time pertaining to capacity for the period the services are provided and for handling services based on tons of coal shipped through the terminal when service is provided. The payment terms for all of our businesses in the utilities segment require payment upon completion, except for connections income whereby payment is typically collected up-front prior to the completion of any services.
Transport
Revenue from transport infrastructure consists primarily of freight, toll road operations and transportation services revenue. These services consist of a single performance obligation and revenue is recognized over time when services are rendered, based primarily on usage or volume during the period. The payment terms for all of our businesses in the transport segment require payment upon completion of the underlying transportation service.
Energy
Revenue from energy infrastructure consists primarily of energy transmission and storage as well as district energy services. Energy transmission services revenue consists of a single performance obligation and is recognized over time as services are rendered, based primarily on usage or volume throughput. Performance obligations relating to district energy contracts are satisfied over time as the services are rendered. Gas storage revenues contain both a capacity charge and a variable charge, however the associated services are highly interdependent and represent a single performance obligation that is satisfied over time as the services are provided. The payment terms for all of our businesses in the energy segment require payment upon completion of the underlying service within a given period.
Data Infrastructure
Revenue from data infrastructure is derived from contracts with media broadcasting and telecom customers to access infrastructure. These contracts consist of performance obligations that are satisfied over time in accordance with the underlying agreements. The payment terms for our businesses in the data infrastructure segment require upfront and recurring payments to lease space on towers to host the customers’ equipment. The differing payment terms do not constitute separate performance obligations as revenue is recognized over time for the period the services are provided.

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IFRS 9 Financial Instruments (“IFRS 9”)
This standard establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows. The standard includes changes regarding the classification of certain financial instruments as discussed below. These changes have not had a material impact on our partnership’s consolidated financial statements. The standard also includes a new general hedge accounting standard which aligns hedge accounting more closely with an entity’s risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it allows more hedging strategies that are used for risk management purposes to qualify for hedge accounting and introduces more judgment to assess the effectiveness of a hedging relationship. Our partnership has adopted the standards as of January 1, 2018 retrospectively with no restatement of comparative periods. Certain hedge accounting relationships relating to aggregated foreign currency exposures now qualify for hedge accounting under this new standard. Consequently, the partnership has applied hedge accounting to these relationships prospectively commencing on January 1, 2018. In addition, our partnership has elected certain gas storage contracts to be measured at fair value through profit or loss. A cumulative catch-up adjustment has been recorded through equity upon initial adoption as described in the cumulative effect of changes section.
Financial Instrument Classification
Our partnership classifies cash and cash equivalents and accounts receivable and other as amortized cost. Additionally, our partnership maintains a portfolio of marketable securities comprised of liquid equity and debt securities. The marketable securities are classified either as fair value through other comprehensive income (“FVTOCI”) or fair value through profit or loss (“FVTPL”). Derivative assets are classified as FVTPL, except for derivatives in certain hedging relationships. Other financial assets are classified as either amortized cost or FVTOCI.
Financial assets classified as FVTPL or FVTOCI are subsequently measured at fair value at each reporting date. For financial assets classified as FVTPL, the change in fair value is recorded through profit or loss. For financial assets classified as FVTOCI, the change in fair value is recorded in other comprehensive income. The cumulative gains or losses related to FVTOCI equity instruments are not reclassified to profit or loss on disposal, whereas the cumulative gains or losses on all other FVTOCI assets are reclassified to profit or loss on disposal. For financial instruments at amortized cost or debt instruments at FVTOCI, the partnership assesses if there have been significant increases in credit risk since initial recognition to determine whether lifetime or 12-month expected credit losses should be recognized. Any related loss allowances are recorded through profit or loss.
Borrowings, accounts payable and other, and preferred shares are classified as amortized cost, except for derivatives embedded in related financial instruments. Embedded derivatives and any other derivative liabilities are classified as FVTPL and are subsequently measured at fair value, except for derivatives in certain hedging relationships. Other financial liabilities are classified as either FVTPL or amortized cost.
Financial instruments classified as amortized cost upon adoption of IFRS 9 were previously classified as loans and receivables. Financial assets classified as FVTOCI and certain marketable securities classified as FVTPL were previously classified as available-for-sale securities. The changes in classification had no impact on the carrying values and there were no changes to the classification of the remainder of financial assets classified as FVTPL.
Hedge Accounting
Brookfield Infrastructure selectively utilizes derivative financial instruments primarily to manage financial risks, including interest rate and foreign exchange risks. Derivative financial instruments are recorded at fair value. Hedge accounting is applied when the derivative is designated as a hedge of a specific exposure and that the hedging relationship meets all of the hedge effectiveness requirements. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as a hedge or the hedging relationship is terminated. Once discontinued, the cumulative change in fair value of a derivative that was previously recorded in other comprehensive income by the application of hedge accounting is recognized in profit or loss over the remaining term of the original hedging relationship as amounts related to the hedged item are recognized in profit or loss. The assets or liabilities relating to unrealized mark-to-market gains and losses on derivative financial instruments are recorded in financial assets and financial liabilities, respectively.
Realized and unrealized gains and losses on foreign exchange contracts, designated as hedges of currency risks relating to a net investment in a subsidiary with a functional currency other than the U.S. dollar are included in equity and are included in net income in the period in which the subsidiary is disposed of or to the extent partially disposed and control is not retained. Derivative financial instruments that are designated as hedges to offset corresponding changes in the fair value of assets and liabilities and cash flows are measured at estimated fair value with changes in fair value recorded in profit or loss or as a component of equity as applicable.
Unrealized gains and losses on interest rate contracts designated as hedges of future variable interest payments are included in equity as a cash flow hedge when the interest rate risk relates to an anticipated variable interest payment. The periodic exchanges of payments on interest rate swap contracts designated as hedges of debt are recorded on an accrual basis as an adjustment to interest expense.

78 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

IFRIC 22 Foreign Currency Transactions (“IFRIC 22”)
In December 2016, the IASB issued IFRIC 22, effective for annual periods beginning on or after January 1, 2018. The interpretation clarifies that the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income (or part of it) is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of advance consideration. The partnership has adopted the standard as of January 1, 2018 prospectively. The adoption did not have a significant impact on the partnership’s condensed and consolidated financial statements.
Cumulative effect of changes
The changes made to our January 1, 2018 condensed and consolidated statement of financial position for the adoption of IFRS 9 was driven by our North American gas storage business, which elected to account for certain physical commodity contracts as financial instruments under IFRS 9. This election resulted in the recognition of the fair values of the contracts as financial assets or financial liabilities and the cumulative mark-to-market gains directly in partnership capital. The impacts of this election were increases of $25 million, $9 million and $16 million in total assets, total liabilities and total partnership capital, respectively.
The adoption of all other accounting standards did not have an impact to our January 1, 2018 assets, liabilities or partnership capital.
Standards issued but not yet adopted
IFRS 16 Leases (“IFRS 16”)
In January 2016, the IASB published a new standard, IFRS 16. The new standard brings most leases on balance sheet, eliminating the distinction between operating and finance leases. Lessor accounting, however, remains largely unchanged and the distinction between operating and finance leases is retained. IFRS 16 supersedes IAS 17, Leases and related interpretations and is effective for periods beginning on or after January 1, 2019.
Our partnership is adopting the standard using a modified retrospective approach, whereby any transitional impact is recorded in equity as at January 1, 2019, and comparative periods are not restated. We will complete the transition using the current definition of a lease and expect to apply certain transition reliefs, practical expedients and policy choice options on adoption of the new standard.
After leading strategic planning sessions with its subsidiaries and associates, our partnership implemented an adoption project plan. Using the population of existing contractual arrangements, we have substantially completed the identification of leases that are required to be capitalized under the new standard. Our partnership is currently quantifying the present value of the identified lease contracts to determine the impact on the opening equity balance and is assessing the expected impact to other financial statement line items once the standard has been adopted. We are progressing as planned in our adoption project plan.
Next steps include assessing the impact to IT system requirements and internal controls, reviewing additional disclosures required by the new standard, and completing the analysis on the transitional adjustment. Our partnership continues to evaluate the overall impact of IFRS on its consolidated financial statements.
Interpretations and amendments issued but not yet adopted
IFRIC 23 Uncertainty over Income Tax Treatments (“IFRIC 23”)
In June 2017, the IASB published IFRIC 23, effective for annual periods beginning on or after January 1, 2019. The interpretation requires an entity to assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings and to exercise judgment in determining whether each tax treatment should be considered independently or whether some tax treatments should be considered together. The decision should be based on which approach provides better predictions of the resolution of the uncertainty. An entity also has to consider whether it is probable that the relevant authority will accept each tax treatment, or group of tax treatments, assuming that the taxation authority with the right to examine any amounts reported to it will examine those amounts and will have full knowledge of all relevant information when doing so. The interpretation may be applied on either a fully retrospective basis or a modified retrospective basis without restatement of comparative information. Brookfield Infrastructure is currently evaluating the impact of IFRIC 23 on its consolidated financial statements.
IFRS 3 Business Combinations (“IFRS 3”)
In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020. The amendment clarifies the definition of a business and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets. The amendment emphasizes that the output of a business is to provide goods and services to customers and also provides supplementary guidance. Our partnership will adopt the standard prospectively and is currently evaluating the impact of this amendment on its consolidated financial statements.

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CONTROLS AND PROCEDURES
No changes were made in our internal control over financial reporting during the three-month period ended September 30, 2018, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Excluded from our evaluation were internal controls over financial reporting at Gas Natural, S.A. ESP, and Simhapuri Expressway Ltd for which control was acquired on June 1, 2018 and September 7, 2018, respectively. The financial statements of these entities constitute 7% of total assets, 9% of partnership capital, 10% of revenue and 4% of net income of the consolidated financial statements of our partnership as of and for the nine-month period ended September 30, 2018.

80 BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Management’s Discussion and Analysis contains forward-looking information and forward-looking statements within the meaning of applicable securities laws. We may make such statements in this report, in other filings with Canadian regulators or the SEC and in other public communications. The words “tend”, “seek”, “target”, “foresee”, “believe,” “expect,” “could”, “aim to,” “intend,” “objective”, “outlook”, “endeavour”, “estimate”, “likely”, “continue”, “plan”, derivatives thereof and other expressions of similar import, or the negative variations thereof, and similar expressions of future or conditional verbs such as “will”, “may”, “should,” which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters, identify forward-looking statements. Forward-looking statements in this Management’s Discussion and Analysis include among others, statements with respect to our assets tending to appreciate in value over time, growth in our assets and operations, increases in FFO per unit and resulting capital appreciation, returns on capital and on equity, increasing demand for commodities and global movement of goods, expected capital expenditures, the impact of planned capital projects by customers of our businesses as on the performance and growth of those businesses, the extent of our corporate, general and administrative expenses, our ability to close acquisitions (including acquisitions referred to in this Management’s Discussion and Analysis and other planned transactions), our capacity to take advantage of opportunities in the marketplace, the future prospects of the assets that we operate or will operate, partnering with institutional investors, ability to identify, acquire and integrate new acquisition opportunities, long-term target return on our assets, sustainability of distribution levels, distribution growth and payout ratios, operating results and margins for our business and each operation, future prospects for the markets for our products, our plans for growth through internal growth and capital investments, ability to achieve stated objectives, ability to drive operating efficiencies, return on capital expectations for the business, contract prices and regulated rates for our operations, our expected future maintenance and capital expenditures, ability to deploy capital in accretive investments, impact on the business resulting from our view of future economic conditions, our ability to maintain sufficient financial liquidity, our ability to draw down funds under our bank credit facilities, our ability to secure financing through the issuance of equity or debt, expansions of existing operations, likely sources of future opportunities in the markets in which we operate, financing plans for our operating companies, foreign currency management activities and other statements with respect to our beliefs, outlooks, plans, expectations and intentions. Although we believe that the partnership’s anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the partnership to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.
Factors that could cause actual results to differ materially from those contemplated or implied by the forward-looking statements contained herein include general economic conditions in the jurisdictions in which we operate and elsewhere which may impact the markets for our products or services, the ability to achieve growth within Brookfield Infrastructure’s businesses, our ability to achieve the milestones necessary to deliver the targeted returns to our unitholders, which is uncertain, some of which depends on access to capital and continuing favourable commodity prices, the impact of market conditions on our businesses, the fact that success of Brookfield Infrastructure is dependent on market demand for an infrastructure company, which is unknown, the availability of equity and debt financing for Brookfield Infrastructure, the ability to effectively complete new acquisitions in the competitive infrastructure space (including the potential acquisitions referred to in this letter to unitholders, some of which remain subject to the satisfaction of conditions precedent, and the inability to reach final agreement with counterparties to transactions referred to herein as being currently pursued, given that there can be no assurance that any such transaction will be agreed to or completed) and to integrate acquisitions into existing operations, changes in technology which have the potential to disrupt the businesses and industries in which we invest, the market conditions of key commodities, the price, supply or demand for which can have a significant impact upon the financial and operating performance of our business, regulatory decisions affecting our regulated businesses, our ability to secure favourable contracts, weather events affecting our business, traffic volumes on our toll road businesses and other risks and factors described in the documents filed by us with the securities regulators in Canada and the United States, including under “Risk Factors” in our most recent Annual Report on Form 20-F and other risks and factors that are described therein.
We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to Brookfield Infrastructure, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, the partnership undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

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